UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

GLAUKOS CORPORATION
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GLAUKOS

TRANSFORMING VISION

2024 PROXY STATEMENT

OUR MISSION

Our mission at Glaukos is to truly transform vision by pioneering novel, dropless platforms that can meaningfully advance the standard of care and improve outcomes for patients suffering from sight-threatening chronic eye diseases.

Innovation is at the core of everything we do. Our mantra “We’ll Go First” embodies our commitment and determination to take chances, push the limits of science, and disrupt the legacy treatment paradigms in glaucoma, corneal disorders, and retinal diseases through our pursuit of game-changing technologies.

Our strong business foundation and talented teams around the globe give us confidence in our continued ability to execute our long-term strategy and advance our mission for the benefit of patients worldwide.

2023 Net Sales	Cash and Equivalents (as of 12/31/2023)
$315M	$301M

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors is soliciting your proxy for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 30, 2024, at 9:00 a.m. Pacific Time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. This Proxy Statement and our 2023 Annual Report for the year ended December 31, 2023 (the “2023 Annual Report”) are first being made available to stockholders on or about April 16, 2024.

Thursday, May 30, 2024 9AM(PT)

Items of business

Admission	1

Elect the three Class III director nominees named in the accompanying Proxy Statement to serve as directors until the Company’s 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified;

Via live audio webcast,
please visit:

www.virtualshareholdermeeting.

com/GKOS2024

See “Virtual Annual Meeting—How do I attend the Virtual Annual Meeting?” to learn more about attending the Annual Meeting

	2	Approve the Glaukos Corporation Amended and Restated 2015 Omnibus Incentive Compensation Plan;

	3	Approve, on an advisory basis, the frequency of future advisory votes on compensation of the Company’s named executive officers;
	4	Approve, on an advisory basis, the compensation of the Company’s named executive officers;
	5	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
	6	Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Who may vote

Stockholders of record

at the close of business on

April 5, 2024

Use the control number on your Notice of Internet Availability of Proxy Materials, or on your proxy card or voting instruction form that accompanied your proxy materials prior to 11:59 p.m., Eastern Time, on May 29, 2024.

Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.

com/GKOS2024.

Your vote is important to us.
Whether or not you plan to attend the Annual Meeting online, we urge you to submit your proxy or voting instructions now via the Internet, telephone, or mail to instruct how your shares are to be voted at the meeting. See “Questions and Answers About the Proxy Materials and Annual Meeting—How do I vote and what are the voting deadlines?” in the Company’s proxy statement for further instructions. We appreciate your continued support.

		BY INTERNET www.proxyvote.com	BY TELEPHONE 1-800-690-6903	BY MAIL Mail your signed proxy card

By Order of the Board of Directors, Thomas W. Burns Chairman & Chief Executive Officer Glaukos Corporation One Glaukos Way Aliso Viejo, CA 92656 April 16, 2024

Glaukos Corporation  |  2024 Proxy Statement  |  i

Notice of Annual Meeting of Stockholders
i	Important Notice Regarding Internet Availability of Proxy Materials
i	Meeting Information
4	Proxy Summary
8	Proposal 1 — Election of Directors
17	Director Compensation
20	Corporate Governance
32	Executive Officers of the Company
33	Proposal 2 — Approval of the Glaukos Corporation Amended and Restated 2015 Incentive Compensation Plan
42	Proposal 3 — Advisory Approval Of The Frequency Of Future Advisory Votes On Named Executive Officer Compensation
43	Proposal 4 — Advisory Approval Of Named Executive Officer Compensation
44	Executive Compensation
	44	Compensation Discussion and Analysis
	62	Compensation Committee Report
	63	Summary Compensation Table for Fiscal Years 2023, 2022 and 2021
	64	2023 Grants of Plan-Based Awards
	65	Outstanding Equity Awards
	67	Option Exercises and Stock Vested in Fiscal 2023
	67	Nonqualified Deferred Compensation Plans
	68	Potential Payments Upon Termination or Change in Control
	69	Employee Benefit and Stock Plans
72	Compensation Committee Interlocks and Insider Participation
73	CEO Pay Ratio
74	Pay vs. Performance
77	Equity Compensation Plan Information
78	Security Ownership of Certain Beneficial Owners and Management
80	Report of the Audit Committee
81	Proposal 5 — Ratification of Independent Registered Public Accounting Firm
83	Transactions with Related Persons
84	Delinquent Section 16(a) Reports
85	Proposals of Stockholders and Director Nominations for 2025 Annual Meeting
86	Other Matters
87	Annual Report to Stockholders
88	Virtual Annual Meeting
89	Questions and Answers About the Proxy Materials and Annual Meeting
A-1	Appendix A – Glaukos Corporation Amended and Restated 2015 Omnibus Incentive Compensation Plan

2  |  2024 Proxy Statement  |  Glaukos Corporation

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of federal securities laws. All statements other than statements of historical facts included in this Proxy Statement that address activities, events, goals or developments that we expect, believe or anticipate will or may occur in the future, or that relate to our intentions or objectives for the future, are forward-looking statements. These statements are based on management’s current expectations, assumptions, estimates and beliefs. Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this Proxy Statement. These potential risks and uncertainties that could cause actual results to differ materially from those described in forward-looking statements include, without limitation, uncertainties regarding the impact of the COVID-19 pandemic or other future public health crises on our business; the impact of general macroeconomic conditions including foreign currency fluctuations; the reduced physician fee and ASC facility fee reimbursement rate finalized by CMS for 2022 and 2023 for procedures utilizing our iStent family of products and its impact on our U.S. combo-cataract glaucoma revenue; our ability to continue to generate sales of our commercialized products and develop and commercialize additional products; our dependence on a limited number of third-party suppliers, some of which are single-source, for components of our products; the occurrence of a crippling accident, natural disaster, or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; securing or maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent, the iStent inject W, iAccess, iPRIME, iStent infinite, the iDose TR, our corneal cross-linking products or other products in development; our ability to properly train, and gain acceptance and trust from ophthalmic surgeons in the use of our products; our ability to compete effectively in the medical device industry, and against current and future technologies (including MIGS technologies); our compliance with federal, state and foreign laws and regulations for the approval and sale and marketing of our products and of our manufacturing processes; the lengthy and expensive clinical trial process and the uncertainty of timing and outcomes from any particular clinical trial or regulatory approval processes; the risk of recalls or serious safety issues with our products and the uncertainty of patient outcomes; our ability to protect, and the expense and time-consuming nature of protecting our intellectual property against third parties and competitors and the impact of any claims against us for infringement or misappropriation of third party intellectual property rights and any related litigation; our ability to achieve our environmental, social and governance goals; and our ability to service our indebtedness. These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission on February 23, 2024. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov. In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com. All forward-looking statements in this Proxy Statement are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on the forward-looking statements in this Proxy Statement, which speak only as of the date of this Proxy Statement. We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

WEBSITE REFERENCES

References to our website through this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of, and shall not be deemed incorporated by reference into, this Proxy Statement.

Glaukos Corporation  |  2024 Proxy Statement   |  3

PROXY SUMMARY

PROXY SUMMARY

Who We Are

Founded in 1998, Glaukos Corporation is an ophthalmic pharmaceutical and medical technology company focused on developing and commercializing novel therapies for the treatment of glaucoma, corneal disorders, and retinal diseases.

Our mission at Glaukos is to truly transform vision by pioneering novel, dropless therapies that can meaningfully advance the standard of care and improve the lives of patients suffering from chronic, sight-threatening diseases.

Innovation is at the core of everything we do, and we are resolute in our commitment to challenge conventional thinking with new treatment alternatives that are supported by real science, robust clinical evidence, and an unrelenting focus on patients.

Our constant pursuit of game-changing technologies that disrupt legacy treatment paradigms is encapsulated in the Glaukos mantra “We’ll Go First,”  which articulates our willingness to take chances, our determination to forge new ground, and our commitment to continuous improvement in all that we do.

Voting Matters

This summary highlights information contained within this Proxy Statement. You should read the entire Proxy Statement carefully and consider all information before voting. Page references are supplied to help you find further information in this Proxy Statement.

Proposals		Board Recommendation
1	Election of Directors	FOR ALL director nominees
2	Approval of the Glaukos Corporation Amended and Restated 2015 Omnibus Incentive Compensation Plan	FOR
3	Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Compensation of the Company’s Named Executive Officers	ONE YEAR
4	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers	FOR
5	Ratification of Independent Registered Public Accounting Firm	FOR

4  |  2024 Proxy Statement  |  Glaukos Corporation

PROXY SUMMARY

BOARD OF DIRECTORS

				Other Current Public Company Boards		Committee Membership
Name and Current Occupation	Age	Director Since	Term Expires		Independent	Audit	Compensation, Nominating and Governance
Thomas W. Burns Chairman & Chief Executive Officer Glaukos Corporation	63	2002	2024	1
Mark J. Foley Lead Independent Director Chief Executive Officer Revance Therapeutics, Inc.	58	2014	2025	1			(Chair)
David F. Hoffmeister Former Senior Vice President and Chief Financial Officer Life Technologies Corporation	69	2014	2025	3		(Chair)
Gilbert K. Kliman, MD Managing Partner InterWest Partners	65	2007	2025	0
Marc A. Stapley Chief Executive Officer Veracyte Inc.	54	2014	2024	1
Denice M. Torres Chief Executive Officer The Ignited Company	64	2021	2026	2
Aimee S. Weisner Former Corporate Vice President and General Counsel Edwards Lifesciences Corporation	55	2014	2026	2
Leana S. Wen, MD Emergency Physician and Adjunct Associate Professor, George Washington University	41	2021	2024	1

   Committee Member

Glaukos Corporation  |  2024 Proxy Statement   |  5

PROXY SUMMARY

SUSTAINABILITY ACHIEVEMENTS

FDA approval of iDose TR, a revolutionary glaucoma therapy representing 15+ years of intense research and development from ideation to commercialization

GHG

Established a second product distribution site, resulting in reduced shipping costs and elimination of 6.4 million air miles

This contributed to reduced emissions associated with those flights amounting to a total CO_2 GHG emission estimated at 1,286 tons

Launched employee student loan reimbursement program

GLAUKOS WORLD CAFE
Coffee n' Chats

Launched Glaukos World Café, a DEI-related learning session focused on exploring and discussing relevant topics

Launched *iDose Your Dose* philanthropic initiative. For every iDose sold, Glaukos will make available another iDose at no cost to qualifying charities

iDose YourDose
For a brighter world

GPS
Glaukos Patient Services

Expanded GPS, enrolling nearly 3,000 keratoconus patients and supporting them on their journey to corneal cross-linking treatment

Provided approximately $10.5 million in product donations to underserved regions around the world

$500M

Invested in R&D since 2018 to advance innovations, representing 30%+ of revenues)

ISO

Certification obtained for Burlington site, signifying our commitment to environmental management system standards

ZERO

Product recalls

>16K

Employee learning activities offered

>6K

Hours of employee learning and development

CORPORATE GOVERNANCE STRENGTHS

Independence	● 7 of 8 directors are independent ● Independent Lead Director ● Regular executive sessions of independent directors ● Fully independent Board Committees
Evaluation and Effectiveness	● Annual Board, Committee and individual self-evaluations and peer review
Refreshment and Diversity	● 38% of directors are women and 25% self-identify as members of an underrepresented community ● Average age of directors is 59 ● Two new directors added in 2021
Active Board Oversight and Engagement
●
Robust oversight of risks related to the Company’s business, including compliance, cybersecurity and ESG risks
●
Directors attended an average of 99% of Board and Committee meetings in 2023; Chair and Lead Independent Director attended 100% of Board and Committee meetings
●
Overboarding guidelines limit directors’ service on the boards of other public companies to three, or, for directors who are executive officers of public companies, one additional public company board, without Board approval

Robust Stockholder Engagement Process	● Proactive semiannual engagement with stockholders ● Incorporation of stockholder feedback into our strategies and programs, including executive compensation

6  |  2024 Proxy Statement  |  Glaukos Corporation

PROXY SUMMARY

EXECUTIVE COMPENSATION HIGHLIGHTS

CEO Compensation	Other NEOs

Compensation Best Practices

What We Do	What We Don’t Do
Incorporate Stockholder Feedback into Compensation Program Design	Excise Tax Gross-Ups
Multiple Performance Metrics and Time Horizons for Long Term Incentive Compensation and Bonus Plan	Repricing or Buyouts of Stock Options
Cap Executive Bonus Program at 200% of target	Uncapped Incentives
50% of Executive Long-Term Incentive Compensation is Performance-Based (starting in 2024 for non-CEO NEOs)	Hedging, Derivatives, Pledging or Margin Accounts
Annual Independent Compensation Risk Review	Single-Trigger Cash Severance Payments upon a Change in Control
Double-Trigger Severance Payments upon a Change in Control	Employment Contracts
Share Ownership Guidelines (6x base salary for Chief Executive Officer)	Dividends or Dividend Equivalents on Unearned or Unvested Equity Awards
Clawback Policy
Independent Compensation Consultant
Limited Perquisites

Glaukos Corporation  |  2024 Proxy Statement   |  7

PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL 1 — ELECTION OF DIRECTORS

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR ALL” THE DIRECTOR NOMINEES.

Our Board of Directors (“Board” or “Board of Directors”) is currently comprised of eight directors. Under our Certificate of Incorporation, our Board of Directors is divided into three classes, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

●	the Class III directors are Thomas W. Burns, Leana S. Wen, M.D. and Marc A. Stapley, and their terms will expire at the Annual Meeting;
●	the Class I directors are Mark J. Foley, David F. Hoffmeister and Gilbert H. Kliman, M.D., and their terms will expire at the 2025 annual meeting of stockholders; and
●	the Class II directors are Denice M. Torres and Aimee S. Weisner, and their terms will expire at the 2026 annual meeting of stockholders.

Upon the recommendation of the Compensation, Nominating and Governance Committee (the “CNG Committee”), the Board of Directors has nominated Thomas W. Burns, Marc A. Stapley and Leana S. Wen, M.D. for election to our Board of Directors as Class III directors to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified. Mr. Burns, Mr. Stapley and Dr. Wen were each previously elected to the Board by our stockholders at our 2021 annual meeting of stockholders. Proxies may only be voted for the three Class III directors nominated for election at the Annual Meeting.

Each of the director nominees has consented to being named in this Proxy Statement and to serving as a director, if elected. We have no reason to believe any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxy holders will vote the proxies received by them for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Director Nominees

Following is the biographical information for each of our director nominees and continuing directors. The information below is provided as of April 16, 2024. We have also included a table reflecting the primary experience, qualifications, attributes and skills of each of our director nominees. The CNG Committee and the Board of Directors considered this information, among other characteristics, in their nomination of these individuals to serve as a member of our Board of Directors.

8  |  2024 Proxy Statement  |  Glaukos Corporation

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election as Class III Directors at the Annual Meeting

Thomas W. Burns	Age 63, Director Since 2002
BOARD COMMITTEES N/A

BACKGROUND

Chief Executive Officer and Board Member, Glaukos Corporation (2002 to current); Chairman of the Board (2021 to current)

Vice President, Global Strategy and General Manager, Refractive Surgery, Bausch & Lomb (1998 to 2000)

Senior Vice President and General Manager, Chiron Vision Corporation (1990 to 1997)

OTHER PUBLIC DIRECTORSHIPS

Pulmonx Corporation (Nasdaq:LUNG) (2020 to current) ,

Avedro, Inc. (acquired by Glaukos Corporation) (2018 to 2019)

EDUCATION

Bachelor of Arts, Yale University

Served as an entrepreneur in residence at Versant Ventures Management, LLC

QUALIFICATIONS FOR BOARD SERVICE

Mr. Burns has a proven record of building successful medical device and pharmaceutical businesses and creating successful new markets in ophthalmology. Mr. Burns possesses an extensive understanding of our business, operations and strategy, as well as significant industry experience and corporate management skills and experience, which qualifies him to serve as Chairman of our Board of Directors.

Marc A. Stapley	Age 54, Independent Director Since 2014
BOARD COMMITTEES Audit Compensation, Nominating and Governance

BACKGROUND

Chief Executive Officer, Veracyte, Inc. (2021 to current)

Chief Executive Officer, Helix (2019 to 2021)

Executive Vice President, Strategy and Corporate Development, Illumina, Inc. (2017 to 2019); Chief Administrative Officer (2015-2017); Senior Vice President and Chief Financial Officer (2012 to 2017)

Senior Vice President, Finance, Pfizer, Inc. (2009 to 2012)

Auditor, Coopers & Lybrand (1991 to 1995)

OTHER PUBLIC DIRECTORSHIPS Veracyte, Inc. (Nasdaq: VCYT) (2021 to current) OTHER PRIVATE DIRECTORSHIPS Helix Opco LLC (2015 to current) EDUCATION B.Sc (Honors), The University of Reading (England)

QUALIFICATIONS FOR BOARD SERVICE

Mr. Stapley has gained extensive experience in the areas of corporate strategy, corporate and business development, mergers and acquisitions, and global infrastructure. This experience, together with his extensive experience in senior finance positions with public companies, qualifies Mr. Stapley to serve on our Board of Directors.

Glaukos Corporation  |  2024 Proxy Statement  |  9

PROPOSAL 1 — ELECTION OF DIRECTORS

Leana S. Wen, MD	Age 41, Independent Director Since 2021
BOARD COMMITTEES Audit

BACKGROUND

Adjunct Associate Professor, George Washington University (2019 to current)

Contributing Columnist, The Washington Post (2020 to current)

Medical Analyst and Health Contributor, CNN (2020 to current)

President, Planned Parenthood (2018 to 2019)

Health Commissioner, City of Baltimore (2015 to 2018)

Director, Patient-Centered Care Research, Department of Emergency Medicine, George Washington University (2013 to 2015)

Board-certified Emergency Room Physician

OTHER PUBLIC DIRECTORSHIPS

UroGen (NASDAQ: URGN) (2022 to current)

OTHER PRIVATE DIRECTORSHIPS

Bipartisan Policy Center (2020 to current)

Baltimore Community Foundation (2019 to current)

Chair, Advisory Board of the Behavioral Health Group (2020 to current)

EDUCATION

Bachelor of Science, California State University, Los Angeles

M.D., Washington University School of Medicine

M.Sc., University of Oxford (Rhodes Scholar)

OTHER ACCOMPLISHMENTS

Dr. Wen has been a member of more than ten nonprofit boards, including serving as the chair of Behavioral Health Systems Baltimore

Dr. Wen has been a global health fellow at the World Health Organization, a consultant with the China Medical Board, and a nonresident senior fellow at the Brookings Institution

QUALIFICATIONS FOR BOARD SERVICE

Dr. Wen’s experience as a practicing physician, combined with her extensive experience working in governmental sectors, with innovative health companies, and serving on nonprofit boards and foundations, make her a qualified member of our Board of Directors.

10  |  2024 Proxy Statement  |  Glaukos Corporation

PROPOSAL 1 — ELECTION OF DIRECTORS

All Other Continuing Directors

Mark J. Foley	Age 58, Independent Director Since 2014, Lead Independent Director Since 2021
BOARD COMMITTEES Compensation, Nominating and Governance (Chair) TERM EXPIRES: 2025

BACKGROUND

Chief Executive Officer, Revance Therapeutics, Inc. (2019 to current)

Chairman, President and Chief Executive Officer, ZELTIQ Aesthetics, Inc. (2012 to 2017); Executive Chairman (2009 to 2012)

Managing Director, RWI Ventures, Inc. (2004 to 2018)

Various Executive Positions for United States Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention Inc., Perclose, Inc., and Ventrica, Inc.

OTHER PUBLIC DIRECTORSHIPS

Revance Therapeutics, Inc. (Nasdaq:RVNC) (2017 to current)

SI-BONE, Inc. (Nasdaq:SIBN) (2019 to 2021)

ZELTIQ Aesthetics, Inc. (2009-2017)

EDUCATION

Bachelor of Arts, University of Notre Dame

QUALIFICATIONS FOR BOARD SERVICE

Mr. Foley has over 25 years of medical device operating, investment and chief executive officer experience. Mr. Foley’s previous medical device experience as a senior executive and his service on the boards of several medical device public companies qualifies him to serve on our Board of Directors.

David F. Hoffmeister	Age 69, Independent Director Since 2014
BOARD COMMITTEES Audit (Chair) TERM EXPIRES: 2025

BACKGROUND

Senior Vice President and Chief Financial Officer, Life Technologies Corporation (2008 to 2014)

Chief Financial Officer, Invitrogen Corporation (2004 to 2008)

Senior Partner, McKinsey & Company (1984-2004)

Leader, McKinsey & Company, North American Chemical Practice (1998-2004)

OTHER PUBLIC DIRECTORSHIPS

Celanese Corporation (NYSE:CE) (2006 to current)

ICU Medical, Inc. (Nasdaq:ICUI) (2017 to current)

StepStone Group, Inc. (Nasdaq:STEP) (2019 to current)

OTHER PRIVATE DIRECTORSHIPS

Kaiser Permanente (2014 to current)

EDUCATION

Bachelor of Science, University of Minnesota

M.B.A, University of Chicago

QUALIFICATIONS FOR BOARD SERVICE

Mr. Hoffmeister’s strong finance background, experience as a chief financial officer of a global biotechnology company, and public company board experience qualify him to serve on our Board of Directors. In addition, his experience in the healthcare and chemical industries, as well as his private equity, strategy and organization experience, contribute greatly to the knowledge base of our Board.

Glaukos Corporation  |  2024 Proxy Statement  |  11

PROPOSAL 1 — ELECTION OF DIRECTORS

Gilbert H. Kliman, M.D.	Age 65, Independent Director Since 2007
BOARD COMMITTEES Compensation, Nominating and Governance TERM EXPIRES: 2025

BACKGROUND

Partner, InterWest Partners (1996 to 2015); Managing Partner (2016 to current)

Investment Manager, Norwest Venture Partners (1995 to 1996)

Associate, TA Associates (1989 to 1992)

Dr. Kliman is a board-certified ophthalmologist and completed a retina research fellowship at Massachusetts Eye and Ear Infirmary and residency training at Wills Eye Hospital

OTHER PUBLIC DIRECTORSHIPS

STAAR Surgical Company (Nasdaq:STAA) (2020 to 2023)

Doximity, Inc. (NYSE:DOCS) (2011 to 2022)

Avedro, Inc. (Nasdaq: AVDR) (acquired by Glaukos Corporation) (2015-2019)

Epocrates, Inc. (Nasdaq: EPOC) (1999-2011)

IntraLase Corp. (Nasdaq: ILSE) (2000-2007)

EDUCATION

Bachelor of Arts, Harvard University

M.D., University of Pennsylvania

M.B.A., Stanford Graduate School of Business

QUALIFICATIONS FOR BOARD SERVICE

Dr. Kliman’s prior experience as a practicing ophthalmologist, as well as his significant experience in financial markets and prior experience on the boards of several U.S. public companies and various private healthcare companies, qualify him to serve on our Board of Directors.

12  |  2024 Proxy Statement  |  Glaukos Corporation

PROPOSAL 1 — ELECTION OF DIRECTORS

Denice M. Torres	Age: 64, Independent Director Since 2021
BOARD COMMITTEES Compensation, Nominating and Governance TERM EXPIRES: 2026

BACKGROUND

Chief Executive Officer, The Ignited Company (2017 to current)

Chief Strategy and Transformation Officer, Johnson & Johnson, Global Medical Device Business (2015 to 2017)

President, Johnson & Johnson McNeil Consumer Healthcare (2011 to 2015)

President, Johnson & Johnson Janssen Pharmaceuticals, Neuroscience (2009 to 2011)

Various Executive Positions, Eli Lilly and Company (1990 to 2004)

OTHER PUBLIC DIRECTORSHIPS

2seventybio (Nasdaq:TSVT) (2021 to current)

Karuna Therapeutics, Inc. (Nasdaq:KRTX) (2020 to 2024)

Surface Oncology (Nasdaq:SURF) (2021 to 2023)

Bluebird bio, Inc. (Nasdaq:BLUE) (2020-2021)

OTHER PRIVATE DIRECTORSHIPS

National Resilience (venture backed company) (2020 to current)

Thirty Madison (2022 to current)

EDUCATION

Bachelor of Science, Ball State University

J.D., Indiana University

M.B.A., University of Michigan

Ms. Torres is a member of the Michigan Bar Association.

Ms. Torres is the founder of The Mentoring Place, a nonprofit organization offering free executive mentoring to help women achieve their career goals.

QUALIFICATIONS FOR BOARD SERVICE

Ms. Torres has extensive experience running large businesses in the pharmaceutical, consumer health and medical device industries, including executive management of global commercialization, quality, strategy and marketing. In addition to her corporate experience, Ms. Torres is currently the CEO of a healthcare industry change management firm focused on leadership, DEI and culture. Her combined experiences and perspectives qualify her to serve on our Board of Directors.

Glaukos Corporation  |  2024 Proxy Statement  |  13

PROPOSAL 1 — ELECTION OF DIRECTORS

Aimee S. Weisner	Age 55, Independent Director Since 2014
BOARD COMMITTEES Audit TERM EXPIRES: 2026

BACKGROUND

Corporate Vice President and General Counsel, Edwards Lifesciences Corporation (2011 to 2019)

Legal Advisor to Public Pharmaceutical and Medical Device Companies (2009 to 2010)

Various position, including Executive Vice President, Administration and Secretary, Advanced Medical Optics, Inc. (2002 to 2009)

Various positions, including Vice President, Assistant General Counsel and Assistant Secretary, Allergan, Inc. (1998 to 2002)

OTHER PUBLIC DIRECTORSHIPS

Lensar, Inc. (Nasdaq:LNSR) (2021 to current)

STAAR Surgical Company (Nasdaq: STAA) (2022 to current)

Oyster Point Pharma, Inc. (Nasdaq:OYST) (2019 to Jan 2023)

EDUCATION

Bachelor of Arts, California State University, Fullerton

J.D., Loyola Law School, Los Angeles

QUALIFICATIONS FOR BOARD SERVICE

Ms. Weisner’s extensive in-house legal and compliance experience with different medical device companies, including an in-depth understanding of regulatory and reimbursement issues, intellectual property, corporate governance, risk management, corporate transactions, human resources, and internal audit, qualify her to serve on our Board of Directors.

14  |  2024 Proxy Statement  |  Glaukos Corporation

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Skill Matrix

Each of our directors’ specific skills and experiences are included in the table below and described more fully in their individual biographies. Even though a particular skill may not be indicated below, our directors often have some level of experience in each of the areas listed.

Business or Professional Experience/Skills/Attributes	BURNS	FOLEY	HOFFMEISTER	KLIMAN	STAPLEY	TORRES	WEISNER	WEN	# OF DIRECTORS	% OF DIRECTORS
Executive Leadership									8	100%
Governance and Compliance									8	100%
Other Public Company Board Service									8	100%
Accounting and Auditing									5	63%
Capital Management									5	63%
Sustainability									4	50%
Mergers and Acquisitions									6	75%
Regulatory & Risk Management									6	75%
Legal and Human Capital Management									6	75%
Public Health Policy									1	13%
International Commercialization									6	75%
Medical Technology									8	100%
Ophthalmology									3	38%
Pharmaceutical									7	88%
Cybersecurity									4	50%

Glaukos Corporation  |  2024 Proxy Statement  |  15

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Attributes

Independence 88% INDEPENDENT	Gender Diversity 38% WOMEN	Underrepresented Communities 25% MEMBERS OF UNDERREPRESENTED COMMUNITIES
Public Company Experience 100% PUBLIC COMPANY EXPERIENCE	Age 58.6 YEARS (average)	Tenure 10.6 YEARS (average)

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2023.

	Fees earned or	Stock
	paid in cash	awards	Total
Name(1)	($)(2)	($)(2)(3)	($)
Mark J. Foley	—	319,379	319,379
David F. Hoffmeister	3,125	259,000	262,125
Gilbert H. Kliman, M.D.	—	259,000	259,000
Marc A. Stapley	—	273,393	273,393
Denice M. Torres	—	259,000	259,000
Aimee S. Weisner	—	259,000	259,000
Leana S. Wen, M.D.	—	259,000	259,000

(1)	The compensation information for Thomas W. Burns, our chairman and chief executive officer, is set forth in the Summary Compensation Table with respect to our Named Executive Officers.
(2)	All of our directors elected to receive their 2023 annual retainer fees in the form of restricted stock units (“RSUs”) in lieu of cash pursuant to our director compensation policy. Mr. Hoffmeister, Dr. Kliman, Ms. Torres, Ms. Weisner and Dr. Wen each received a grant of 1,572 RSUs on January 3, 2023; Mr. Foley received a grant of 2,948 RSUs on January 3, 2023; and Mr. Stapley received a grant of 1,900 RSUs on January 3, 2023; each in lieu of their annual cash retainers for the year ended December 31, 2023. The grant date fair values of these elective RSU grants are included in the amounts reported in the column titled “Stock Awards” in the table above. In addition, Mr. Hoffmeister received a cash payment of $3,125 in connection with his appointment as chair of the Company's Audit Committee on June 1, 2023, to provide the proportional additional retainer fee for his service in that role for the remainder of the year.
(3)	The amounts shown represent the grant date fair values of stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to non-employee directors in 2023, see Note 9, Stock-Based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. As of December 31, 2023, each of our non-employee directors held the following restricted stock unit awards and unexercised stock options:

Non-Employee Director	Outstanding Stock Awards(4)	Outstanding Stock Options
Mark J. Foley	6,178	65,000
David F. Hoffmeister (4)	6,257	65,000
Gilbert H. Kliman, M.D. (4)	9,166	55,000
Marc A. Stapley (4)	8,696	55,000
Denice M. Torres (4)	5,831	—
Aimee S. Weisner (4)	13,983	55,000
Leana S. Wen, M.D. (4)	16,531	—

(4)	The outstanding stock awards reported in the table above include RSUs that have vested but whose delivery has been deferred pursuant to an election by the applicable director under the Company’s Director Compensation Program described below, including 1,455 RSUs with respect to Mr. Hoffmeister, 4,364 RSUs with respect to Mr. Kliman, 3,566 RSUs with respect to Mr. Stapley, 9,181 RSUs with respect to Ms. Weisner and 10,702 RSUs with respect to Dr. Wen.

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors. We do not pay cash or equity compensation to our employee directors other than in their capacity as employees.

In December 2017, our Board of Directors initially approved a non-employee director compensation program which was most recently updated in March 2024. The current terms of our director compensation program are described below.

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DIRECTOR COMPENSATION

Director Compensation Program

Cash Compensation

All non-employee directors are entitled to receive an annual $50,000 retainer for service as a Board member and an annual $10,000 retainer for each committee on which they serve as a member. In addition, non-employee directors are entitled to receive the following additional cash compensation for their services as Lead Independent Director of our Board or chairperson of our Board committees:

●	$40,000 per year for service as Lead Independent Director of the Board;
●	$12,500 per year for service as chairperson of the Audit Committee; and
●	$12,500 per year for service as chairperson of the CNG Committee.

All cash payments to non-employee directors are paid quarterly in arrears and pro-rated for directors who join or leave the board mid-year.

Equity Compensation

All non-employee directors are entitled to receive the following equity compensation for their services:

●	initial grant of RSUs with a grant date fair value of $300,000, which will vest in substantially equal annual installments on each of the first three annual anniversaries of the grant date, subject to the non-employee director’s continued service through each vesting date (and subject to acceleration if the non-employee director’s service terminates as a result of the director’s death or total and permanent disability); and
●	annual grant of (i) RSUs with a grant date fair value of $190,000 and (ii) stock options with a grant date fair value of $75,000 and an exercise price equal to the closing stock market price for the Company’s common stock on the date of grant, each of which will vest in one installment on the first anniversary of the grant date (or the date of the subsequent year’s annual meeting of stockholders, if earlier) (and subject to acceleration if the non-employee director’s service terminates as a result of the director’s death or total and permanent disability).

Annual grant amounts will be pro-rated for directors who join the Board mid-year. Stock options were added to the annual director grant to align with the compensation practices of industry peer companies, where non-employee directors receive a combination of RSUs and options.

On June 1, 2023, the Board of Directors made a grant of 3,230 RSUs under our 2015 Omnibus Incentive Compensation Plan to each of our then-serving independent directors. All of these RSUs will vest in full in the following year in accordance with our director compensation program terms.

The Board of Directors also has adopted an equity election for non-employee directors with respect to their annual retainer fees. Under this election program, non-employee directors have the right to elect to receive their annual retainers and any additional committee- or chairmanship-related annual retainers for a calendar year in the form of elective RSUs in lieu of cash, which RSUs would be granted on the first business day of the calendar year and valued as of that date.  To provide additional incentive for the non-employee directors to elect equity, there is a 15% premium component to the conversion from the dollar amount of the retainers to the number of RSUs granted.  Any elective RSUs will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service. All of our directors elected to receive RSUs in lieu of cash with respect to their 2023 annual retainers.

Stock Ownership Policy Applicable to Directors

Our directors are also subject to a Stock Ownership Policy that requires each of our non-employee directors to own shares of our common stock having a value equal to at least six times his or her annual retainer (excluding additional retainers for committee members and chairpersons). Shares subject to stock options and unvested performance-based RSUs (“PRSUs”) are not considered owned by the director for purposes of this Policy. This Policy went into effect on January 1, 2019, and each director is required to meet the minimum stock ownership requirement by the later of January 1, 2024, or five years after the date a person is appointed as a director of the Company. If a non-employee director has not satisfied the minimum stock ownership level, such director is required to retain 50% of the shares received as a result of the exercise, vesting or payment of any Company equity awards, after payment of any applicable exercise price or satisfaction of any applicable withholding tax obligations. The initial minimum stock ownership level of each director was determined on January 1, 2019, and was most recently re-determined as of January 1, 2024, based upon the average daily closing price of the Company’s common stock as reported by the NYSE for the 12-months ended December 31, 2023. The minimum stock ownership level will be re-determined every third anniversary of the last calculation, as well as upon a change in annual retainer. Each of our directors who was required to be in compliance with the Stock Ownership Policy as of January 1, 2024 is in compliance with the minimum stock ownership thresholds.

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DIRECTOR COMPENSATION

Policy on Pledging and Hedging of Company Shares

As further described in the section titled “Corporate Governance—Policy on Pledging and Hedging of Company Shares,” our Board of Directors has adopted anti-pledging and anti-hedging policies that prohibit members of the Board of Directors from pledging Glaukos securities or engaging in hedging transactions.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the CNG Committee, has adopted Corporate Governance Guidelines to assist the Board in the discharge of its duties and to set forth the Board of Directors’ current views with respect to selected corporate governance matters considered significant to our stockholders. Our Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, responsibilities of directors, including our Lead Independent Director, director compensation, director capacity, director orientation and continuing education, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available under “Corporate Governance” on our website at http://investors.glaukos.com.

Stockholder Engagement and Responsiveness

Since our initial public offering (“IPO”) in 2015, we have conducted annual outreach to our stockholders to build relationships, discuss our corporate governance structure and executive compensation policies, and receive valuable feedback on matters that are important to them.

64%	Stockholder Engagement

At our 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”), our stockholders approved, by a non-binding, advisory vote, the compensation of our named executive officers. This ballot item, known as a “say-on-pay” proposal, passed with 91% of the votes cast. Following the 2023 Annual Meeting, we engaged with our stockholders regarding our executive compensation policies, sustainability efforts, and corporate governance principles. We contacted holders of more than 70% of our outstanding stock (excluding officers and directors of the Company), and members of our management team spoke with, or received confirmation that no substantive engagement was required from, stockholders collectively owning approximately 64% of our outstanding stock (excluding officers and directors of the Company). These holders included all of our top 10 stockholders. Mr. Foley, chair of the CNG Committee and our Lead Independent Director, joined several of these calls with our top stockholders. Our Board of Directors, including all members of the CNG Committee, was provided a full report of stockholder feedback from this stockholder engagement.

Consistent with the feedback received in prior years, the stockholders with whom we spoke generally expressed broad support for our governance practices. The majority of these stockholders understood the importance of having certain governance protections, such as a classified Board and supermajority requirements to amend our governing documents, since we are a company that still has significant potential future stockholder value tied to the long-term commercialization process for our recently-approved product, the iDose TR, which has just begun, and our deep product pipeline, while recognizing that the Board would appropriately evaluate any fair and legitimate offer from a prospective buyer with a view toward maximizing stockholder value. Our Board of Directors reviews corporate governance provisions at least annually, and will consider appropriate changes as the Company matures, including potentially sunsetting the classified Board structure.  The Company will continue to engage with our stockholders and will regularly review the Company’s current corporate governance structure to ensure it aligns the interest of the Company with its stockholders.

Our stockholders also conveyed broad general support for our executive compensation program, stating their hope that the Company will continue, and potentially expand, its use of multi-year performance equity grants and connect executive compensation to the successful commercialization of our most recently-approved product, the iDose TR. Our stockholders also noted their appreciation of the continued visibility into our pipeline product advancement and achievements.

Notably, most stockholders expressed support for the continuing advancement of the Company’s sustainability program. Several stockholders shared their appreciation that our Sustainability Council, consisting of representatives from various functional areas within the Company, focuses on topics that are material to the Company and our stakeholders, comprised of employees, customers, suppliers and investors, setting goals and targets in those areas that will have the most impact on the Company’s financial health and enhance its long-term value. Several stockholders shared favorable opinions of our efforts to make meaningful reductions in our waste footprint by evaluating methods to reduce or eliminate packaging waste, and expressed interest in understanding more about the Company’s efforts to expand patient access to our products.

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CORPORATE GOVERNANCE

In response to stockholder feedback, the CNG Committee and Board responded by taking the following actions in the past year:

Stockholder Suggestions	Responsive Action Taken	Impact of Action
Create a strong tie between executive compensation and successful commercialization of its iDose TR product

2024 Performance-Based Equity Grant for our senior leadership team, including executive officers, is only earned based upon achievement of pre-determined iDose TR sales targets over a three-year performance period

Focuses and motivates leadership team on executing commercial launch of one of the biggest potential value-creating products in the Company’s history
Disclose the Board’s consideration process regarding its governance structure

Increased disclosure of Board’s evaluation process and findings regarding retaining certain governance structures, including retention of a classified Board, in this Proxy Statement, under the heading “Governance Practices” in the Corporate Governance section

Provides stakeholders with greater visibility into, and understanding for the rationale behind, Board’s philosophy regarding these governance practices
Increase disclosed details regarding the Company’s succession planning process	Expanded description of Company’s succession planning process in this Proxy Statement, including with respect to employees beyond NEOs and senior leadership team	Provides stockholders with greater insight into Company’s stewardship efforts regarding employee development and ensuring the long-term viability of the Company
Expand use of performance-based equity incentive grants for senior leadership team

Increased proportion of 2024 long-term performance-based equity grants for senior leadership team, including all NEOs, to 50% of total value, decreasing the proportion of time-based equity received and matching proportion granted to CEO in prior years

Further incentivizes executive achievement of important Company strategic and operational goals that create long-term value for stockholders
Disclose the Company’s efforts to ensure patients have access to its sight-saving products and treatments

Ambitious goals set by Company regarding expanding its patient access programs in its 2023 Sustainability Report, published in April 2024 on the Company’s website at http://investors.glaukos.com, including reaching 10,000 cumulative donated stents by 2030 and helping at least 5,000 patients in 2024 through its Glaukos Patient Services program

Demonstrates the Company’s commitment to ensure that patients worldwide who suffer from sight-threatening diseases such as glaucoma or keratoconus can benefit from the Company’s products regardless of inability to pay or lack of information

Continue to provide transparency into status and progress of pipeline product development

Company disclosed detailed pipeline product advancement status in 2023, including submittal of our NDA to the US FDA for our iDose TR product and its approval in December 2023; topline Phase 2a clinical trials results for its iLution™ cream-based formulation for the treatment of dry eye disease; commencement and completion of enrollment in its second phase 3 confirmatory clinical trial for Epioxa; commencement of a PMA pivotal trial for iStent infinite in mild-to-moderate glaucoma patients; commencement of a Phase 2a clinical trial for iLution Travoprost; and the commencement of a first-in-human clinical development program for our intravitreal multi-kinase inhibitor retinal program in wet-AMD patients; Company also ties executive compensation to the success of pipeline product development through its performance-based equity grants

Allows investors and potential investors to analyze the growth and value potential of the Company and motivates management to meet the disclosed timeframes for development and approval of pipeline that creates value for shareholders

The Company and the CNG Committee listen to the input we receive from our stockholders, with the intention of responding to that input in an appropriate and thoughtful manner that considers the Company’s stage in its development cycle and its needs from a leadership and operational perspective. We believe we have responded appropriately to the feedback received from stockholders through these outreach campaigns. We intend to continue the dialogue with our stockholders on these and other matters to ensure the Board of Directors is apprised of their views and governance and compensation best practices more broadly. In addition, our Board of Directors regularly reviews the Company’s corporate governance structure to ensure it continues to align the interest of the Company with its stockholders, and will consider appropriate governance changes as the Company continues to mature.

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CORPORATE GOVERNANCE

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board of Directors. Under the NYSE rules, a director will only qualify as an “independent director” if our Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Our Board of Directors reviewed its composition and the independence of our directors and considered whether any director has a material relationship with us that could interfere with his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Mr. Foley, Mr. Hoffmeister, Dr. Kliman, Mr. Stapley, Ms. Torres, Ms. Weisner and Dr. Wen is “independent” as that term is defined under the rules of the NYSE. Mr. Burns is not an independent director as a result of his position as our Chief Executive Officer.

In making these determinations, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining independence. There are no family relationships between or among any of our executive officers or directors.

Board Leadership Structure

We have no policy requiring either that the positions of the Chairperson of the Board and our Chief Executive Officer be separate or that they be occupied by the same individual. Our Board of Directors believes that it is important to retain flexibility to allocate the responsibilities of the offices of the Chairperson of the Board and Chief Executive Officer in a way that is in our best interests and the best interests of our stockholders at the time it elects a new Chief Executive Officer or Chairperson of the Board, or at other times when consideration is warranted by circumstances. As part of its succession planning oversight, when the former Chairman of our Board resigned, our Board considered the experience and industry knowledge of our CEO, Thomas W. Burns, and appointed him Chairman of the Board in December 2021.

Pursuant to our Corporate Governance Guidelines, in the event the Chairperson of the Board is not an independent director, the independent directors will annually appoint from amongst themselves a Lead Independent Director with such responsibilities as the Board shall determine from time to time. If appointed, the Lead Independent Director has the following responsibilities:

●	Preside at all meetings of the Board at which the Chairperson of the Board is not present, including executive sessions of the independent directors;
●	Serve as liaison between the Chairperson of the Board and the independent directors;
●	Approve information sent to the Board;
●	Approve agendas for meetings of the Board;
●	Approve meeting schedules of the Board seeking to ensure that there is sufficient time for discussion of all agenda items;
●	Develop agendas for and call meetings of the independent directors when necessary or appropriate; and
●	Be available for consultation and direct communication if requested by major stockholders.

Because our Chairman, Mr. Burns, is not an independent director, the independent members of the Board appointed Mr. Mark J. Foley, who has served on our Board since 2014, as Lead Independent Director in December 2021. Mr. Foley, who is also the Chair of our CNG Committee, annually participates in calls with our top stockholders to explain our corporate governance structure and receive valuable feedback on the matters that are important to them. We believe the combined Chairman and CEO leadership role along with a Lead Independent Director enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

The Board’s Role in Risk Oversight

Our Board of Directors, as a whole and through its committees, serves an active role in overseeing the management of risks related to our business. Our officers are responsible for day-to-day risk management activities. The full Board monitors risks through regular reports from each of the committee chairs, and is apprised of particular risk management issues in connection with its general oversight and approval of corporate matters. The Board and its committees oversee

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risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisers regularly and as required.

The Board, through its Audit Committee, also oversees the Company’s enterprise risk management program, which is administered by the Company’s legal and internal audit functions and facilitates the process of reviewing key external, strategic, operational and financial risks, including compliance risks and risks from cybersecurity threats, as well as monitoring the effectiveness of the Company’s risk mitigation efforts. The Audit Committee receives reports of the primary risks to the Company, as identified by senior management, and the Company’s mitigation plans related to these risks at least twice a year. As part of this risk management process, senior leaders conduct an evaluation twice per year of the severity of these identified risks and any changes to this risk level or the Company’s mitigation efforts since the last update provided to the Audit Committee. The severity of risks is measured based upon the potential adverse impact that could result, the immediacy of the threat, and the availability of mitigating factors, among other elements. Management may consult with outside consultants, such as legal counsel or cybersecurity advisors, in assessing risks to the Company and developing mitigation plans, and both the Audit Committee and the Board regularly receive reports from such outside experts in response to emerging or higher risk areas.

Board of Directors

Audit Committee	Compensation, Nominating and Governance Committee
●
Serves an active role in overseeing the management of risks related to compliance and general operational matters, including without limitation, manufacturing, reimbursement, revenue recognition, and international expansion and cybersecurity threats
●
Receives regular reports of risk exposure related to cybersecurity, compliance, and supply chain and related operational matters and meets regularly with the functional leaders within the Company who manage such risks, including the Chief Compliance Officer and head of IT, who also report to the Audit Committee
●
Oversees management’s identification, evaluation and management of our enterprise risks and our plans to monitor, control and minimize any risk exposure
●
Responsible for primary risk oversight related to our financial reporting, accounting and internal controls, oversees risks related to our compliance with legal and regulatory requirements, and meets regularly with our internal auditors and our independent registered public accounting firm

●
Oversees the assessment and management of risks related to our compensation plans, policies and overall philosophy and equity-based incentive plans, including reviewing whether these policies and practices create material risks and strategies to mitigate such risks
●
Oversees the assessment and management of risks related to our governance structure and Board composition, including Board leadership, and annual self-evaluation process to determine whether it, its committees and its members are functioning effectively
●
Oversees the Company’s management succession process through an annual review and evaluation session with the CEO, making recommendations regarding potential successors and professional development plans, to reduce transition-related risk
●
Reviews and oversees over the Company’s ESG, climate change, diversity and inclusion and human capital management-related risks, including employee retention, talent development, and diversity initiatives

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Executive Compensation Risk

The CNG Committee identifies and considers risks related to our executive compensation, including during its review and approval of our executive compensation program. Our compensation programs are designed to reward our named executive officers and other employees for the achievement of our corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking, including through the application of caps on bonus program overachievement, peer group company data, reasonable severance benefits, limited perquisites, and our clawback and stock ownership policies. The CNG Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the CNG Committee noted that each executive officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Annual incentive bonuses are balanced with long-term equity incentives, which are subject to multi-year vesting schedules or only vest upon the achievement of strategic performance objectives.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore the Board’s leadership structure, as described under “Board Leadership Structure” above, was not affected by risk oversight considerations.

Committees of the Board of Directors

The Board has two standing committees: the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. The written charters of these committees are available under “Corporate Governance” on our website at http://investors.glaukos.com. Additionally, the Board has formed an Equity Awards Committee, comprised of Mr. Burns, our Chairman and Chief Executive Officer, to approve equity grants to employees other than our senior leadership team, so long as such grants are within the guidelines established by our CNG Committee on an annual basis, and meet certain other limitations described in the Equity Awards Committee charter.

Director	Audit	Compensation, Nominating & Governance
Thomas W. Burns —Chairman—
Mark J. Foley —Lead Independent Director—		Chair
Marc A. Stapley
Aimee S. Weisner
David F. Hoffmeister	Chair
Gilbert H. Kliman, M.D.
Leana S. Wen, M.D.
Denice M. Torres

Independent Director	Financial Expert	Committee Member

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Audit Committee

Our Board of Directors determined that Mr. Hoffmeister, Mr. Stapley, Ms. Weisner and Dr. Wen, who comprise our Audit Committee, satisfy the independence standards for such committee established by applicable SEC rules and the listing standards of the NYSE. Additionally, our Board of Directors has determined that each of Mr. Stapley and Mr. Hoffmeister is an “audit committee financial expert” as defined by applicable SEC rules.

David F. Hoffmeister	Primary Responsibilities
COMMITTEE MEMBERS: David F. Hoffmeister (Chair) Marc A. Stapley Aimee S. Weisner Leana S. Wen, M.D. NUMBER OF MEETINGS IN 2023: 8
●
Appointing, evaluating, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm.
●
Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm.
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Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures.
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Overseeing our internal control over financial reporting, disclosure controls and procedures and code of conduct.
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Monitoring our internal audit function and overseeing the internal auditor.
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Reviewing and approving or ratifying any related person transactions.
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Overseeing the Company’s enterprise risk management and mitigation program.
●
Monitoring specific Company risks including cybersecurity, data privacy, data security, manufacturing and compliance.
●
Preparing the Audit Committee report required by SEC rules.

The Company has a full-time internal audit function that reports to the Audit Committee and the Chief Financial Officer, and is responsible for, among other things, reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls. The Audit Committee engages, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquiries into the effectiveness of the Company’s accounting and internal control functions. The Audit Committee also approves or ratifies any related person transactions, as described under “Transactions with Related Persons” below.

In addition to overseeing our internal controls over financial reporting and the work of our independent registered public accounting firm, the Audit Committee, which is comprised solely of independent directors, also monitors our enterprise risk assessment and management efforts. The Audit Committee receives quarterly reports from management regarding operational risks facing our Company, including risks related to manufacturing, facilities and accounting. The Audit Committee also receives quarterly reports regarding our compliance with laws and regulations from our Chief Compliance Officer, who chairs the Company’s Compliance Committee and reports to the Audit Committee Chair. The Company’s Compliance Committee is comprised of senior representatives from our legal, commercial, operations, finance, human resources, and internal audit functions.

Additionally, the Audit Committee oversees the management of information and cybersecurity risk. Cybersecurity risk is a material component of our enterprise risk management program. We recognize the importance of maintaining the security of our information assets and the privacy of our employees, partners, customers and patients, and devote significant attention to information and cybersecurity controls and protections. While the Audit Committee reviews and oversees the Company’s information security efforts, senior leadership is responsible for the day-to-day management of cybersecurity risk and the design and implementation of policies, processes and procedures to identify and mitigate this risk. We compare our Information Security Program with industry standards including the National Institute of Standards and Technology Cybersecurity Framework (NIST CSF) and ISO 27001, and we are working toward formal alignment with NIST standards by 2025. At least twice a year, the Audit Committee receives a report from the head of Information Technology of our cybersecurity threat risk management and mitigation strategy covering topics such as data security posture, results from third-party assessments, progress towards pre-determined risk-mitigation-related goals, our incident response plan, and potentially material cybersecurity threat risks or incidents, as well as the steps management has taken to respond to such risks. Two members of our Board, including one member of the Audit Committee, have earned cybersecurity certifications to help them identify cybersecurity threats and oversee management’s efforts to manage and mitigate them.

We also maintain written incident response and security policies that seek to ensure we are protected and ready to respond should a security incident occur. Incidents are investigated and analyzed for potential impact. If impact is

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present, the appropriate departments, key employees, and executive management team members are notified as part of the incident response process. Our incident response plan coordinates the activities we would take to respond to and recover from cybersecurity incidents, which include processes to triage, assess severity of, escalate, contain, investigate, and remediate the incident, as well as to comply with potentially applicable legal obligations and mitigate potential liability and reputational damage. If appropriate, incidents may be reported to senior management, the Audit Committee or the full Board.

Company personnel also undergo information security awareness testing and annual training. Employees who fail our internal phishing tests are required to complete additional training. External parties, including cybersecurity firms, have assessed our information and cybersecurity program. We use these findings, along with employee testing results, to analyze the effectiveness of our program and to identify opportunities to address and remedy any residual information and cybersecurity risks. In addition, we maintain cyber insurance to provide coverage in the event of a data breach incident.

Compensation, Nominating and Governance Committee

Our Board of Directors determined that Mr. Foley, Dr. Kliman, Mr. Stapley and Ms. Torres, who comprise our CNG Committee, satisfy the independence standards for such committee established by applicable SEC rules and the listing standards of the NYSE. In making its independence determination for each member of the CNG Committee, our Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Mark J. Foley	Primary Responsibilities
COMMITTEE MEMBERS: Mark J. Foley (Chair) Gilbert H. Kliman, M.D. Marc A. Stapley Denice M. Torres NUMBER OF MEETINGS IN 2023: 4

Compensation Matters

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Determining our Chief Executive Officer’s compensation.
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Reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers.
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Overseeing and administering our cash and equity incentive plans.
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Reviewing and making recommendations to our Board of Directors with respect to director compensation.
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Reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure.
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Preparing the compensation committee report.

Nominating and Governance Matters

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Identifying individuals qualified to become members of our Board of Directors.
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Recommending to our Board of Directors the persons to be nominated for election as directors at each annual meeting of stockholders.
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Evaluating the composition of each of our Board’s committees and making recommendations to the Board of Directors for changes or rotation of committee members.
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Overseeing an annual self-evaluation and peer review of our Board of Directors.
●
Overseeing sustainability, climate change, diversity and inclusion and human capital management related matters.

The CNG Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate from time to time under the circumstances. In 2020, the Board formed the Equity Awards Committee, comprised of Mr. Burns, our Chief Executive Officer, to approve equity grants to employees other than our senior leadership team so long as such grants are within the guidelines established by our CNG Committee on an annual basis and meet certain other limitations described in the Equity Awards Committee charter. The CNG Committee has no current intention to further delegate any of its responsibilities to a subcommittee. The CNG Committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the CNG Committee considers, among other things, the recommendations of the Chief Executive Officer.

Pursuant to its charter, the CNG Committee is authorized to retain or obtain the advice of compensation consultants, legal counsel or other advisors to assist in the evaluation of director and executive officer compensation or in carrying

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CORPORATE GOVERNANCE

out its other responsibilities. The CNG Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant for fiscal 2023 to evaluate the existing executive and non-employee director compensation programs and perform the services that are described in the Compensation Discussion and Analysis section below. FW Cook did not provide any other services to the Company during fiscal 2023. In connection with the compensation consultant services provided by FW Cook, the CNG Committee has assessed the independence of FW Cook and does not believe its work has raised any conflict of interest.

The CNG Committee oversees the Company’s sustainability efforts. As described below under the heading “Sustainability,” this oversight by the CNG Committee was formalized by a December 2020 amendment to the CNG Committee’s charter as part of the Company’s enhancement of its overall sustainability program. The CNG Committee also retains direct oversight of the Company’s human capital management process, including the Company’s initiatives and efforts with respect to diversity and inclusivity; health, safety and wellness; philanthropy and volunteerism; training and development; and compensation and benefits. The CNG Committee also oversees the Board’s director evaluation process.

After sustainability and human capital management oversight was added to the CNG Committee’s responsibilities, and based upon feedback received from a stockholder, the Board considered splitting the CNG Committee into separate committees: one overseeing compensation matters and another overseeing nominating and governance matters. After evaluating this matter, and in order to preserve the diversity of opinions of the current committee membership, the Board determined to retain the current CNG Committee structure, but increase the length of the quarterly meetings by 50% to ensure that the Committee had sufficient time to devote to all matters within its purview.

Meetings and Attendance

During fiscal 2023, our Board of Directors held four meetings, the Audit Committee held eight meetings and the CNG Committee held four meetings. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during the period he or she served in fiscal 2023. In addition, independent directors of our Board of Directors meet in regularly scheduled sessions without management.

It is the Board of Directors’ policy to invite and encourage directors to participate in our annual meeting of stockholders. All of our directors participated in our virtual annual meeting of stockholders held during fiscal 2023.

Succession Planning

The Board views its role in succession planning and talent development as a key responsibility in order to facilitate a smooth transition of management, with minimal business disruption, in the event of a vacancy in an essential position within the Company. The process is designed to safeguard critical business capabilities, prioritize executive development and leverage strategic talent to focus on current and new business imperatives.

At least once per year, the Board discusses and reviews the succession plans for our Chief Executive Officer and other senior leaders and key contributors throughout the Company as part of our Executive Succession Planning process, which is led by our CNG Committee. Through this review, the Board becomes familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to the Board, and communications outside of meetings. Our succession planning process is an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for our future business success. The succession planning process includes an assessment of the experience, performance and skills believed to be desirable for possible successors to the Company’s senior leaders and key management positions. The Company’s management seeks out leadership and development opportunities and coaching for these possible successors.

In recent years, our Executive Succession Planning process has resulted in several changes to key executive officer positions, including the 2022 promotions of Joseph Gilliam to President and Chief Operating Officer, Alex Thurman to Senior Vice President and Chief Financial Officer, and Tomas Navratil to Chief Development Officer.

Governance Practices

Classified Board Structure

In accordance with our Certificate of Incorporation, and as permitted under applicable state law, our Board is divided into three classes. Our classified board structure has been in place since our IPO in 2015. The Board regularly evaluates whether to maintain a classified Board structure, benchmarking against the governance practices of similar-stage companies and consulting with outside experts such as attorneys. The Board has determined that at this time, a classified

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CORPORATE GOVERNANCE

board structure continues to be in the best interests of the Company and our stockholders primarily for the reasons set forth below:

●	The Company has just begun commercializing our iDose TR product, which was approved by the FDA in December 2023, and we anticipate that it may be several years before the full value of this product is realized, both in terms of market acceptance, financial impact and stock price valuation. The Company has also made significant investment into developing its robust pipeline of products, with 14 currently publicly-disclosed individual programs, with a goal of maximizing stockholder return by building long-term value, which may not be adequately reflected in its current stock price valuation. Our current structure helps ensure that stockholders’ interests are not undervalued in any potential acquisition, before the Company has had time to execute on our commercial launch and product development strategies, which we believe have significant growth opportunity for the Company and its stockholders.
●	We believe that our current Board structure helps directors to develop a deeper familiarity with the Company’s business and competitive environment. We believe this structure encourages long-term, strategic thinking, which is critical to carrying out the Company‘s development plans and requires substantial investments in our many research and development projects that may take years to yield the desired results. The Board believes that three-year terms on a staggered basis are currently appropriate and consistent with the long-term nature of our strategic plan, and best serve our stockholders at this time.
●	The Board has implemented broad measures to ensure accountability of our directors, including through our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and robust annual self-evaluations of the performance of the Board and its committees, which is led by the CNG Committee and assesses the performance of each current director. As a result, the Company benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.
●	While a classified board structure does not preclude unsolicited acquisition proposals, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.

Supermajority Voting Standard in our Charter and Bylaws

Our Certificate of Incorporation and bylaws, as currently in effect (the “Bylaws”), provide that 75% of the voting power of the Company is required to enact certain changes to the Company’s governing documents, including, for example, adopting, amending, altering or repealing provisions of the Bylaws. The Board believes that this supermajority voting standard is an important component of the Company's governance structure to safeguard the long-term interests of the Company and its stockholders, and that the supermajority voting standards are in the best interests of the Company and our stockholders primarily for the following reasons set forth below:

●	The supermajority voting standards are appropriately limited and apply to extraordinary transactions and fundamental changes to corporate governance.
●	The supermajority vote requirements help protect stockholders, particularly minority stockholders, against the potentially self-interested actions of short-term investors.
●	The supermajority voting requirements help protect the ability of the Board to evaluate proposed takeover offers, consider alternatives, and protect stockholders against abusive tactics during a potential takeover process.

Overboarding Policy

Our directors are generally limited to serving on the boards of directors of not more than four total public companies, including our Company, and any director who serves as an active chief executive officer or other executive officer of any public company, including our Company, is limited to serving on the board of directors of two total public company boards (including board service at the company where the director currently serves as chief executive officer). The Board may, in its discretion, approve additional board positions as it deems appropriate. Prior to accepting any position on the board of directors of any other organization, our directors must notify the Chairperson of the Board. Each member of our Board is currently in compliance with our overboarding policy. Our Governance Committee reviews this policy periodically as part of its annual review of our Corporate Governance Guidelines, and reviews each director’s total board service annually, including in its consideration of the nominees to serve as a members of our Board of Directors.

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Board Evaluation Process

The CNG Committee is responsible for overseeing the annual performance evaluation of our Board, which is a multi-step process designed to evaluate the performance of our Board, each of its committees and each individual director, as follows:

Step 1: Evaluation Questionnaire

Annually, each director completes an evaluation of the full Board. The evaluation is intended to provide each director with an opportunity to evaluate performance for the purpose of improving Board and committee processes and effectiveness. The detailed evaluation questionnaire, which is administered by the Company’s legal department, seeks quantitative ratings and qualitative comments in key areas of Board practice, and asks each director to evaluate how well our Board and its committees operate and to make suggestions for improvements. These key areas include Board composition and director participation, meeting procedures, materials and format, allocation and delegation of responsibilities among our Board and its committees and adequacy and availability of resources.

Step 2: Individual Interview

After completion of the evaluation questionnaires, individual oral peer evaluation interviews are facilitated by the Company’s General Counsel regarding the engagement and performance of the full Board and each individual director. This interview is conducted to assess the contribution and execution of each director and to ascertain feedback on strengths and opportunities for improvement among the directors. The feedback received during these interviews is conveyed, on an anonymous basis, to the directors it regards.

Step 3: Board Summary and Recommendations Implemented

The results are presented to the full Board, on an anonymous basis, for candid discussion and feedback. After receiving feedback resulting from the Board discussion, the CNG Committee recommends improvements for the Board to consider implementing, as needed.

Consideration of Director Candidates

Our Board of Directors and the CNG Committee will consider director candidates recommended for election to the Board of Directors by stockholders in the same manner and using the same criteria as that used for any other director candidate. The CNG Committee has not established any specific minimum qualifications that must be met by a director candidate. In evaluating a director candidate, the CNG Committee will consider whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, understanding of our business environment, other directorships held and willingness and capacity to devote adequate time to Board duties, technical skills, diversity and other background, experience and qualities as determined by the CNG Committee. While our Board of Directors has no formal policy for the consideration of diversity in identifying director nominees, the CNG Committee seeks to have a board of directors that will collectively represent a diversity of backgrounds and experience and will endeavor to include women and individuals from minority groups in the qualified candidate pool from which any new director candidates will be drawn. We currently have three female directors, one director who self-identifies as Asian and one director who self-identifies as Hispanic.

Stockholders who wish to recommend a director candidate for consideration by the CNG Committee and the Board should submit their recommendation in writing to the Board no later than January 1 prior to the next annual meeting of stockholders together with the following information: (1) the name and address of the stockholder as they appear on the Company’s books or other proof of share ownership; (2) the class and number of shares of common stock of the Company beneficially owned by the stockholder as of the date the stockholder submits the recommendation; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation is being made; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of common stock of the Company beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information that would be required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the Securities and Exchange Commission (“SEC”). The CNG Committee may request additional information concerning such director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors.

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CORPORATE GOVERNANCE

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the CNG Committee as described above) must deliver written notice to our Secretary in the manner described in our Amended and Restated Bylaws (“Bylaws”), and as described further under “Proposals of Stockholders and Director Nominations for 2025 Annual Meeting” below.

Director Onboarding and Education

When a new director is appointed to our Board, such as our two newest directors who joined in 2021, we conduct a robust onboarding process to ensure they have sufficient knowledge of the Company to perform effectively in their role. This includes substantive individual meetings with department heads to provide an overview of the Company, including its products, finances, governance, strategy and industry, as well as an introduction to the Company’s relevant policies and regulatory obligations, and Board member fiduciary duties and legal responsibilities.

To provide ongoing education throughout Board members’ tenures, the Company holds annual strategy sessions to provide information on products and the industry, and updates on relevant matters such as regulatory changes. Each Board member also receives a subscription to the National Association of Corporate Directors so they can remain up to date on current issues concerning boards and directors nationwide, and various experts, such as outside attorneys or financial consultants, are brought to meetings periodically to present on topics of import to the Company.

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate directly with members of the Board of Directors, the independent directors or the Chairman of the Board of Directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” “Independent Members of the Board of Directors,” or “Chairperson,” as applicable, at: Glaukos Corporation, One Glaukos Way, Aliso Viejo, California 92656. In addition, if requested by stockholders, when appropriate, the Chairperson of the Board or Lead Independent Director will also be available for consultation and direct communication with stockholders.

Policy on Pledging and Hedging of Company Shares

As part of our Policy on Insider Trading and Tipping adopted by our Board of Directors and applicable to our directors, officers and employees, their immediate family members sharing the same household and any entities such as trusts, partnerships, or corporations over which they have or share voting or investment control (collectively, “Insiders”), Insiders are not permitted to engage in any short sale of Glaukos securities, pledge shares as collateral for a loan or margin Glaukos securities in a margin account or purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Glaukos securities.

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted under “Corporate Governance” on our website at http://investors.glaukos.com. To the extent required by rules adopted by the SEC and NYSE, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website at www.glaukos.com.

Sustainability

We believe that sustainability represents a path to long-term growth and value. We strive to improve our societal, environmental and community impact by challenging ourselves to enhance our existing, and develop new, processes and initiatives in areas including employment practices, diversity, ethics, patient safety, affordability, product quality and innovation, data security and climate impact. Over the course of 2023, we continued to invest significant time and resources into achieving the meaningful goals we set for ourselves relating to the environmental, social and governance matters that are most important to our employees, investors and other stakeholders. Our cross-functional Sustainability Council, which is led by executive management and overseen by the CNG Committee of the Board, focused on increasing transparency around our sustainability efforts and accomplishments. Continuing to grow and enhance our sustainability policies and programs is a key priority for us now and in the future, which we believe will benefit all our stakeholders: our employees, customers, patients, investors and communities.

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CORPORATE GOVERNANCE

In April 2024, we published our fifth annual sustainability report covering the 2023 calendar year (“2023 Sustainability Report”). The 2023 Sustainability Report is posted under “Corporate Governance” on our website at http://investors.glaukos.com, and references the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) frameworks. We hope that our 2023 Sustainability Report reflects our dedication to continuous improvement and transparency. Below are highlights of our accomplishments, metrics and progress in 2023:

Environmental
●
Completed ISO 14001 Certification for Burlington manufacturing facility
●
Created greenhouse gas (GHG) inventory for scope 1 and 2 GHG emissions data for San Clemente, Aliso Viejo, and Burlington sites, as well as our international offices in Germany, England and Japan

Product Safety
●
Zero product recalls
●
100% of employees completed quality compliance and patient safety training
●
Completed laboratory expansion to increase capacity to perform in-house analytical and microbiological testing

Diversity & Inclusion
●
38% gender diversity on our Board
●
25% underrepresented communities on our Board
●
43% ethnically diverse U.S. workforce
●
33% female senior management team
●
Launched Glaukos World Café Coffee n’ Chat, a global forum focused on discussing DEI topics in a safe, conversational atmosphere

Cybersecurity
●
100% of Glaukos users completed cybersecurity training
●
100% of employees who failed internal phishing tests completed additional training
●
External consultant performed gap assessment of cybersecurity program
●
Moving toward formal alignment with NIST standards

Human Capital Management
●
Over 6,000 hours of documented learning and development completed by employees in financial, technical, interpersonal, business and leadership areas
●
2023 employee turnover rate of 7.5%, compared to Southern California average turnover of 24.3%
●
Logged over 650 volunteer hours
●
Supported nearly 200 families worldwide through holiday “adopt-a-family” programs

Responsible Procurement	● Established second U.S. distribution site, reducing air shipment miles by approximately 6.4 million
Access & Affordability
●
In 2023, donated more than 2,500 Photrexa kits and 640 iStents to benefit underserved patients worldwide
●
Partnered with 134 humanitarian organizations in 53 countries to supply products and financial support since inception of the Glaukos Charitable Foundation
●
Glaukos Patient Services program served over 3,000 keratoconus patients navigate diagnosis through treatment

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EXECUTIVE OFFICERS OF THE COMPANY

EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth certain information regarding our executive officers as of April 5, 2024:

Name	Age	Position
Thomas W. Burns	63	Chairman of the Board & Chief Executive Officer
Joseph E. Gilliam	48	President & Chief Operating Officer
Alex R. Thurman	54	Senior Vice President & Chief Financial Officer
Tomas Navratil	47	Chief Development Officer

See “Proposal One — Election of Directors” for information concerning the business experience of Mr. Burns. Information concerning the business experience of our other executive officers is set forth below.

Joseph E. Gilliam

Mr. Gilliam has served as our President and Chief Operating Officer since April 2022. Previously, he served as our Chief Financial Officer and Senior Vice President, Corporate Development from May 2017 to April 2022. He was responsible for the Company’s accounting, financing, business development, information technology, investor relations, regulatory, internal audit and quality franchises prior to his recent appointment. From 2013 to May 2017, he was a Managing Director in the Healthcare Investment Banking group at JPMorgan, where he led the Glaukos initial public offering for the firm. From 2000 to 2013, Mr. Gilliam held positions of increasing responsibility at JPMorgan and its predecessor organizations The Beacon Group and Chase Manhattan, with experience spanning mergers and acquisitions, primary and secondary public equity offerings, bank lending, bond offerings and other transactions. He started his career at PricewaterhouseCoopers LLP. Mr. Gilliam currently serves on the board of directors of Caris Life Sciences. Mr. Gilliam has a B.S. in accounting from the Kelly School of Business at Indiana University.

Alex R. Thurman

Mr. Thurman has served as our Senior Vice President & Chief Financial Officer since April 2022. Mr. Thurman initially joined Glaukos in July 2016 as Vice President, Global Tax and Administration and then served as our Vice President, Finance from December 2016 to April 2022. He has been instrumental in building out the company’s finance organization by overseeing significant growth of the finance team, navigating the transition to SOX compliance, instituting the financial infrastructure to serve 17 new international direct sales markets and leading the integration of the company’s new ERP system from a financial perspective. Prior to Glaukos, he held increasingly responsible financial and tax leadership positions over 20 years at Allergan, Inc., Deloitte and Arthur Andersen. Mr. Thurman has a B.S. in accounting and Master of Accountancy in tax from Brigham Young University and received a CPA license (inactive) from the state of California.

Tomas Navratil

Dr. Navratil has served as our Chief Development Officer since April 2022. Previously, he served as our Senior Vice President, Research and Development from October 2020 to April 2022. He has nearly 20 years of experience in ophthalmic drug and medical device R&D and regulatory affairs spanning new chemical entities, novel medical devices, sustained release drugs and novel routes of administration, Phase 1-4 clinical programs, and regulatory submissions to the U.S. Food & Drug Administration, the European Medicines Agency, and regulatory authorities in Asia Pacific. From 2017 to October 2020, Dr. Navratil served in several leadership positions at the Nicox Group, including general manager of Nicox Ophthalmics, Inc. and executive vice president and global head of R&D for Nicox S.A. Prior to joining Nicox, he served as senior vice president of development at Envisia Therapeutics and Liquidia Technologies. Prior to those positions, Dr. Navratil held several director-level positions in drug discovery, clinical research and development, and medical affairs at Parion Sciences and Inspire Pharmaceuticals. He has been issued multiple patents and authored multiple publications on ocular and pulmonary drug delivery and product development. Dr. Navratil was a Morehead Scholar and received his B.S. and Ph.D. in chemistry from the University of North Carolina at Chapel Hill

2

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

PPROVAL
PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

☑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” THE APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN.

General

Our Company’s long-term incentive program is operated under the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan (the “Existing Plan”). At the Annual Meeting, stockholders will be asked to approve an amended and restated version of the Existing Plan (the “Restated Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on March 14, 2024. We have maintained our Existing Plan since our initial public offering in 2015, and it is set to expire on June 3, 2025.

We believe that stock-based awards focus employees on the objective of creating stockholder value and that a competitive compensation program is essential for promoting the future success of the Company. Incentive compensation plans like the Restated Plan are critical for attracting, retaining and motivating key employees. Our Board believes that the Restated Plan will provide our CNG committee with appropriate flexibility to structure a compensation program aimed at driving stockholder value without unreasonably diluting our stockholders.

The Restated Plan revises certain features of the Existing Plan to better align our equity compensation program with best practices. The Restated Plan includes the following key changes to the Existing Plan:

✓	Reduces Number of Shares Reserved for Issuance. As of April 1, 2024, the Existing Plan has approximately 12,663,814 shares of the Company’s common stock available to be delivered pursuant to awards to be granted thereunder. The Restated Plan reduces the number of shares available for future equity grants by approximately 7,963,814 shares for a new aggregate share limit of 4,700,000 shares (effective as of the date the Restated Plan is approved by stockholders at the Annual Meeting). This is more than a 60% reduction that is intended to recalibrate our incentive equity pool to reflect our current equity grant needs, reduce potential dilution of our common stock and maximize shareholder value.
✓	Eliminates Evergreen Feature. Importantly, the proposed amendment and restatement eliminates the Plan’s existing “evergreen” feature such that the shares available for grant under the Plan will no longer be automatically increased each year. We believe this is a significant change that will benefit stockholders.
✓	Prohibits Repricing without Shareholder Approval. The Restated Plan prohibits repricing of options and stock appreciated rights (“SARs”) without first obtaining shareholder approval.
✓	Adds Non-Employee Director Compensation Limits. Under the Restated Plan, the value of all compensation paid to any individual non-employee director for their Board service in any calendar year, including cash compensation and the grant date fair value of equity granted, may not exceed $750,000. Notwithstanding the foregoing, the limit is $1,000,000 in the event that the non-employee director is in their first year of service on the Board, or serves as a non-executive Board chair.
✓	Includes a Clawback Feature. All awards granted under the Restated Plan will be subject to any clawback policy that we have in effect or may adopt in the future.
✓	Extension of Plan Term. The Existing Plan is currently scheduled to expire on June 3, 2025. The proposed amendments provide for the term of the Restated Plan to be extended until May 30, 2034, ten years from the date of our 2024 Annual Meeting of Stockholders.

The Restated Plan also contains important corporate governance features, which we believe are beneficial to our stockholders:

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

●	No Discounted Options and Stock Appreciation Rights
Requires stock options and stock appreciation rights to be granted with an exercise price equal to at least the fair market value of our common stock on the date of the award is granted
●	Prohibition on Payment of Dividends and Dividend Equivalents on Unvested Awards
Prohibits the payment or settlement of dividends or dividend equivalents with respect to any award until the underlying shares or units vest
●	No Automatic Grants The Plan does not provide for automatic grants to any participant
●	No Tax Gross-ups The Plan does not provide for any tax gross-ups
●	Maximum Term of Options/SARs The maximum term for options and stock appreciation rights issued under the amended and restated Plan is ten years
●	No Transferability Awards generally may not be transferred, except by will or the laws of descent and distribution, unless provided in the applicable award agreement
●	Change in ISO Limit

The Existing Plan currently permits approximately 12,663,814 shares of the Company’s common stock to be delivered pursuant to options qualified as incentive stock options to be granted thereunder. In connection with the reduction in the aggregate number of shares of common stock available for future equity grants under the Restated Plan, the proposed amendment and restatement reduces the number of shares of common stock that may be granted in the future as incentive stock options by approximately 7,963,814 shares for a new aggregate share limit of 4,700,000 shares.

Equity Burn Rate and Potential Equity Dilution

We considered various factors when determining the number of shares to request under the Restated Plan, including potential dilution, our equity burn rate, anticipated future equity compensation needs, as well as peer and industry practices. We believe that our historical equity compensation practices and the proposed reduction to the available share reserve under the Restated Plan highlight our commitment to continue to manage our equity use responsibly.

The 4.7 million shares that will be available for future awards under the Restated Plan is estimated to last between three and five years, based on our current granting needs. While this estimate is based on our current plans and operating assumptions, there can be no guarantee that future events, including changes in future business conditions and our share price, will not require us to grant equity awards at a different pace than currently expected.

The following table reflects our burn rate for fiscal years 2021, 2022, and 2023.

		Full-Value Awards
	Stock Options	Granted (RSUs and		Basic Common Shares
	Granted(1)	RSAs)(1)	Total Shares Granted	Outstanding at FYE	Burn Rate
Fiscal Year	(a)	(b)*	(c)=(a)+(b)	(d)	(c)÷(d)(2)
2023	436,391	868,106	1,304,497	49,120,076	2.66%
2022	292,285	783,550	1,075,835	47,754,475	2.25%
2021	47,813	602,034	649,847	46,965,133	1.38%
			3-Year Average		2.10%

(1)	Shares granted includes performance-based options and full-value awards at target.
(2)	Burn Rate equals the number of shares subject to equity awards granted during a fiscal year divided by the common shares outstanding at the end of that fiscal year.

Under the Existing Plan, our total potential dilution from existing outstanding equity awards plus shares available for future awards amounts to 26.1% of fully-diluted shares outstanding (based on the data in the table below and the 49,976,696 shares outstanding as of April 1, 2024). If the Restated Plan is approved, we would be reducing our available share pool by more than 60%, and thus reducing total potential dilution by approximately 38% to 16.2% of fully-diluted shares outstanding (based on the data in the table below and 49,976,696 shares outstanding as of April 1, 2024).

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

The following table includes information about shares available for future awards and potential dilution under the Existing Plan and Restated Plan as of April 1, 2024:

	Existing Plan	Restated Plan (1)	Reduction
Outstanding Options (at target)(2)	3,302,017	3,302,017	—
Outstanding Full-Value Awards (at target)(3)	1,639,977	1,639,977	—
Total Shares Available for Future Awards	12,663,814	4,700,000	(63)%
Total Potential Dilution - Shares (4)	17,605,808	9,641,994	—
Total Potential Dilution as % Fully-Diluted(5)	26%	16%	(38)%
Common Shares Outstanding	49,976,696	49,976,696	—
Fully-Diluted Shares Outstanding(6)	67,582,504	59,618,690	(12)%

(1)	Calculations based on outstanding equity awards and common shares available as of April 1, 2024, excluding any shares that employees may purchase under the Employee Stock Purchase Plan. The foregoing is an estimate based on April 1, 2024 data. The 4,700,000 common shares available for future grants under the Restated Plan is effective as of the date the Restated Plan is approved by stockholders at the Annual Meeting. Significant grant activity is not anticipated for the period after April 1, 2024 until the date of the Annual Meeting.
(2)	Includes 2,893,885 time-based options and 408,132 performance-based options at target. Outstanding options had a weighted average exercise price of $39.32, and the weighted average remaining contractual life of such options was 3.0 years as of April 1, 2024.
(3)	Includes 1,503,568 time-based RSUs and 136,409 performance-based RSUs at target.
(4)	Total Potential Dilution - Shares is calculated as the sum of (a) outstanding but unexercised options (at target for performance-based options), whether vested or unvested), (b) unvested full-value awards (at target for performance-based RSUs), and (c) total shares available for future grant.
(5)	Total Potential Dilution as % Fully-Diluted is calculated as Total Potential Dilution - Shares divided by Fully-Diluted Shares Outstanding (as defined below).
(6)	Fully-Diluted Shares Outstanding is calculated as the sum of (a) our common shares outstanding as of April 1, 2024, and (b) Total Potential Dilution - Shares.

We use equity compensation to attract, retain and motivate employees, including U.S. employees at all levels of our ourganization, and non-employee directors, to create a direct alignment with shareholder interests through share ownership. For these reasons we believe approval of the Restated Plan is essential to our long-term success.

If stockholders do not approve the Restated Plan, the Company will continue to have the authority to grant awards under the Existing Plan until its expiration date in June of 2025. If stockholders approve the Restated Plan, the termination of our grant authority under the Existing Plan will not affect awards then outstanding under that plan.

The Company has not approved any awards that are conditioned upon stockholder approval of this Restated Plan proposal. The Company is not currently considering any other specific award grants under the Plan, other than the annual grants of restricted stock units and stock options to our Non-Employee Directors described in the following paragraph. If the proposed amendments to the Restated Plan had been in effect in fiscal 2023, the Company expects that its award grants for fiscal 2023 would not have been substantially different from those actually made in that year under the Plan. For information regarding stock-based awards granted to the Company’s Named Executive Officers during fiscal 2023, see the material under the heading “Executive Compensation” below in this Proxy Statement.

As described under the heading “Director Compensation” above in this Proxy Statement, our current compensation policy for Non-Employee Directors provides for each Non-Employee Director to receive (i) an annual award of restricted stock units, with the number of shares subject to each award to be determined by dividing $190,000 by the closing price of our common stock on the grant date (or the immediately preceding trading day if the grant date is not a trading day), and (ii) an annual award of an option to purchase shares of our common stock, with the number of shares subject to the option to have a grant date fair value of $75,000, calculated based on the Black-Scholes value on the date of grant.

The Company’s Employee Stock Purchase Plan generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount. The discussion above in this section regarding burn rate and potential dilution does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the Company’s Employee Stock Purchase Plan.

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Material Features of the Amended and Restated 2015 Omnibus Incentive Compensation Plan

The principal terms of the Restated Plan are summarized below. The following summary is qualified in its entirety by the full text of the Restated Plan, which appears as Appendix A to this Proxy Statement.

Purpose

The purpose of the Restated Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration

Our Board or one or more committees appointed by our Board will administer the Restated Plan. Our Board has delegated general administrative authority for the Restated Plan to the CNG Committee. The Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the Restated Plan. (The appropriate acting body, be it the Board or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the Restated Plan, including, without limitation, the authority to:

●	select eligible participants and determine the type(s) of award(s) that they are to receive;
●	grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;
●	determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);
●	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
●	subject to the other provisions of the Restated Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
●	determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;
●	modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;
●	approve the form of any award agreements used under the Restated Plan; and
●	construe and interpret the Plan, make rules for the administration of the Restated Plan, and make all other determinations for the administration of the Plan.

No Repricing

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility

Persons eligible to receive awards under the Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of March 31, 2024, approximately 841 officers and employees of the Company and its subsidiaries (including all of the Company’s Named Executive Officers), and each of the 7 members of the Board who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”), were considered eligible under the Plan. In addition, approximately 15 individual consultants and advisors engaged by the Company and its subsidiaries were then considered eligible under the Plan.

Aggregate Share Limit

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards granted under the Restated Plan after the date of its amendment and restatement equals (A) 4,700,000 shares, plus (B) any shares of Common Stock subject to stock options, full value awards or similar awards granted under the Existing Plan and outstanding on the Amendment Date (with any such outstanding awards subject to performance-based vesting conditions counted at the target performance level), plus (C) shares subject to outstanding awards under the Company’s 2011 Stock Plan (the “2011 Plan”) that expire or otherwise terminate without having been exercised in full, plus (D) shares of common stock issued pursuant to awards granted under the 2011 Plan that are forfeited to or repurchased by the Company. If stockholders approve the Restated Plan, the maximum number of shares that may be issued or transferred pursuant to new awards granted under the Restated Plan after the date of its amendment and restatement will be 4,700,000 shares, which represents a reduction of approximately 7,963,814 shares available for equity grants under the Existing Plan (reflects an estimate based on April 1, 2024 data) and the elimination of the Existing Plan’s existing “evergreen” feature.

Additional Share Limits

The following other limits are also contained in the Restated Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

●	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the Restated Plan after the date of its amendment and restatement is 4,700,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the Restated Plan will also count against the overall Share Limit above.)
●	The maximum compensation awarded to a Non-Employee Director under the Plan in his or her capacity as a non-employee director during any one calendar year is $750,000, provided that this limit will be $1,000,000 as to (1) a Non-Employee Director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new Non-Employee Director for the calendar year in which the Non-Employee Director is first elected or appointed to the Board. For purposes of this limit, “compensation” includes both shares subject to stock options and stock awards granted under the Restated Plan and any cash fees paid to such Non-Employee Director during the calendar year (with the value of any such stock options or stock awards determined using the equity award valuation principles applied in the Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

Share-Limit Counting Rules

The Share Limit of the Restated Plan is subject to the following rules:

●	Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Restated Plan will not be counted against the Share Limit and will again be available for subsequent awards under the Plan.
●	Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the Restated Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 15,000 shares shall be charged against the Share Limit with respect to such exercise.)

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

●	Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the Restated Plan, as well as any shares exchanged or withheld to satisfy any applicable tax withholding obligations related to any stock option or stock appreciation right, will not be counted against the Share Limit and will again be available for subsequent awards under the Restated Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award granted under the Restated Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy any applicable tax withholding obligations related to any full-value award granted under the Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the Restated Plan.
●	In addition, shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the Existing Plan or the 2011 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy any applicable tax withholding obligations related to any award granted under the Existing Plan or the 2011 Plan, shall be available for new awards under the Restated Plan.
●	To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the Restated Plan.
●	In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.)

In addition, the Restated Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Restated Plan. The Company may not increase the applicable share limits of the Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards

The Restated Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The Restated Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the Restated Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the Restated Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the Restated Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the Restated Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Dividend Equivalents; Deferrals

The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the Restated Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards

If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the Restated Plan will not automatically become fully vested pursuant to the provisions of the Restated Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Restated Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. In addition, in the event of an Involuntary Termination of a participant on or within twelve (12) months following a Change in Control, each then-outstanding option and SAR held by the participant shall become fully vested, all then-outstanding shares of restricted stock held by the participant shall fully vest free of restrictions, and each other then-outstanding award held by the participant shall become payable (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level) (all capitalized terms, as defined in the Plan). For the treatment of outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Change in Control and Termination” below in this Proxy Statement.

Transfer Restrictions

Subject to certain exceptions contained in Section 5.6 of the Restated Plan, awards under the Restated Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Restated Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority

Except as expressly provided with respect to the termination of the authority to grant new awards under the Restated Plan if stockholders approve the Restated Plan, the Restated Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the Restated Plan

The Board may amend or terminate the Restated Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

authority to grant new awards under the Restated Plan will terminate on May 30, 2034. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the Restated Plan

The U.S. federal income tax consequences of the Restated Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the Restated Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the Restated Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former Named Executive Officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.

The total number of shares of our common stock that were subject to awards granted under the Existing Plan that terminated or expired, and thus became available for new award grants under the Existing Plan, in each of the last three fiscal years, and to date (as of April 1, 2024) in 2024, are as follows: 267,625 in 2021, 169,290 in 2022, 295,300 in 2023, and 17,022 in 2024. The total number of shares of our common stock that were subject to awards granted under the Existing Plan and that were withheld to cover tax withholding obligations arising with respect to the award, and thus became available for new award grants under the Existing Plan, in each of the last three fiscal years, and to date (as of April 1, 2024) in 2024, are as follows: 45,806 in 2021, 52,436 in 2022, 63,821 in 2023, and 40,432 in 2024. Shares subject to Existing Plan awards that terminated or expired, or were withheld to cover tax withholding obligations arising with respect to the award, and became available for new award grants under the Existing Plan have been included when information is presented in this Restated Plan proposal on the number of shares available for new award grants under the Restated Plan.

The closing market price for a share of the Company’s common stock as of April 5, 2024 was $96.77 per share.

Aggregate Equity Awards Previously Granted Under the Plan

As of April 1, 2024, awards covering 10,747,834 shares of the Company’s common stock had been granted under the Existing Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the Plan.) The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises and restricted

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PROPOSAL 2 — APPROVAL OF THE GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

stock unit or other stock awards vesting prior to that date, and option and unvested restricted stock unit or other stock award holdings as of that date.

	Options				Restricted Stock/Unit Awards
							Number of
	Number						Shares/Units
	of Shares					Number of	Unvested and
	Subject	Number of			Number of	Shares/Units	Outstanding
	to Past	Shares	Number of Shares Underlying		Shares/Units	Vested as of	as of
	Option	Acquired	Options as of April 1, 2024		Subject to	April 1,	April 1,
	Grants	On Exercise	Exercisable	Unexercisable	Past Awards	2024	2024
Named Executive Officers:
Thomas W. Burns	1,319,857	43,716	990,574	254,500	318,057	221,350	96,707
Joseph E. Gilliam	654,922	451,916	79,932	109,855	247,353	156,464	90,889
Alex R. Thurman	154,644	—	108,672	44,374	72,232	39,425	32,807
Tomas Navratil	12,969	—	10,162	2,807	109,125	42,275	66,850
Total for All Current Executive Officers as a Group (4 Executive Officers):	2,142,392	495,632	1,189,340	411,536	746,767	459,514	287,253
Mark J. Foley	55,000	—	55,000	—	27,780	24,550	3,230
David F. Hoffmeister	55,000	—	55,000	—	30,713	24,946	5,767
Gilbert H. Kliman, M.D.	55,000	5,000	50,000	—	25,786	16,823	8,489
Marc A. Stapley	55,000	12,500	42,500	—	32,360	24,520	7,840
Denice M. Torres	—	—	—	—	17,426	13,301	4,125
Aimee S. Weisner	55,000	—	55,000	—	28,403	13,525	14,878
Leana S. Wen, M.D.	—	—	—	—	16,531	—	16,531
Total for all Current Non-Executive Directors as a Group (7 Non-Executive Directors):	275,000	17,500	257,500	—	178,999	117,665	60,860
Each other person who has received 5% or more of the options, warrants or rights under the Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	4,850,526	3,126,315	1,350,757	92,884	3,479,916	1,762,275	1,291,864
Total	7,267,918	3,639,447	2,797,597	504,420	4,405,682	2,339,454	1,639,977

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PROPOSAL 3 — ADVISORY APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 3 — ADVISORY APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

☑

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF EVERY “1 YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR “1 YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are asking our stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in this Proxy Statement. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from voting on this proposal. Our stockholders last voted on such a resolution in 2018 with the majority voting for a frequency of every year (1 year).

After careful consideration, our Board of Directors currently believes that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on our executive compensation program.

We recognize that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of future advisory votes on our Named Executive Officer compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the CNG Committee, and we intend to provide our stockholders with an opportunity to approve the compensation of the Company’s Named Executive Officers each year at the annual meeting of stockholders. However, the CNG Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions on the frequency of future advisory votes on compensation for our Named Executive Officers.

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PROPOSAL 4 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 4 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

☑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as defined below under the heading “Compensation Discussion and Analysis”) as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to:

√

Attract and retain top-caliber executives
Executives receive base salaries and employee benefits that are market competitive and that permit us to hire and retain highly skilled individuals at all levels;

√

Reward both near-term results and long-term growth
Our compensation programs provide the opportunity to our executive leadership to be rewarded for achievement of both near-term and long-term value-generating results;

√

Align pay and performance
A significant portion of our executive leadership team’s compensation is tied to measures of performance for our business and each individual’s contribution to that performance;

√	Align compensation with stockholder interests The interests of our executive leadership team are linked with those of our stockholders through the risks and rewards of ownership of Glaukos stock; and
√	Reinforce succession planning process The overall compensation program for our executive leadership team supports our robust succession planning process.

We urge stockholders to read the “Executive Compensation” section beginning on page 44 of this Proxy Statement which describes in more detail the key elements of our executive compensation program. The CNG Committee and the Board of Directors believe that our executive compensation program is appropriately designed to achieve the Company’s business objectives and create long-term value for our stockholders. Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth under “Executive Compensation,” including the Compensation Discussion and Analysis, Summary Compensation Table and the related compensation tables and narrative disclosure in this Proxy Statement for the 2024 Annual Meeting of Stockholders.”

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the CNG Committee. However, the CNG Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

We intend to provide our stockholders with an opportunity to approve the compensation of the Company’s Named Executive Officers each year at the annual meeting of stockholders.

Glaukos Corporation  |  2024 Proxy Statement  |  43

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives of our executive compensation program and provides disclosure about the elements of compensation earned by and awarded to each of the executive officers identified in the “Summary Compensation Table,” whom we refer to in this section as our “Named Executive Officers” or “NEOs.” It also describes the philosophy of, and process followed by, our CNG Committee in making compensation decisions and setting compensation policy for our Named Executive Officers.

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EXECUTIVE COMPENSATION

2023 NAMED EXECUTIVE OFFICERS

Our Named Executive Officers for fiscal year 2023 were:

•	Thomas W. Burns: Chairman and Chief Executive Officer
•	Joseph E. Gilliam: President and Chief Operating Officer
•	Alex R. Thurman: Senior Vice President and Chief Financial Officer
•	Tomas Navratil: Chief Development Officer

The Named Executive Officers were our only executive officers during 2023.

2023 SAY-ON-PAY STOCKHOLDER SUPPORT AND ENGAGEMENT

2023	2022	2021
91%	93%	93%

Approximately 91% of our voting stockholders approved our executive compensation program at our 2023 Annual Meeting. As part of our annual stockholder engagement process, we spoke with, or received confirmation that no substantive engagement was required from, the holders of approximately 64% of our outstanding shares in our winter 2024 outreach campaign. The feedback we have received from our stockholders, and the actions we have taken in response to that feedback, is described in the section above entitled “Stockholder Engagement and Responsiveness.” Our CNG Committee considers the input provided by our stockholders in shaping our executive compensation program and making compensation decisions.

2023 ACCOMPLISHMENTS

2023 was an important year for Glaukos as we successfully executed on our core business key strategic objectives while achieving notable pipeline advancements and milestones that leave us well-positioned as we enter into what should be a transformative period for our company in the years ahead. Key 2023 pipeline achievements include:

PROGRAM	PATIENT	CLINICAL BENEFIT	2023 MILESTONE ACHIEVED	
GLAUCOMA				
iStent infinite	Mild-to-Moderate Glaucoma	MIGS therapy	*Commenced PMA pivotal trial*	Q4 ✓
iDose TR	OHT-Glaucoma	Sustained, long-duration drug therapy	*FDA approval*	Q4 ✓
iLution Travoprost (GLK-311)	OHT-Glaucoma	Transdermal drug delivery; potential for improved compliance vs topical drops	*Commenced Phase 2a trial*	Q4 ✓
CORNEA				
Epioxa (Epi-on)	Keratoconus	Reduced treatment time and complexity for improved patient comfort and recovery	*2nd Phase 3 confirmatory trial fully enrolled*	Q2 ✓
iLution Dry Eye (GLK-301)	Dry Eye	Transdermal drug delivery; potential for improved compliance vs topical drops	*Phase 2a trial completed*	Q1 ✓
iLution Presbyopia (GLK-302)	Presbyopia	Transdermal drug delivery; potential for improved compliance vs topical drops	*Phase 2a trial completed*	Q1 ✓
RETINA				
IVT Multi-Kinase Inhibitor (GLK-401)	AMD, DME, RVO	Biodegradable, sustained-release implant; potential to reduce treatment burdens vs conventional therapies	*Commenced first-in-human clinical development program*	Q4 ✓

Glaukos Corporation  |  2024 Proxy Statement  |  45

EXECUTIVE COMPENSATION

Consider our key 2023 accomplishments:

iDose TR approved; completion of new manufacturing facilities with unblemished PAI; US commercial team readied for launch

Significant pipeline advances across all technology platforms, including completion of iLution Dry Eye and Presbyopia Phase 2a trials, full enrollment of 2nd Epioxa Phase 3 trial and commencement of new trials for iStent infinite, iLution Travoprost and IVT Multi-Kinase Inhibitor

Interventional Glaucoma (IG) introduced, realizing Glaukos’ founding promise to radically improve the conventional treatment paradigm with standalone therapies that slow progression and reduce drug burden.

Solid global sales performance from US Glaucoma, Int’l Glaucoma and Corneal Health franchises; continued efficient management of expenses and cash.

Our achievements in 2023 leave us excited about our prospects and well-positioned for the next phase of our pioneering journey. In 2024, we aim to accomplish the following pipeline milestones:

PROGRAM	PATIENT	CLINICAL BENEFIT	2024 MILESTONE TARGET
GLAUCOMA			
iStent infinite	Mild-to-Moderate Glaucoma	MIGS therapy	*Advance enrollment in PMA pivotal trial*
PRESERFLO MicroShunt	Advanced-Refractory Glaucoma	Ab-externo device for late-stage glaucoma	*Commence US IDE trial in 2024*
iDose TREX	OHT-Glaucoma	Increased drug payload designed to extend duration-of-effect	*Commence Phase 3 trial by end of 2024*
iLution Travoprost (GLK-311)	OHT-Glaucoma	Transdermal drug delivery; potential for improved compliance vs topical drops	*Complete Phase 2a trial*
CORNEA			
Epioxa (Epi-on)	Keratoconus	Reduced treatment time and complexity for improved patient comfort and recovery	*Submit NDA by end of 2024*
iLink 3rd Generation	Keratoconus	Customized treatment algorithms and laser-based UV light source	*Fully enroll Phase 2 trials*
RETINA			
IVT Multi-Kinase Inhibitor (GLK-401)	AMD, DME, RVO	Biodegradable, sustained-release implant; potential to reduce treatment burdens vs conventional therapies	*Fully enroll first-in-human clinical development program*

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EXECUTIVE COMPENSATION

Solid Financial & Operational Footing to Support Growth Plans

NET SALES[1]
(in millions)

$283
2022
$315
30%+
10-year CAGR
2023
$350-360
2024

GLOBAL INFRASTRUCTURE

17
Countries with direct operations

275+
Global commercial personnel

HEALTHY BALANCE SHEET

$301 Million

Cash and equivalents
as of 12/31/2023

SALES MIX
(FY 2023)

48%
27%
25%
US Glaucoma
Int'l Glaucoma
Corneal Health

1.	FY2024 net sales guidance as of 2/21/2024.

EXECUTIVE COMPENSATION HIGHLIGHTS

●
Our Chairman and CEO was granted a one-time special equity award in connection with the FDA approval of iDose TR in December 2023, in response to stockholder feedback; this 100% performance-based equity is earned by achieving three-year milestone goals that support successful commercialization of this ground-breaking new product as measured by progress against reimbursement, regulatory, and sales volume hurdles, and overperformance is capped at 200%.
●
2023 bonuses were paid according to the bonus plan’s formulaic funding, with no discretionary adjustments.
●
ESG goals continued to be included in our 2023 bonus plan in response to shareholder feedback to link ESG with executive compensation.

●
Beginning in 2024, 50% of all of our NEOs’ equity awards will be performance-based.
●
2023 performance-based equity awards require a minimum three-year performance period before any shares are earned, and overachievement is capped at 200% of target in response to shareholder feedback.
●
50% of our CEO’s 2023 regular annual equity awards are performance-based and earned for the achievement of regulatory approval for the commercialization of designated pipeline products, while 100% of the special equity award granted to support commercializing iDose is contingent on achieving critical iDose growth hurdles over the next three years.

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EXECUTIVE COMPENSATION

COMPENSATION BEST PRACTICES

What We Do	What We Don’t Do
Incorporate Stockholder Feedback into Compensation Program Design	Excise Tax Gross-Ups
Multiple Performance Metrics and Time Horizons for Long Term Incentive Compensation and Bonus Plan	Repricing or Buyouts of Stock Options
Cap Executive Bonus Program at 200% of target	Uncapped Incentives
50% of Executive Long-Term Incentive Compensation is Performance-Based (starting in 2024 for non-CEO NEOs)	Hedging, Derivatives, Pledging or Margin Accounts
Annual Independent Compensation Risk Review	Single-Trigger Cash Severance Payments upon a Change in Control
Double-Trigger Severance Payments upon a Change in Control	Employment Contracts
Share Ownership Guidelines (6x base salary for Chief Executive Officer)	Dividends or Dividend Equivalents on Unearned or Unvested Equity Awards
Clawback Policy
Independent Compensation Consultant
Limited Perquisites

EXECUTIVE COMPENSATION PROGRAM AND OBJECTIVES

Our executive compensation program for 2023 was intended to:

Attract and retain top-caliber executives

Executives are paid base salaries and employee benefits that are market competitive and that permit us to hire and retain highly skilled individuals at all levels;

Reward both near-term results and long-term growth

Our compensation programs provide the opportunity to our executive leadership to be rewarded for achievement of both near-term and long-term value-generating results;

Align pay and performance

A significant portion of our executive leadership team’s compensation is tied to measures of performance for our business and each individual’s contribution to that performance;

Align compensation with shareholder interests

The interests of our executive leadership team are linked with those of our shareholders through the risks and rewards of ownership of Glaukos stock; and

Reinforce succession planning process

The overall compensation program for our executive leadership team supports our robust succession planning process.

Our 2023 executive compensation program was comprised of three key elements, each of which was designed to further the program objectives listed above: (1) base salary; (2) annual bonus that is earned upon achievement of specified corporate and/or individual goals; and (3) long-term incentive compensation in the form of equity awards that are subject to both performance-based and time-based vesting requirements. We also provide 401(k) retirement benefits, an executive deferred compensation plan, executive physical, and severance benefits to our senior leadership team, including our NEOs.

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EXECUTIVE COMPENSATION

Primary Compensation Elements

Base Salary	Annual Bonus	Long-Term Incentives

	ELEMENT	DESCRIPTION	PRIMARY DESIGN OBJECTIVE
FIXED	Base Salary	● Annual fixed cash compensation	● Attract and retain top talent. Provide compensation for functional expertise and day-to-day responsibilities
AT RISK COMPENSATION	Annual Incentive (Performance Bonus)
●
CEO payout evaluated based 100% on achievement of corporate objectives
●
Other NEO payout evaluated based 75% on corporate objectives and 25% on individual objectives
●
Corporate goals are comprised of financial results, progress on product R&D, regulatory and ESG goals
●
Executive equity election to receive bonus opportunity in restricted stock units or stock options

●
Align executive pay with the achievement of short-term business objectives and performance expectations; designed to help the Company achieve long-term strategic objectives and create long-term value for stockholders
●
Emphasize financial results by making them a key factor in determination of bonus, that ensures all NEO bonuses are tied to achievement of objective top-line sales growth target
●
Incorporate stock price performance in the bonus program by allowing equity election. 15% premium added to provide incentive to convert bonus into equity, preserving cash for growth

Long-Term Incentive
●
In 2023, 57% of our CEO’s equity awards were performance-based (includes the special December 2023 performance grant provided upon FDA approval of iDose TR), with the remainder in time-based options
●
In 2023, 1/3 of the equity awards for our other NEOs was performance-based, with the remainder split between time-based restricted stock units (“RSUs”) and time-based options. For 2024, the weighting of performance-based equity awards was increased to 50% for all NEOs
●
Performance-based equity only vests based on the achievement of predetermined targets aligned with the Company’s goals
●
Time-based RSUs and stock options vest over 4 years

●
Link the interests and risks of executives with those of our stockholders
●
Promote executive focus on long-term company performance through stock price and long-term operating performance that is expected to build long-term shareholder value
●
Provide a retention incentive through time-vested RSUs and stock options that is aligned with shareholders, even during periods of stock price volatility

The largest component of our compensation program is long-term incentive awards. When combined with the target annual incentive award, the vast majority of executive compensation is “at risk,” or, in other words, dependent on the accomplishment of the Company’s business and financial objectives or the performance of the Company’s stock (or both, in the case of annual bonus awards granted in equity and performance-based equity). In the case of Mr. Burns, 90% of his 2023 target compensation is “at risk.” For our other Named Executive Officers, 84% of their average target compensation is “at risk.”

Mr. Burns	Other NEOs

Glaukos Corporation  |  2024 Proxy Statement  |  49

EXECUTIVE COMPENSATION

Role of the Compensation, Nominating and Governance Committee

Pursuant to its charter, the CNG Committee has the authority to determine the amount of compensation given to each of the NEOs, as well as the overall executive compensation program. The CNG Committee annually evaluates the performance of each of the NEOs and determines compensation levels based on its performance evaluation. The CNG Committee also, among other things, reviews and approves our executive compensation elements, plans and policies, and is responsible for administering our equity incentive plans, including approving award grants under the plans. Executive compensation and senior management equity award grants are also approved by our Board of Directors as a whole. In performing its duties, the CNG Committee is authorized to consider the recommendations of our CEO when determining the compensation of the other members of management, including the NEOs. The CNG Committee is also authorized to approve any severance benefits, deferred compensation and change-in-control benefits or any perquisites offered to our NEOs.

All CNG Committee members are deemed independent under applicable NYSE rules. None of our NEOs is a member of our CNG Committee or otherwise had any role in determining the compensation of our other NEOs, other than the Chief Executive Officer’s recommendations to the CNG Committee as to the compensation of the other Named Executive Officers.

Role of the Compensation Consultant

Pursuant to its charter, the CNG Committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the CNG Committee with respect to amounts or forms of executive compensation or in carrying out its other responsibilities. For 2023, the CNG Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The CNG Committee was directly responsible for the appointment and oversight of the compensation consultant. During 2023, FW Cook provided no services to Glaukos or its management other than its compensation consulting services provided in its capacity as the CNG Committee’s independent advisor on executive and non-employee director compensation.

In connection with the compensation consultant services provided by FW Cook in 2023, the CNG Committee assessed the independence of FW Cook pursuant to the SEC and NYSE rules and concluded that no conflict of interest exists.

Peer Companies

The CNG Committee works with its independent compensation consultant each year to review the peer group used for benchmarking our executive compensation program. The CNG Committee’s objective in selecting the peer group is to identify comparably-sized public companies in the life sciences sector that compete with us for executive talent and capital investment, based on the growth profile of the Company.

The peer group companies used by the CNG Committee for 2023 comparative compensation purposes (“2023 Peer Group”) was set in June 2022. The CNG Committee generally targeted biotechnology and drug development companies with commercialized products that held a market capitalization between $1 billion and $6 billion (approximately 3x our market capitalization at the time of analysis), and that had reported annual revenues of less than $1.5 billion. For the 2023 Peer Group, the six largest market capitalization peer companies used for 2022 pay decisions were removed (Globus Medical, Insulet, Masimo, Natera, Repligen, and Tandem Diabetes), and replaced with five smaller companies (Axonics, CareDx, Fulgent Genetics, Lantheus, and Vericel). The changes were made primarily to remove the peers that were above the market capitalization size criteria and resulted in Glaukos’ market capitalization being near the 2023 Peer Group median at the time of the review.

The 2023 Peer Group included the following 18 companies:

2023 Peer Group
Aerie Pharmaceuticals	CareDx	Inspire Medical	Nevro
Artivion	CONMED	Integra LifeSciences	Nuvasive
AtriCure	Fulgent Genetics	Invitae	Vericel
Axonics	Haemonetics	iRhythm Technologies
Cardiovascular Systems	ICU Medical	Lantheus

The peer group used for 2024 executive compensation decisions was set in June 2023. Our CNG Committee conducted its annual review of our peer group and made revisions to recognize Glaukos’ then-current market capitalization and add drug development companies to recognize the importance of our pharmaceutical business (“2024 Peer Group"). The

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EXECUTIVE COMPENSATION

2024 Peer Group targeted companies that had market cap between $1 and $10 billion (approximately 3x our market capitalization at the time of analysis) and resulted in Glaukos’ market capitalization being near the 2024 Peer Group median at the time of the review.

The 2024 Peer Group included the following 17 companies:

2024 Peer Group
Apellis Pharmaceuticals	Fulgent Genetics	Lantheus	Ultagenyx Pharmaceuticals
AtriCure	Haemonetics	Nevro	Vericel
Axonics	Insmed	NuVasive
Catalyst Pharma	Inspire Medical	STAAR Surgical
CONMED	iRhythm Technologies	Travere Therapeutics

The CNG Committee reviews the peer group data as a reference point in assessing compensation decisions for the Named Executive Officers using its business judgment. Other factors considered when determining compensation levels include our objective of attracting and retaining highly qualified executives, and our goal of rewarding top performers to motivate and encourage high achievement.

Material Elements of Compensation

Base Salary

We provide an annual base salary to each of our NEOs to compensate them for performing their day-to-day services during the year. Salaries are reviewed annually by the CNG Committee and may be adjusted for the following year based on a variety of quantitative and qualitative factors, including each executive’s job responsibilities, experience, performance, and competitive market levels, as well as the recommendations of our CEO (except with respect to his own salary). No NEO is entitled to any automatic base salary increases.

In setting 2023 base salaries, the CNG Committee considered numerous factors regarding our NEOs’ performance during 2022, including strong operational and financial performance, advancing development of our key pipeline products, which are the greatest driver of long-term growth for the Company and its shareholders. The CNG Committee also took into account the competitiveness of our NEOs’ compensation relative to the peer group. Mr. Thurman’s increase was intended as a market adjustment that would bring him closer to the median for a chief financial officer in our peer group and to recognize Mr. Thurman’s growth in the role during 2022.

The chart below shows the change in each NEO’s base salary from fiscal 2022 to fiscal 2023.

			Increase	Increase
	2022 Base Salary	2023 Base Salary	(Decrease)	(Decrease)
Named Executive Officer	($)	($)	($)	(%)
Thomas W. Burns	730,000	765,000	35,000	4.8
Joseph E. Gilliam	505,000	530,250	25,250	5.0
Alex R. Thurman	365,000	401,500	36,500	10.0
Tomas Navratil	400,000	420,000	20,000	5.0

Even after giving effect to these changes, the base salary of each NEO was near or below the median for the comparable position in our peer group, with the CEO salary set slightly below the median consistent with our pay-for-performance emphasis.

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EXECUTIVE COMPENSATION

Annual Bonus

We provide our senior leadership team, including our NEOs, with an annual performance-based bonus opportunity. The purpose of this annual bonus is to provide competitive incentives for those employees who contribute to the Company’s success, and to align our executives’ short-term compensation opportunity with the Company’s business objectives and performance expectations. The annual bonus opportunity helps further our compensation objective of aligning a portion of executive pay with achievement of the Company’s short-term goals, which are designed to help the Company achieve its long-term strategic goals and create long-term value for our stockholders. We believe this allows us to compete for top talent and encourages our executives to perform at a high level by providing a near-term reward for that performance.

ANNUAL BONUS TARGETS

The chart below indicates the target bonus opportunity for each of our NEOs for 2023, which is stated as a percentage of base salary. No changes were made to target bonus opportunities in 2023 for our CEO or other NEOs. For 2023, total target cash (which consists of base salary and target bonus opportunity) for each of our NEOs was near the median for comparable positions in our peer group. Bonuses are capped at 200% of target for each executive.

	2022 Target	2023 Target
	Bonus (% of	Bonus (% of	2023 Target
Named Executive Officer	Base Salary)	Base Salary)	Bonus ($)
Thomas W. Burns	100%	100%	765,000
Joseph E. Gilliam	70%	70%	371,175
Alex R. Thurman	60%	60%	240,900
Tomas Navratil	60%	60%	252,000

BONUS EQUITY ELECTION

Under our 2023 bonus plan, our executives can elect to receive all or a portion of their annual bonus in the form of stock options or RSUs in lieu of cash. The election is made at the start of the year, so that the final value of the bonus payout increases or decreases based on both achievement of bonus goals and stock price performance, and creates an opportunity for our executives to further align their interests with those of our stockholders.

To provide additional incentive for executives to elect equity and preserve cash and to create further alignment between our executives’ and stockholders’ interests, a 15% premium is applied when converting from the dollar value of the target bonus to the number of RSUs or stock options granted. The 15% premium was modeled on the 15% discount provided to employees who purchase shares of our common stock under the Glaukos Employee Stock Purchase Plan. If an executive elected to convert his or her cash bonus opportunity into an equity award, then the executive would be granted a one-year performance stock unit or performance option award with respect to the targeted number of shares having a grant date value equal to the amount of the executive’s cash-denominated target bonus, plus the 15% premium.

The number of RSUs or options that ultimately vest would be determined in the same manner as the cash bonuses that became payable under our 2023 bonus plan described above (i.e., the number of RSUs or options that vests is performance-contingent so that the percentage that vest will be the same as the payout percentage for target cash bonuses; in other words, if bonuses were earned at 90% of target, then 90% of the target bonus RSUs or options would vest).

As set forth in the table below, for 2023 our CEO, Mr. Burns, elected to receive 100% of his annual bonus in options, and Mr. Thurman elected to receive 50% of his annual bonus in options.

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EXECUTIVE COMPENSATION

Named Executive Officer	2023 Target Bonus ($)	Portion of Target Denominated in Cash ($)	Portion of Target Denominated in Equity with 15% Premium ($)	Number of Target Options Granted (#)
Thomas W. Burns	765,000	-0-	879,750	32,863
Alex R. Thurman	240,900	120,450	138,518	5,174

The target number of bonus stock options granted to Mr. Burns and Mr. Thurman were calculated based upon the closing price of the Company’s common stock ($49.51) and the Black-Scholes value on the date of grant, April 3, 2023.

AWARD DESIGN

The 2023 bonus plan was designed so that the CEO’s bonus was based 100% on the achievement of corporate objectives, while the other NEOs’ bonuses were based 75% on corporate objectives and 25% on individual performance. This structure reflects the CEO’s ultimate accountability for corporate performance during the year, while other executives with narrower responsibility are also accountable for performing their own functions.

Executive	% Corporate Objectives	% Individual Objectives
Chief Executive Officer	100%	—%
Other Named Executive Officers	75%	25%

The earnout for revenue is subject to interpolation between the points shown and is capped at 300% of target. The Milestone Goals and Individual performance may be scored above or below target (from 0-150% payout) based on the quality of achievement including timeliness, degree of success, and assessment of value creation that results. Total bonus payout is capped at 200% of target.

Corporate Objectives

The Company’s corporate objectives for 2023 were established by the CNG Committee and the Board in March 2023, in consultation with our management team. The weighting for each objective signifies its importance to our short-term and long-term success and strategy. These goals were designed to be challenging but achievable and to align with the Company’s strategic plan and operating budget.

Our 2023 corporate objectives included financial, product development and regulatory milestones and also included an ESG goal. The financial objectives reflect the importance of continued strong, but disciplined, growth of the Company and the Company’s goal of transforming vision with novel therapies that improve outcomes for patients suffering from chronic eye disease. Our product development- and regulatory-related business goals were selected to emphasize the significance of pipeline progress, and both were focused on key strategic goals that contributed to the FDA approval of iDose TR. Our ESG-related business goal was added in 2022, and retained in 2023, in response to shareholder feedback to see a tie between the Company’s sustainability achievements and executive compensation, and reflects our commitment to continuous improvement as a responsible corporate citizen for the benefit of our patients, our investors and all other stakeholders.

Financial Objectives

Consistent with the Company’s goal of achieving continued growth, 50% of the 2023 bonus plan was earned based on our net sales for 2023. The CNG Committee set a net sales target of $293.4 million in 2023.

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EXECUTIVE COMPENSATION

When setting the 2023 net sales target, the CNG Committee considered the increasing number of competitive products and procedures facing our glaucoma business and the continued adverse impact of the significant reductions in CMS physician fee and facility fee payment rates in the ambulatory surgery centers for procedures using our products.

We achieved $314.7 million in total net sales in 2023, which reflected 11% growth over 2022 results, as well as strong corneal health and international sales growth. We believe the overachievement reflected the strong leadership of our management team in managing our core U.S. glaucoma business in the face of significant challenges caused by increasing competition and global economic pressures, and in expanding our corneal health and our international markets.

The 2023 bonus plan also measured 2023 operating expenses against the Company’s adjusted non-GAAP budget of $351.2 million in 2023. When setting the budget, the CNG Committee took into account expected investments into the Company’s product pipeline, anticipated clinical studies supporting our potentially market-expanding pipeline products, as well as costs associated with our continuing R&D efforts with our earlier stage programs. The level of budgeted expenses also took into consideration the Company’s focus on maintaining an appropriate balance between pipeline and commercial investments while preserving a strong balance sheet.

The Company’s adjusted non-GAAP operating expenses in 2023 were approximately $360.0 million, which was 2.5% above the annual budget target. The difference was primarily due to the decision to commence clinical trials ahead of schedule given the business’ positive momentum, as well as unbudgeted compensation expense that resulted from outperformance against 2023 sales goals and the achievement of growth-driving product development milestones, including the iDose TR approval in December 2023. Additionally, the Company ended the year with total cash of $301 million, which was above the originally-budgeted ending cash balance. This financial measure can be earned between 0-150%, depending on the level of performance. The CNG Committee determined that this financial objective was met at 95% of target, reducing the payout to 5% below target despite the Company missing the goal by only 2.5%.

Strategic Objectives

The first business objective was to successfully conduct an FDA pre-approval inspection (“PAI”) audit related to the iDose TR product, and resolve any iDose-related issues that arise during the PAI audit. This metric was chosen to emphasize the critical nature of a successful audit in receiving FDA approval of the iDose TR, a product with tremendous growth potential for the Company. The Company successfully passed the audit in August 2023 with no FDA Form 483 observations. Based on this result, the CNG Committee determined that the Company achieved 100% of this strategic objective.

The second business objective was to develop and demonstrate proof of concept implantation for the iDose TRIO, a prototype for in-office implantation of an iDose product. This corporate objective was chosen to encourage expansion of our pharmaceutical development capabilities and explore future iDose-related solutions. The CNG Committee determined that the Company achieved 100% of this strategic objective.

The third business objective was achievement of at least 7 of the Company’s 12 sustainability goals that were published in its 2022 Sustainability Report and targeted to be completed in 2023. This corporate objective was chosen in response to shareholder requests that the Company create a link between its sustainability targets and executive compensation, to demonstrate our commitment to those metrics that the Company’s investors and other stakeholders deem most important. In our 2022 Sustainability Report, published in April 2023, the Company identified 16 sustainability goals in areas that it considered most impactful to its business and most critical by its stakeholders: Diversity and Inclusion; Product Quality and Patient Safety; Responsible Procurement Practices; Environmental; Access, Affordability and Pricing; Cybersecurity; and Ethics and Compliance. Of the 12 of these stated goals to be completed in 2023, the Company achieved 9, and was on track to achieve the multi-year targets. The Company also achieved 3 additional goals that had targets beyond 2023. The CNG Committee determined that the Company achieved 100% of this strategic objective. All

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EXECUTIVE COMPENSATION

16 of the goals set in the 2022 Sustainability Report, along with their achievement status as of the end of 2023, are set forth below.

	Goals Set in 2023	Year-end 2023 Status
Governance
Ethics and Compliance	Completion of anti-bribery/anti-corruption training by 100% of new or renewing third-party distributors
Annual certification of Code of Conduct by 100% of employees
Responsible Procurement Practices	In 2023, reduce percentage of Glaucoma medical device product transported via air by developing 2nd site distribution center
In 2023, convert Corneal Health Photrexa cross-linking kits’ packaging and shipment materials to biodegradable materials, reducing waste and implementing cost savings
Cybersecurity and Data Privacy	By 2025, formally track alignment of the information security program to relevant components of the NIST security framework based upon the risk to Glaukos and industry best practices

Products
Product Quality and Patient Safety	Zero product recalls
100% of employees complete Product Quality training
Product Innovation	FDA submissions of pipeline technologies that would allow us to meet our publicly stated targets for FDA approvals
Advancement of key clinical programs
Access, Affordability, and Pricing	Increase number of patients who receive assistance from one of Glaukos’ assistance programs

SOCIAL
Talent Attraction, Development, Engagement, and Retention	Based on this year’s Great Place to Work engagement survey results, identify areas of opportunity; communicate and measure progress against improvement areas in the following year

Expand leadership and employee development for targeted employee groups with the addition of at least three new programs; report employee hours of training globally and learning outcomes for applicable programs by 2024

Diversity and Inclusion	As led by DEI forum, identify, and implement at least two company-wide initiatives and success measures that will expand Glaukos’ approach to diversity, equity, and inclusion by 2024
Workforce Health and Safety	Conduct an annual health and safety risk assessment and implement at least one new initiative annually to mitigate the top risk identified

ENVIRONMENTAL
Expand ISO 14001 Certification to Burlington site by 2024
Create GHG inventory for Scope 1 and 2 GHG emissions data by 2023

Completed	On Track	Partially Completed	Not Completed

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EXECUTIVE COMPENSATION

The three Named Executive Officers other than the CEO had individual objectives for themselves and the teams they manage (described below) with the objectives comprising 25% of their target bonus opportunity.

Gilliam Individual Objectives	Thurman Individual Objectives	Navratil Individual Objectives
●
Achieve U.S. and international sales targets
●
Develop and launch key corneal health product, reimbursement and patient-centric initiatives
●
iDose launch preparation, including full campaign development, sales training and field deployment plan
●
Successful execution of long-term Interventional Glaucoma development plan
●
Assess new product opportunities and execute as appropriate on a country-by-country basis
●
Adapt commercial training enhancements to local markets
●
Achieve successful iDose PAI outcome in coordination with cross-functional organizations

●
Continue development of internal reporting and analysis functions
●
Continue work on integration and automation in the financial planning environments across multiple technologies
●
Drive processes to improve forecasting and annual operating plan
●
Cybersecurity compliance and vigilance, including external assessments and avoidance of phishing attempts through internal testing and training
●
Continue to drive process improvements to shorten the accounting close cycle
●
Complete all core objectives within budget

●
Advancement of late stage pipeline products, including initiation of pivotal and post-approval trials and regulatory submittals
●
Advancement of mid-stage pipeline products, including initiation and progression of phase 2 trials and reporting of clinical data
●
Advancement of early stage pipeline products, including submittal of applications for, and initiation of, first in human or other early stage studies

Following the end of 2023, the CEO recommended, and the CNG Committee approved, achievement of 100% of each of Mr. Gilliam’s, Mr. Thurman’s and Mr. Navratil’s individual objectives. Therefore, 100% of the portion of each executive’s bonus tied to the individual objectives was earned at target. The determinations made by the CNG Committee with respect to the Company’s satisfaction of the corporate goals and the individual goals results in the following formulaic bonus plan achievement:

								2023 Actual
					Bonus Weighting		Potential Payout	Achievement
2023 Executive Bonus Goals	Target		Actual		CEO	Other NEOs	Range (% Target)	(% Target)
2023 Net Sales Target*	$293.4	MM	$314.7	MM	50%	50%	0-300%	245.3%

Meet or exceed (underspend) approved 2023 operating expense budget	$351.2	MM	$360.0	MM	20%	10%	0-150%	95%

Conduct FDA PAI Audit & Resolve any iDose PAI Issues	100%		100%		10%	5%	0-150%	100%
Develop POC Implantation for iDose TRIO	100%		100%		10%	5%	0-150%	100%
Achieve External ESG Goals	100%		100%		10%	5%	0-150%	100%
Individual Performance Goals:					-0-%	25%	0-150%	100%
Total Earned (as % of Target):					171.6%	172.1%	Max capped at 200%

*

The net sales component of the bonus can be earned between 0-300% of target and individual performance goals can be earned between 0-150% of target, but total possible bonus awards are capped at 200% of target.

2023 ACTUAL BONUS PAYOUT

For 2023, the CNG Committee determined that the CEO’s bonus was earned at 171.6% of target under the formulaic scorecard, and each of the other NEO’s earned a bonus equal to 172.1% of their target. Bonus payouts reflected the achievement of our NEOs against the corporate and individual, where applicable, goals determined for them at the start of the year. The CNG Committee determined that the bonus payout for the Company’s senior leadership would

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EXECUTIVE COMPENSATION

recognize and reward the effort and performance of our management team in achieving the Company’s near-term financial objectives and advancing toward the Company’s long-term goals to create greater value for our shareholders and other stakeholders by bringing our pipeline products to market and achieving our sustainability goals.

The values of the portion of the 2023 NEO bonuses earned pursuant to formulaic criteria is set forth in the table below. The value of the options reported in the table below is based on the spread value of the options on the April 1, 2024 vesting date.

						Value of Portion
				2023 Bonus	2023 Bonus	Paid in Equity on
	2023 Earned	Actual Bonus	Bonus	Paid in Cash	Paid in	April 1, 2024
Named Executive Officer	Bonus Value ($)	as a % of Target	Election Form	($)	Options (#)	Vesting Date($)
Thomas W. Burns	1,313,005	171.6%	100% options	-0-	56,404	2,458,650
Joseph E. Gilliam	638,921	172.1%	100% cash	638,921
Tomas Navratil	433,779	172.1%	100% cash	433,779
Alex R. Thurman	414,672	172.1%	50% options / 50% cash	207,336	8,906	388,213

Mr. Burns and Mr. Thurman elected to receive all or a portion of their 2023 annual bonus in equity. Because the price of the Company’s stock increased from the date of grant of the equity underlying the annual bonus ($49.51 on April 3, 2023) to the date of vesting ($93.10 on April 1, 2024), the value of the bonuses actually paid to Messrs. Burns and Thurman was more than if they had elected to receive all of their bonus in cash.

2024 BONUS PLAN

In March 2024, the CNG Committee approved the 2024 executive bonus plan issued under our 2015 Omnibus Incentive Compensation Plan. With regard to performance targets, the CNG Committee determined to focus on key operational initiatives for the corporate performance component, which include financial components similar to those measured in 2023 as well as strategic objectives tied to pipeline product approvals, pipeline product development accomplishments and achievement of a certain number of external ESG goals by the end of 2024. The respective weightings of these 2024 bonus targets are consistent with those applied in 2023.

Ong-Term Incentives
Long-Term Incentives

The CNG Committee believes it is essential to provide long-term equity-based compensation to our executive officers in order to link both the interests and risks of our executive officers with those of our stockholders, which is a cornerstone of the Company’s pay for performance philosophy. Equity awards with a multi-year vesting schedule are designed to reward the creation and preservation of long-term stockholder value. Our management team follows the same philosophy: all U.S. employees in the Company receive equity grants, to foster a sense of ownership and align interests with those of our investors.

For 2023, long-term incentive compensation consisted of both time-based and performance-based equity grants. Performance-based equity are awards that require the achievement of pre-determined operational or financial objectives in order to vest. The CNG Committee believes that the use of performance-based equity advances multiple goals that benefit both the Company and stockholders. Performance-based equity incentivizes the achievement of the Company’s long- and short-term strategic goals, motivates executives to work hard to increase the value of the Company, as evidenced by increased stock price, and encourages executives to remain employed with the Company.

Our CEO’s 2023 equity grant was designed to be provided half in performance-based RSUs (“PRSUs”) and one-quarter in each of time-based RSUs and stock options. Our other NEO’s awards were designed as one-third time based RSUs, one-third time-based options and one-third PRSUs. In 2024, PRSUs will increase from one-third to one-half of all NEO equity grants. Our executives were given the opportunity to convert the time-based stock option portion of their equity award into RSUs with equivalent value, to convert the time-based RSU portion of their equity award into stock options with equivalent value and to convert the PRSU portion of their equity grant into performance-based stock options with equivalent value and the same long-term performance goals. The opportunity to elect to have full value shares granted as options affords those executives greater potential reward in exchange for the lack of guaranteed value from an RSU. The CNG Committee views this election to convert full value shares to options as supporting the Company’s entrepreneurial spirit of growth, and the conversion of options to full value shares as providing a strong retention incentive.

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EXECUTIVE COMPENSATION

For 2023, Mr. Burns chose to receive his performance-based equity as performance-based options, in lieu of PRSUs, and to received his time-based equity as options, in lieu of time-based RSUs. Each of Messrs. Gilliam and Thurman elected to receive their time-based equity in the form of options and RSUs, while Mr. Navratil chose to receive his time-based equity in the form of RSUs. Messrs. Gilliam and Thurman chose to receive their performance-based equity in the form of performance-based options, and Mr. Navratil chose to receive his performance-based equity in the form of PRSUs.

2023 ANNUAL EQUITY GRANTS

The CNG Committee considered several factors when determining 2023 annual equity award amounts for our CEO and other NEOs, including individual performance, succession planning, internal equity, peer group data and the Company’s performance over the prior year. The CNG Committee exercises its judgment and discretion, and also considers the recommendations from our CEO in setting award amounts for the other NEOs.

The following table shows the intended target total annual equity grant value awarded to each NEO in 2023, and the number of time-based RSUs and stock options, and PRSUs and stock options, granted based on the 2023 performance and compensation review process.

	Time-Based	Time Based	Time-Based Equity	Performance-based	Performance-Based	Performance-based Equity	Total Target 2023
	RSUs	Options	Target Value	RSUs	Options	Target Value	Annual Equity Grant Value
Named Executive Officer	(#)	(#)	($)	(#)	(#)	($)	($)
Thomas W. Burns	-0-	110,254	$3,000,000	-0-	$110,254	$3,000,000	6,000,000
Joseph E. Gilliam	20,636	36,751	$2,000,000	-0-	$36,751	$1,000,000	3,000,000
Alex R. Thurman	11,006	19,601	$1,066,667	-0-	$19,601	$533,333	1,600,000
Tomas Navratil	23,387	-0-	$1,133,333	11,693	$-0-	$566,667	1,700,000

2023 ANNUAL TIME-BASED EQUITY

The equity grants of time-based RSUs to our NEOs in 2023 vest over four years, with 25% of the RSUs vesting and being delivered on each of the first four anniversaries of the grant date. The grants of time-based stock options also vest over four years, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following three years.

2023 ANNUAL PERFORMANCE-BASED EQUITY

For 2023, 50% of our CEO’s annual equity awards and 33.3% of our other NEOs’ equity awards were in the form of performance-based equity.

The performance-based equity granted to our executives in 2023 extends over a five-year period and may be earned based upon the regulatory approval of products in development with a minimum three-year performance period because no goal is achievable until 2025. The CNG Committee believes that achieving regulatory approval to commercialize our products is one of the most effective ways for the Company to establish its foothold as a pharmaceutical manufacturer and ultimately grow in sales and overall value to our stockholders. By rewarding successful completion of the long-term developmental steps necessary to achieve approval and commercialization of our many pipeline products, including pharmaceutical products, the CNG Committee created even greater alignment between our executives and our investors. Additionally, these regulatory approval performance targets are required to be met within five years of the grant date, creating a limited window between the third and fifth years to earn the full performance equity award and encouraging our management team to make our development and regulatory processes as efficient and effective as possible.

Performance is measured using a scorecard, with between 0% and 200% of target earned based on the number of points accumulated during the measurement period.

				Target				Maximum
Cumulative Points	3	6	9	12	15	18	21	24
% Target Earned	25%	50%	75%	100%	125%	150%	175%	200%

Points are earned for regulatory approval of new products and line extensions of existing products obtained between 2025 and 2027. No points are earned for regulatory approvals that occur prior to 2025 to ensure that achievement of goals do not overlap with prior performance-based equity plans. Points are earned as follows:

●	6 points for U.S. FDA approval of tier 1 candidates
●	3 points for U.S. FDA approval of tier 2 candidates
●	3 points for EU, Americas (excluding U.S.), or APAC approval

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EXECUTIVE COMPENSATION

The number of points earned and banked is first measured against the scorecard at the end of 2025, with any earned awards vesting following CNG Committee certification of performance in the first quarter of 2026. There is a minimum three-year period before any awards can be earned and vest.

Incremental points can be earned for regulatory approvals that occur in 2026 and in 2027, with earned awards paid out as vested shares in the first quarter of 2027 and 2028, respectively, upon certification by the CNG Committee. Any regulatory approvals that occur in 2027 only count towards goal achievement if the U.S. FDA application for approval is made by the end of 2026. The total maximum potential payout for the 2023 performance-based equity awards is capped at 200% of target.

2023 SPECIAL CEO AWARD

In December 2023, we received U.S. FDA approval of the Company’s iDose TR product, which is designed to reduce intraocular pressure in patients with ocular hypertension or open-angle glaucoma. This approval was the culmination of more than 15 years of commitment and half a billion dollars of investment on the part of the Company, and we believe is one of the most important value-creating opportunities in the Company’s history.

The significance of this achievement also has been reflected in the Company’s stock price performance: Glaukos stock price rose 25% on the day the iDose approval was announced ($60.42 closing price on December 13, 2023, the day before the announcement, to $75.74 on December 14, 2023, the day of the announcement) and has risen 54% in the aggregate since approval ($60.42 closing price on December 13, 2023, the day before the announcement, to $93.10 on April 1, 2024).

We have received feedback from numerous stockholders that, given the importance of the iDose product to the Company’s long-term growth and value, the Company should connect executive compensation to its successful commercial launch. The CNG Committee determined it was in the best interest of the Company and shareholders to grant our CEO a special, one-time performance RSU award entirely focused on incentivizing and rewarding future milestones related to a successful commercial launch of the iDose TR product, which the Company believes will be a significant driver of long-term shareholder value creation. This grant is 100% performance-based, and is only earned upon the achievement of certain regulatory, reimbursement, and sales volume targets over three years. This long-term performance period is designed to keep our CEO focused on excellent execution over the several years we anticipate it will take before the full value of this product is realized, in terms of market acceptance, financial impact and stock price valuation. The performance targets under the grant were set to reward those aspects of the iDose commercial launch that we believe will have the most impact on the overall success of the product in both the short- and long-term, and consist of:

• Pre-determined iDose sales volume targets	• Achievement and establishment of certain reimbursement-related milestones and rates	• Regulatory approval of market-expanding next-generation product

Mr. Burns’ special PRSU grant had a target grant value of $1 million, an amount designed to meaningfully reward Mr. Burns for achieving these significant growth drivers. Performance to earn the award is measured using a scorecard, with between 0% and 200% of target eligible to be earned based on the number of points accumulated over the three-year measurement period.

		Target		Maximum
Cumulative Points	3	6	9	12
% Target Earned	50%	100%	150%	200%

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EXECUTIVE COMPENSATION

Points are based on the achievement of the targets described above. The number of points earned is measured at the end of 2026, with any earned awards vesting following the CNG Committee’s certification of performance at the end of the three-year performance period. The total maximum potential payout for the 2023 Special CEO Award is capped at 200% of target. Mr. Burns must continue providing service to the Company in order to receive the earned shares. If a change in control of the Company occurs, Mr. Burns’ PRSUs will be deemed earned at the higher of the target or the actual points accumulated, and will generally be subject to time-based vesting through December 31, 2026 (subject to accelerated vesting in the event of a qualified termination within 12 months following such change in control).

2022 PERFORMANCE-BASED EQUITY GRANT

Performance-based equity granted to our NEOs in 2022 is measured by commencement of clinical studies related to various pharmaceutical pipeline products. In 2022, the Company commenced four clinical trials, including iLution treatment for dry eye disease, iLution treatment for presbyopia, and two trials related to next generation iLink corneal health treatments, resulting in 50% of the target award being earned. In 2023, the Company commenced five clinical trials, including iLution travoprost, IVT axitinib, iLeaf, iLink NXL, and iLink (Epioxa), resulting in an additional 75% of the target award being earned. To date, 125% of the target awards have been earned. The Company believes that the achievement of these milestones reflects discipline and rigor on the part of our management team in developing new pharmaceutical treatments to expand our product offerings, market potential and long-term value.

2021 PERFORMANCE-BASED EQUITY GRANT

Performance-based equity granted in 2021 is held by three of our NEOs (Messrs. Burns, Gilliam, and Navratil) and is measured by receipt of FDA or European Union approvals for certain Company pipeline products, with 50% of the target award earned for each designated product that receives marketing approval from the FDA and 25% earned for each designated product that receives approval to sell in the European Union. In 2022, the Company received FDA clearance of both its iPrime and its iStent infinite devices, resulting in 100% of the target award being earned, and in 2023, the Company received FDA approval of iDose TR, resulting in an additional 50% of the target award being earned. To date, 150% of the target awards have been earned.

Severance Benefits

We have entered into executive severance and change in control agreements with each of our senior team leaders, including our NEOs, Messrs. Burns, Gilliam, Thurman and Navratil. The level of each executive’s severance benefits has been determined to be appropriate by the CNG Committee, which believes that severance benefits, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We believe these potential benefits helped us to assemble a qualified senior leadership team. The payments and benefits provided under our severance and change in control arrangements are designed to provide our NEOs with benefits that are competitive with market practices.

As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the NEOs would be entitled to severance benefits in the event of an involuntary termination of employment by us without “cause” or a resignation for “good reason” (each as defined in the executive severance and change in control agreements). The change in control severance benefits are subject to a double trigger, and the NEOs are not entitled to their cash severance benefits merely because a change in control transaction occurs. The amount of each NEO’s severance benefits is increased in connection with a qualifying termination in connection with or following a change in control in order to encourage our NEOs to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain.

No NEO is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances. Additionally, no new or amended employment agreements were entered into with any of our NEOs since the date of the 2023 Annual Meeting of Stockholders. All members of the Compensation Committee during fiscal 2023 were independent directors and none of them are current or former employees or officers of the Company or had any relationship with us during fiscal 2023 requiring disclosure of certain transactions with related persons under SEC rules.

Other Benefits

All full-time employees, including our NEOs, are eligible to participate in the Company’s health and welfare benefits, including our 401(k) Plan with a company-sponsored match component for our U.S.-based employees, and our Employee Stock Purchase Plan. Our NEOs are also eligible for an annual executive physical.

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EXECUTIVE COMPENSATION

We have also adopted and maintain the Glaukos Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan permits our management or highly compensated employees, including all of our Named Executive Officers, to elect to defer base salary and annual incentive compensation pursuant to the terms of the Deferred Compensation Plan. Further details on this Deferred Compensation Plan are provided below under the heading, “Nonqualified Deferred Compensation Plans.”

Stock Ownership Policy Applicable to Executive Officers

In 2019, the CNG Committee adopted a Stock Ownership Policy that requires our executive officers to maintain a meaningful equity stake in our Company. These guidelines require our CEO to own shares of our common stock having a value equal to at least six times his annual base salary, and each of our other NEOs to own shares of our common stock having a value of at least three times the executive’s annual base salary. Shares subject to stock options and unvested PRSUs are not considered owned by the executive for purposes of this Policy. Each NEO is required to meet the minimum stock ownership requirement within five years from the date on which they become subject to the guidelines. Each of the NEOs was in compliance with the required ownership levels as of January 1, 2024.

Policy on Pledging and Hedging of Company Shares

As further described in the section titled “Corporate Governance—Policy on Pledging and Hedging of Company Shares,” our Board of Directors has adopted anti-pledging and anti-hedging policies that prohibit our executive officers from pledging Glaukos securities or engaging in hedging transactions.

Clawback Policy

In accordance with SEC and New York Stock Exchange requirements, in 2023 the Board adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the CNG Committee notes this deductibility limitation. However, the CNG Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The CNG Committee of the Board has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the CNG Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation, Nominating and Governance Committee of the Board

Mark J. Foley (chair)
Gilbert H. Kliman, M.D. Marc A. Stapley
Denice M. Torres

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EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2023, 2022 and 2021

The following table provides information regarding the compensation of our Named Executive Officers during 2023, 2022 and 2021.

					Stock	Option	Non‑equity incentive	All other
		Salary	Bonus		awards	awards	plan compensation	compensation	Total
Name and principal position	Year	($)	($)		($)(1)	($)(1)	($)	($)(2)	($)

Thomas W. Burns	2023	$765,000		$—	$1,000,019	$6,879,765	$—	$9,900	$8,654,684
Chairman and Chief	2022	$730,000		$—	$2,300,012	$2,467,875	$761,901	$8,400	$6,268,188
Executive Officer (3)	2021	$702,000		$—	$5,299,920	$—	$1,247,524	$10,700	$7,260,144

Joseph E. Gilliam	2023	$530,250		$—	$1,000,021	$1,999,989	$638,921	$9,900	$4,179,081
President and	2022	$505,000		$—	$3,500,012	$2,500,012	$461,185	$8,400	$6,974,609
Chief Operating Officer	2021	$456,034		$—	$1,199,996	$—	$526,787	$8,700	$2,191,517

Alex R. Thurman	2023	$401,500	$		$533,351	$1,205,382	$207,336	$12,400	$2,359,969
Senior Vice President and	2022	$365,000		$—	$1,251,899	$500,002	$—	$8,400	$2,125,301
Chief Financial Officer (4)

Tomas Navratil	2023	$420,000	$		$1,699,977	$—	$433,779	$12,400	$2,566,156
Chief Development Officer (4)	2022	$400,000		$—	$1,699,985	$—	$313,110	$8,400	$2,421,495

(1)	The amounts shown represent the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to executive officers in 2023, see Note 9, Stock-Based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

2023 Bonus Options: The amounts reported in the option awards column for 2023 include the grant date fair value of stock options (the “Bonus Options”) granted to Messrs. Burns and Thurman pursuant to their elections to receive 100% and 50%, respectively, of their 2023 bonus in the form of stock options rather than cash. The grant date fair value of the Bonus Options was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The Bonus Options are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Bonus Options of $879,742 for Mr. Burns and $138,695 for Mr. Thurman. If we had achieved the highest level of performance under the Bonus Options, the grant date fair value for the Bonus Options would have increased to $1,759,485 for Mr. Burns and $277,390 for Mr. Thurman. For a more detailed description of these grants of Bonus Options, please see “Material Elements of Compensation—Annual Bonuses” in the Compensation Discussion and Analysis section above.

2023 Performance Options: The amounts reported in the option awards column for 2023 include the grant date fair value of performance-based stock options (the “Performance Options”) granted to Messrs. Burns, Gilliam and Thurman that only vest upon the achievement of pre-determined operational goals over a multi-year performance period. For Mr. Burns, this constituted 50% of the total target value of his 2023 long-term incentive equity grant, with the remainder granted as time-based options. For Messrs. Gilliam and Thurman, this constituted 33.3% of the value of each of their respective 2023 long-term incentive equity grants, with the remainder granted as 33.3% time based RSUs and 33.3% time-based options. The grant date fair value of the Performance Options was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The Performance Options are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Performance Options of $3,000,011 for Mr. Burns, $999,995 for Mr. Gilliam and $533,343 for Mr. Thurman. If we had achieved the highest level of performance under the Performance Options, the grant date fair value for the Performance Options would have increased to $6,000,022 for Mr. Burns, $1,999,990 for Mr. Gilliam and $1,066,686 for Mr. Thurman. For a more detailed description of these grants of the Performance Options, please see “Material Elements of Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.

2023 Performance RSUs: The amounts reported in the stock awards column for 2023 include the grant date fair value of PRSUs granted to Mr. Navratil that only vest upon the achievement of pre-determined operational targets over a multi-year performance period. For Mr. Navratil, this constituted 33.3% of the value of his 2023 long-term incentive equity grant, with the remainder being issued in the form of time-based RSUs. The grant date fair value of the PRSUs was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The PRSUs are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the PRSUs of $566,643 for Mr. Navratil. If the maximum performance level is achieved during the performance period, the grant date fair value for the PRSUs would be $1,133,286 for Mr. Navratil. The amounts reported in the stock awards column for 2023 also include the grant date fair value of performance-based RSUs granted to Mr. Burns in connection with the U.S. FDA approval of the Company’s iDose TR product (“Special CEO Award”) that only vest upon the achievement of pre-determined regulatory, reimbursement, and sales targets over a three-year performance period. The grant date fair value of the performance-based RSUs was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The Special CEO Award performance-based RSUs are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Special CEO Award performance-based RSUs of $1,000,019. If we had achieved the highest level of performance under the Special CEO Award performance-based RSUs, the grant date fair value would have increased to $2,000,038. For a more detailed description of these grants of the PRSUs, please see “Material Elements of Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.

(2)	Consists of Company matching contributions to the executive’s 401(k) plan contributions and the Company’s payment for an annual executive physical.
(3)	The base salary amounts for Mr. Burns for 2021 and 2022, and the non-equity incentive plan compensation for 2022, include amounts that were deferred under our Deferred Compensation Plan described below.
(4)	Effective April 1, 2022, (i) Mr. Thurman was promoted to Senior Vice President and Chief Financial Officer, and (ii) Mr. Navratil was promoted to Chief Development Officer. Prior to that date, Messrs. Thurman and Navratil had not been executive officers of the Company.

Glaukos Corporation  |  2024 Proxy Statement  |  63

EXECUTIVE COMPENSATION

2023 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our Named Executive Officers in 2023:

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards ($)(1)			Awards (#)(1)
											Grant
								2023	2023		Date Fair
								Stock	Option	Exercise	Value of
								Awards:	Awards:	or Base	Stock
								Number of	Number of	Price of	and
								Shares of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)				Units (#)	Options (#)	($/Sh)	($)(2)

Thomas W. Burns
Time-Based Options	3/22/2023	—	—	—	—	—	—	—	110,254	48.46	3,000,011
Special CEO Award PRSUs	12/22/2023				6,072	12,145	24,290				1,000,019
Performance Options	3/22/2023	—	—	—	55,127	110,254	220,508	—	—	48.46	3,000,011
Bonus Election Options	4/3/2023	—	—	—	16,431	32,863	65,726	—	—	49.51	879,743

Joseph E. Gilliam
Time-Based RSUs	3/22/2023	—	—	—	—	—	—	20,636	—	—	1,000,021
Time-Based Options	3/22/2023	—	—	—	—	—	—	—	36,751	48.46	999,995
Performance Options	3/22/2023	—	—	—	18,375	36,751	73,502	—	—	48.46	999,995
Annual Cash Bonus	4/1/2023	185,588	371,175	742,350	—	—	—	—	—	—	—

Alex R. Thurman
Time-Based RSUs	3/22/2023	—	—	—	—	—	—	11,006	—	—	533,351
Time-Based Options	3/22/2023	—	—	—	—	—	—	—	19,601	48.46	533,343
Performance Options	3/22/2023	—	—	—	9,800	19,601	39,202	—	—	48.46	533,343
Annual Cash Bonus	4/1/2023	60,225	120,450	240,900	—	—	—	—	—	—	—
Bonus Election Options	4/3/2023	—	—	—	2,587	5,174	10,348	—	—	—	138,695

Tomas Navratil
Time-Based RSUs	3/22/2023	—	—	—	—	—	—	23,387	—	—	1,133,334
PRSUs	3/22/2023	—	—	—	5,846	11,693	23,386	—	—	—	566,643
Annual Cash Bonus	4/1/2023	126,000	252,000	504,000	—	—	—	—	—	—	—

(1)	Incentive plan awards consist of:
a.	Annual cash bonuses payable under our 2023 executive bonus plan. The maximum potential payout under the executive bonus plan is 200% of target.
b.	Awards of performance-based stock options and PRSUs that only vest upon the achievement of pre-determined operational goals. The performance-based stock options and PRSUs vest over a four-year performance period, with a maximum potential program payout of 200% of target;
c.	Awards of stock options granted to Messrs. Burns and Thurman pursuant to their elections to receive 100% and 50%, respectively, of their annual bonuses in the form of stock options rather than in the form of a cash payment, and includes the 15% premium component; and
d.	Special CEO Award of performance-based RSUs granted to Mr. Burns on December 22, 2023 in connection the U.S. FDA’s approval of the Company’s iDose TR product on December 13, 2023, which only vests upon the achievement of pre-determined regulatory, reimbursement and sales target goals over a three-year performance period, with a maximum potential overachievement payout under this grant of 200% of target.

Please see “Material Elements of Compensation—Annual Bonuses” and “Material Elements of Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above for more information on our executive incentive compensation programs.

(2)	The amounts shown represent the grant date fair values of stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718 and, in the case of the performance-based stock options, PRSUs, stock options granted pursuant to our annual bonus equity election, and performance-based RSUs granted in connection with Mr. Burns’ Special CEO Award, based upon the probable outcome of the applicable performance conditions. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to executive officers in 2023, see Note 9, Stock-Based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10- K for the year ended December 31, 2023.

64  |  2024 Proxy Statement  |  Glaukos Corporation

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2023.

Option awards	Stock awards
Number of
securities underlying
unexercised options (#)
Equity
incentive
Equity	plan
incentive	awards:
Equity	plan	Market or
incentive	awards:	payout
plan	Number of	value of
awards:	Market	unearned	unearned
Number of	Number of	value of	shares,	shares,
securities	shares or	shares or	units or	units or
underlying	units of	units of	other	other
unexercised,	Option	stock that	stock that	rights that	rights that
unearned	exercise	Option	have not	have not	have not	have not
Grant	options	price	expiration	vested	vested	vested	vested
Name	date	Exercisable	Unexercisable	(#)	($)	date	(#)	($)(1)	(#)	($)(1)

Thomas W. Burns	7/10/2014	155,115	—	—	7.275	7/10/2024	—	—	—	—
3/10/2016	275,000	—	—	16.49	3/10/2026	—	—	—	—
3/15/2017	180,000	—	—	45.71	3/15/2027	—	—	—	—
3/14/2018	266,000	—	—	30.92	3/14/2028	—	—	—	—
3/14/2019	50,000	—	—	69.30	3/14/2029	—	—	—	—
3/12/2020	—	—	—	—	—	7,513	(3)	597,208	—	—
3/12/2020	61,096	4,074	(2)	—	39.10	3/12/2030	—	—	—	—
3/12/2020	28,455	—	—	39.10	3/12/2030	—	—	—	—
12/17/2020	—	—	—	—	—	489	(4)	38,871	—	—
12/17/2020	—	—	—	—	—	310	(4)	24,642	—	—
3/18/2021	—	—	—	—	—	15,418	(3)	1,225,577	—	—
3/18/2021	—	—	—	—	—	—	—	46,253	(5)	3,676,651
3/24/2022	—	—	—	—	—	15,631	(3)	1,242,508	—	—
3/24/2022	—	—	—	—	—	—	—	5,211	(6)	414,222
3/24/2022	18,408	23,670	(2)	—	55.18	3/24/2032	—	—	—	—
3/24/2022	32,611	—	72,584	(6)	55.18	3/24/2032	—	—	—	—
4/01/2022	7,258	—	60.78	4/01/2032	—	—	—	—
3/22/2023	—	110,254	(2)	—	48.46	3/22/2033	—	—	—	—
3/22/2023	—	—	220,508	(7)	48.46	3/22/2033	—	—	—	—
4/03/2023	—	—	65,726	(8)	49.51	4/03/2033	—	—	—	—
12/22/2023	—	—	—	—	—	—	—	24,290	(9)	1,930,812

Joseph E. Gilliam(10)	5/05/2017	160,000	—	—	41.69	5/05/2027	—	—	—	—
3/14/2018	28,000	—	—	30.92	3/14/2028	—	—	—	—
3/14/2019	13,300	—	—	69.30	3/14/2029	—	—	—	—
3/12/2020	36,998	3,468	(2)	—	39.10	3/12/2030	—	—	—	—
3/12/2020	9,607	—	—	39.10	3/12/2030	—	—	—	—
12/17/2020	—	—	—	—	—	204	(4)	16,216	—	—
12/17/2020	—	—	—	—	—	186	(4)	14,785	—	—
3/18/2021	—	—	—	—	—	7,750	(3)	616,048	—	—
3/18/2021	—	—	—	—	—	—	—	11,660	(5)	—
3/24/2022	—	—	—	—	—	27,184	(3)	2,160,856	—	—
3/24/2022	—	—	—	—	—	27,184	(11)	2,160,856	—	—
3/24/2022	13,721	—	49,397	(12)	55.18	3/24/2032	—	—	—	—
3/24/2022	28,358	—	63,117	(6)	55.18	3/24/2032	—	—	—	—
3/22/2023	—	—	—	—	—	20,636	(3)	1,640,356	—	—
3/22/2023	—	36,751	(2)	—	48.46	3/22/2033	—	—	—	—
3/22/2023	—	—	73,502	(7)	48.46	3/22/2033	—	—	—	—

Alex R. Thurman	10/06/2016	40,000	—	—	38.68	10/06/2026	—	—	—	—
12/14/2016	20,000	—	—	33.81	12/14/2026	—	—	—	—
3/15/2017	15,000	—	—	45.71	3/15/2027	—	—	—	—
4/01/2020	6,675	—	—	28.78	4/01/2030	—	—	—	—
4/01/2020	—	—	—	—	—	1,738	(3)	138,154	—	—
1/04/2021	—	—	—	—	—	99	(4)	7,870	—	—
4/01/2021	—	—	—	—	—	56	(13)	4,451	—	—
4/01/2021	—	—	—	—	—	1,251	(3)	99,442	—	—
3/24/2022	14,179	—	31,559	(6)	55.18	3/24/2032	—	—	—	—
3/24/2022	—	—	—	—	—	13,593	(3)	1,080,508	—	—
3/22/2023	—	—	—	—	—	11,006	(3)	874,867	—	—
3/22/2023	—	19,601	(2)	—	48.46	3/22/2033	—	—	—	—
3/22/2023	—	—	39,202	(7)	48.46	3/22/2033	—	—	—	—
4/03/2023	—	—	10,348	(14)	49.51	4/03/2033	—	—	—	—

Tomas Navratil	10/19/2020	3,309	872	(2)	—	55.00	10/19/2030	—	—	—	—
1/04/2021	—	—	—	—	—	6,390	(4)	507,941	—	—
3/18/2021	—	—	—	—	—	1,949	(15)	154,926	—	—
3/18/2021	6,041	2,747	(2)	—	85.94	3/18/2031	—	—	—	—
3/18/2021	—	—	—	—	—	—	—	5,847	(5)	464,778
3/24/2022	—	—	—	—	—	—	—	2,566	(6)	203,971
3/24/2022	—	—	—	—	—	15,405	(3)	1,224,543	—	—
3/22/2023	—	—	—	—	—	—	—	11,693	(7)	929,477
3/22/2023	—	—	—	—	—	23,387	(3)	1,859,033	—	—

Glaukos Corporation  |  2024 Proxy Statement  |  65

EXECUTIVE COMPENSATION

(1)	The reported value of these stock awards is based upon a stock price of $79.49, which was the closing market price of the Company’s common stock on December 29, 2023, the last trading day of the Company’s 2023 fiscal year.
(2)	These options vest over four years from the grant date, with 25% vesting on the one-year anniversary of the grant date and the remaining amount vesting in equal monthly installments over the following 36 months.
(3)	This stock award vests over four years, with 25% vesting annually on each anniversary of the grant date.
(4)	This stock award vests over three years, with 33% vesting on each of January 1, 2022, January 1, 2023 and January 1, 2024.
(5)	The reported grants are awards of performance-based stock options and PRSUs granted in 2021 that only vest upon the achievement of multiple pre-determined operational goals during a four-year performance period, as described in more detail under the heading “Material Elements of Compensation— Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above. The number of performance-based stock options and PRSUs reported reflects the maximum number that could be earned based upon the maximum overachievement possible during the performance period under the terms of the grant. As of the end of fiscal year 2023, 150% of the target awards have been earned.
(6)	The reported grants are awards of performance-based stock options and PRSUs granted in 2022 that only vest upon the achievement of multiple pre-determined operational goals during a four-year performance period, as described in more detail under the heading “Material Elements of Compensation— Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above. The number of performance-based stock options reported reflects the maximum number that could be earned based upon the maximum overachievement possible during the performance period under the terms of the grant. As of the end of fiscal year 2023, 125% of the target awards have been earned.
(7)	The reported grants are awards of performance-based stock options and PRSUs granted in 2023 that only vest upon the achievement of multiple pre-determined operational goals during a four-year performance period, as described in more detail under the heading “Material Elements of Compensation— Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above. The number of performance-based stock options reported reflects the maximum number that could be earned based upon the maximum overachievement possible during the performance period under the terms of the grant. As of the end of fiscal year 2023, none of the target awards have been earned.
(8)	These stock options were granted to Mr. Burns pursuant to his election to receive all of his 2023 annual cash bonus in the form of stock options rather than in the form of a cash payment. They will vest on first anniversary of the grant date, in an amount determined by the achievement of the Company under its executive bonus plan, as determined by the CNG Committee, and are subject to adjustment for underachievement and overachievement up to a maximum of 200% of the target. The number of stock options reported reflects the maximum number that could be earned based upon the maximum overachievement possible under the executive bonus plan.
(9)	These performance-based RSUs were granted to Mr. Burns in connection with the U.S. FDA approval of the Company’s iDose TR product and only vest upon the achievement of pre-determined regulatory, reimbursement, and sales targets over a three-year performance period. The number of performance-based RSUs reported reflects the maximum number that could be earned based upon the maximum overachievement possible during the performance period under the terms of the grant. As of the end of fiscal year 2023, none of the target awards have been earned.
(10)	The number of shares reported does not reflect the transfer of the economic interest of a portion of the indicated stock option and RSU awards to Mr. Gilliam’s former spouse pursuant to a domestic relations order, as previously reported in Reports on Form 4 filed with the SEC on May 8, 2019, December 21, 2020 and April 5, 2022.
(11)	This stock award was granted to Mr. Gilliam in connection with his promotion to the Company’s President and Chief Operating Officer in 2022, and vests 50% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date.
(12)	These stock options were granted to Mr. Gilliam in connection with his promotion to the Company’s President and Chief Operating Officer in 2022, and only vest upon the achievement of certain pre-determined financial goals over a four-year performance period, with the first three years of the multi-year performance period subject to adjustment for underachievement but not for overachievement. The number of performance-based stock options reported reflects the maximum number that could be earned based upon the maximum overachievement possible during the performance period under the terms of the grant. As of the end of fiscal 2023, the first year’s financial goal had been met at target and confirmed by the CNG Committee.
(13)	This stock award vests over three years, with one-third vesting annually on each anniversary of the grant date.
(14)	These stock options were granted to Mr. Thurman pursuant to his election to receive 50% of his 2023 annual cash bonus in the form of stock options rather than in the form of a cash payment. They will vest on first anniversary of the grant date, in an amount determined by the achievement of the Company under its executive bonus plan, as determined by the CNG Committee, and are subject to adjustment for underachievement or overachievement up to a maximum of 200% of the target. The number of stock options reported reflects the maximum number that could be earned based upon the maximum overachievement possible under the executive bonus plan.
(15)	This stock award vests over four years, with 25% vesting annually on each of April 1, 2022, April 1, 2023, April 1, 2024 and April 1, 2025.

66  |  2024 Proxy Statement  |  Glaukos Corporation

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal 2023

The following table presents information regarding the options exercised by each Named Executive Officer and the common stock acquired by each Named Executive Officer upon the vesting of stock awards during fiscal year 2023.

	Option Awards		Stock Awards
	Number of		Number
	shares		of shares	Value
	acquired on	Value realized	acquired	realized
	exercise	on exercise	vesting on	on vesting
Name	(#)	($)	(#)	($)
Thomas W. Burns	364,885	24,982,542	57,649	2,969,612
Joseph E. Gilliam(1)	97,500	4,008,228	18,789	963,855
Alex R. Thurman	—	—	13,181	651,315
Tomas Navratil	—	—	19,210	953,625

(1)	The number of shares acquired on exercise and on vesting reported do not reflect the transfer of the economic interest of a portion of the underlying stock option and RSU awards to Mr. Gilliam’s former spouse pursuant to a domestic relations order, as previously reported in Reports on Form 4 filed with the SEC on May 8, 2019, December 21, 2020 and April 5, 2022.

Nonqualified Deferred Compensation Plans

The following table presents information regarding our nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for Named Executive Officers for 2023.

		Registrant	Aggregate		Aggregate
	Executive	Contributions	Earnings (Loss)	Aggregate	Balance at
	Contributions in	in Last	in Last Fiscal	Withdrawals/	Last Fiscal
	Last Fiscal Year	Fiscal Year	Year	Distributions	Year-End
Name	($)(1)	($)	($)(1)	($)	($)(1)
Thomas W. Burns	609,520	—	996,241	—	6,358,035
Joseph E. Gilliam	—	—	—	—	—
Alex R. Thurman	—	—	—	—	—
Tomas Navratil	—	—	—	—	—

(1)	Mr. Burns’ contributions presented herein reflect amounts deferred from his 2022 non-equity incentive compensation, which was actually paid out in 2023. The amounts reported in the aggregate balance at last fiscal year end also reflect amounts reported in prior year’s Summary Compensation Tables, except the portion attributable to earnings, which are not reported in the Summary Compensation table because the rate is not above market.

Our Deferred Compensation Plan permits our management or highly compensated employees, including all of our Named Executive Officers, to elect to defer base salary (up to 80%), up to 80% of their annual cash incentive bonus and up to 80% of their annual performance-based compensation pursuant to the terms of the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan will be credited (or debited) with an investment return determined as if the deferred amounts were invested in one or more investment funds selected by the participating employee from those funds made available under the Deferred Compensation Plan. These investment funds made available under the Deferred Compensation Plan are chosen by the delegates of the CNG Committee and include numerous asset classes including funds from Fixed Income to International Equity. Participants also have the option to select asset allocation portfolios that range from Conservative to Aggressive. The Company may also make discretionary credits to the accounts of participating employees under the Deferred Compensation Plan, which employer credits may or may not be subject to a vesting schedule.

Amounts deferred under the Deferred Compensation Plan will become payable upon a participating employee’s separation from service with the Company, death, disability, a specified in-service distribution date or a change in control of the Company, in each case as elected by the participating employee in accordance with the terms of the Deferred Compensation Plan. Amounts payable under the Deferred Compensation Plan may be paid to the participating employee in either a lump-sum or in annual installments to be paid over a period of up to ten years, in each case as

Glaukos Corporation  |  2024 Proxy Statement  |  67

EXECUTIVE COMPENSATION

elected by the participating employee in accordance with the terms of the Deferred Compensation Plan. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the Deferred Compensation Plan, and subject to applicable law. No actual investments will be held in the participants’ accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code.

Potential Payments Upon Termination or Change in Control

We have entered into executive severance and change in control agreements with our senior management employees, including our four executive officers, Messrs. Burns, Gilliam, Thurman and Navratil.

Pursuant to the terms of the agreements, if any of these executive officers is terminated as a result of (i) an involuntary termination without “cause” or (ii) a resignation for “good reason” (each as defined in the executive severance and change in control agreements), then he will receive an amount equal to 18 months, in the case of Mr. Burns, or 12 months, in the case of Messrs. Gilliam, Thurman or Navratil, of the base salary amount in effect at the time of such termination, paid in a lump sum on the 60th day following the date of such termination. Additionally, each of Messrs. Burns, Gilliam, Thurman and Navratil (and their respective spouses and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 18-month anniversary of the date of such termination, with respect to Mr. Burns, or the 12-month anniversary, with respect to our other Named Executive Officers, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Mr. Burns will also vest in all equity and equity-based awards outstanding on the date of termination, and each of Messrs. Gilliam, Thurman and Navratil will vest in all equity and equity-based awards that would otherwise have vested during the 12 months following the date of such termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

If any of our Named Executive Officers is terminated as a result of (i) an involuntary termination without cause or (ii) a resignation for good reason, in either case within three months prior or 12 months following a “change in control” (as defined in the executive severance and change in control agreements), then he will receive an amount equal to the sum of (i) 24 months, in the case of Mr. Burns, or 18 months, in the case of the other Named Executive Officers, of the base salary amount in effect at the time of such termination, and (ii) 2 times, in the case of Mr. Burns, or 1.5 times, in the case of the other Named Executive Officers, of his target annual bonus for the year in which the change in control occurs, paid in a lump sum on the 60th day following the date of such termination. Each of the Named Executive Officers (and his spouse and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 24-month anniversary, in the case of Mr. Burns, or the 18-month anniversary, in the case of our other Named Executive Officers, of the date of such termination, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Each of Messrs. Burns, Gilliam, Thurman and Navratil will also vest in all equity and equity-based awards outstanding on the date of termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

For purposes of the agreements, “cause” means a finding that the executive has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information to persons not entitled to receive such information; (iii) engaged in conduct in connection with his employment that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company, including act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated our operating and ethics policies in any material way, including those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to him, after he has received notice of and failed to cure such negligence; or (vi) breached any material provision of any agreement between the executive and our Company, including any confidentiality agreement. “Good reason” means (i) a substantial and material diminution in the executive’s duties or responsibilities; (ii) a material reduction in his base salary; or (iii) the relocation of his principal place of employment to a location more than 50 miles from the prior location. “Change in control” means (i) the acquisition by a person or group of more than 50% of the voting power of our stock (other than a change resulting from the death of a stockholder or a transaction in which we become a subsidiary of another corporation and, following the transaction, our stockholders prior to the transaction will beneficially own shares entitling such stockholders to more than 50% of the voting power of the parent corporation); (ii) the majority of members of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) the consummation of (A) a merger or consolidation with another corporation where our stockholders, immediately prior to the transaction, will not beneficially own, immediately following the transaction, shares entitling such stockholders to more than 50% of the voting power of the surviving corporation; (B) a sale or disposition of all or substantially all of our assets; or (C) our liquidation or dissolution.

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EXECUTIVE COMPENSATION

In the event that any of our Named Executive Officers would be subject to the excise tax imposed by Section 4999 of the Code and the net after-tax benefit that he would receive by reducing such payments to the threshold level as determined by Section 280G of the Code is greater than the net after-tax benefit the executive would receive if the full amount of such payments were made, then such payments will be reduced so that such payments do not exceed the threshold level as determined by Section 280G of the Code.

The following table provides information concerning the potential termination or change in control payments that would be made to each of our Named Executive Officers under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payment to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2023. In the following table, we use the term “involuntary termination” to refer to a termination by us without cause or by the executive for good reason.

				Restricted
			Stock Option	Stock Unit	Continuation
	Salary	Bonus	Acceleration	Acceleration	of Healthcare
	Severance	Severance	Value	Value	Benefits	Total
	($)	($)	($)(1)	($)(1)	($)(2)	($)

Thomas W. Burns
Death or Disability	—	—	9,244,550	7,219,679	—	16,464,230
Involuntary Termination	1,147,500	—	9,244,550	7,219,679	34,352	17,646,081
Involuntary Termination in Connection with a Change in Control	1,530,000	1,530,000	9,244,550	7,219,679	45,802	19,570,032

Joseph E. Gilliam
Death or Disability	—	—	4,866,936	7,535,970	—	12,402,906
Involuntary Termination	530,250	—	831,015	3,939,312	13,574	5,314,152
Involuntary Termination in Connection with a Change in Control	795,375	556,763	4,866,936	7,535,970	20,361	13,775,405

Alex R. Thurman
Death or Disability	—	—	1,939,150	2,205,291	—	4,144,441
Involuntary Termination	401,500	—	354,990	779,081	22,901	1,558,473
Involuntary Termination in Connection with a Change in Control	602,250	361,350	1,939,150	2,205,291	34,352	5,142,393

Tomas Navratil
Death or Disability	—	—	21,355	5,344,669	—	5,366,024
Involuntary Termination	420,000	—	21,355	1,563,429	22,901	2,027,686
Involuntary Termination in Connection with a Change in Control	630,000	378,000	21,355	5,344,669	34,352	6,408,376

(1)	Based upon the closing price of our common stock ($79.49) on December 29, 2023, which was the last trading day in 2023. The reported value of the performance-based stock options and PRSUs in the case of death or disability or involuntary termination reflects accelerated vesting in the greater of 100% of the target or the amount actually earned to date.
(2)	The reported value of these continued medical and dental coverage benefits is an estimate based upon the monthly cost of such benefits to the Company as of December 31, 2023.

Employee Benefit and Stock Plans

Our stockholders and Board of Directors previously adopted the 2011 Stock Plan (the “2011 Plan”), the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”), the 2015 Employee Stock Purchase Plan (the “ESPP”), and the 401(k) Plan.

2011 Stock Plan

The 2011 Plan was approved and adopted by our Board of Directors on April 28, 2011, and was subsequently approved by our stockholders in July 2011. Upon the effective date of the 2015 Plan, our Board of Directors determined that no further awards would be granted under the 2011 Plan.

The option exercise price of each outstanding option granted pursuant to the 2011 Plan was determined by the Board of Directors and was not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options and, for nonqualified stock options granted prior to our initial public offering, no less than the per share exercise price required by applicable law. Certain options granted under the 2011 Plan vest at a rate of no less than 20% per year over a period of five consecutive years. The term of each option was fixed by the 2011 Plan administrator and

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EXECUTIVE COMPENSATION

may not exceed 10 years from the date of grant. Options granted under the 2011 Plan may be exercised prior to the vesting date. If exercised early, shares issued upon exercise are subject to repurchase by us if the option holder terminates his or her service prior to the vesting date.

In the event of a corporate transaction (including without limitation a “change of control,” as defined in the 2011 Plan), each outstanding option will be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the successor does not agree to assume the award or to substitute an equivalent option, in which case such option will terminate upon the consummation of the transaction.

The Board of Directors may amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

2015 Omnibus Incentive Compensation Plan

Please see proposal 2 above for a summary of the terms of the Restated Plan that will apply if stockholders approve proposal 2 above. We believe the Restated Plan includes many features that better align our equity compensation program with best practices (such as the removal of the evergreen feature contained in the Existing Plan and asking stockholders to approve a reduction, rather than increase, in the number of shares available under the Restated Plan for new award grants).

2015 Employee Stock Purchase Plan

The ESPP was approved and adopted by our Board of Directors on June 3, 2015, and was subsequently approved by our stockholders in June 2015.

The purpose of the ESPP is to retain and secure the services of our employees and employees of our designated affiliates, while providing incentives for such individuals to exert maximum efforts toward our success.

The number of shares available for issuance under the ESPP is subject to adjustment in the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, exchange of shares of our common stock, stock dividend or other change in our capital structure. The number of shares of our common stock reserved for issuance will automatically increase on the first day of each fiscal year, from January 1, 2016, by (i) 1% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by the administrator of the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

The ESPP will be administered by our Board of Directors or any committee or subcommittee designated by the board to administer the ESPP. The ESPP is implemented through a series of offerings of purchase rights to our eligible employees or eligible employees of any of our designated affiliates. Under the ESPP, we may specify offerings with duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering may have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors or the administrator of the ESPP, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Employees may have to satisfy one or more service requirements before participating in the ESPP, as determined by the administrator of the ESPP. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock (subject to any applicable discount to the purchase price), determined based on the fair market value per share of our common stock at the time such purchase right is granted, for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has, or has the right to acquire, voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

In the event of a merger or change in control, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within a specified period prior to such corporate transaction, and such purchase rights will terminate immediately. A change in control has the same meaning as such term in the 2015 Plan.

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EXECUTIVE COMPENSATION

The administrator of the ESPP has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We are permitted to make profit sharing contributions to eligible participants, but we have not made any such contributions to date. Beginning in 2017, the Company began contributing a $0.50 match for every $1.00 contributed by a participating employee up to 6% of their annual salary, with such Company contributions becoming vested when participating employees reach the 3-year anniversary from their date of hire, giving credit for past service. In the 2023 fiscal year, our matching contributions totaled approximately $2.9 million. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Foley, Dr. Kliman, and Ms. Torres served as members of our CNG Committee during all of fiscal 2023, and Mr. Stapley has served as a member of our CNG Committee since June 1, 2023. All members of the CNG Committee during fiscal 2023 were independent directors and none of them are current or former employees or officers of the Company or had any relationship with us during fiscal 2023 requiring disclosure of certain transactions with related persons under SEC rules. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or CNG Committee.

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CEO PAY RATIO

CEO PAY RATIO

We have designed our compensation plans to attract and retain top talent, align our employees with the goals and business strategy of our Company, and motivate our employees to perform in ways that enhance stockholder value. We are committed to internal pay equity, and the CNG Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The CNG Committee reviewed a comparison of our Chief Executive Officer’s annual total compensation in fiscal year 2023 to that of all other Company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our Chief Executive Officer in the “Summary Compensation Table” on page 63. Pay elements that were included in the annual total compensation for each employee are:

●	Base salary as of December 31, 2023, annualized for those employees who were hired or left the Company mid-year
●	Actual cash performance bonus and/or actual commissions paid in 2023
●	Value of actual equity awards granted in 2023 (either new hire grant or annual grant), calculated based on grant date fair value
●	Company matching contributions to employees’ 401(k) plan contribution

Our calculation includes all global employees on payroll as of December 31, 2023.  All salaries were converted to US dollars, using conversion rates as of December 31, 2023.

We identified our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees from lowest to highest, and (iii) identifying the median employee on that list.

The total annual compensation for fiscal year 2023 for our Chief Executive Officer was $8,654,684, and for the median employee was $165,720.  The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2023 is 52.2 to 1.

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PAY VS PERFORMANCE

PAY VS PERFORMANCE

					Value of Initial Fixed $100 Investment based on:			Company Selected Measure:

Year	Summary Compensation Table Total for CEO (b)	Compensation Actually Paid to CEO (c)	Average Summary Compensation Table Total for non-CEO Named Executive Officers (d)	Average Compensation Actually Paid to non-CEO Named Executive Officers (e)	Total Share- holder Return (f)	Peer Group Total Share- holder Return (g)	Net Income (in thousands) (h)	Net Sales (in thousands) (i)

2023	$8,654,684	$22,347,663	$3,035,069	$7,714,100	$145.93	$100.16	$(134,661)	$314,711
2022	$6,268,188	$5,463,353	$2,930,016	$2,377,340	$80.19	$102.25	$(99,195)	$282,862
2021	$7,260,144	$(172,505)	$2,196,905	$496,378	$81.59	$138.98	$(49,593)	$294,011
2020	$6,018,242	$11,765,591	$2,161,224	$4,764,939	$138.17	$131.41	$(120,348)	$224,959

Column (b). Reflects compensation amounts reported in the “Summary Compensation Table” for our Chairman and CEO, Thomas W. Burns, for the respective years shown.

Column (c). “Compensation actually paid” to our CEO in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (b) of the table above do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. For information regarding the decisions made by our CNG Committee in regards to the CEO’s compensation for each fiscal year, please see the Compensation Discussion & Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above.

CEO – Thomas W. Burns – Equity Award Adjustment
Year	2023	2022	2021	2020
Summary Compensation Table Total	$8,654,684	$6,268,188	$7,260,144	$6,018,242
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	$(7,879,784)	$(4,767,887)	$(5,299,920)	$(4,874,412)
(Minus): Change in Pension Value	$0	$0	$0	$0
Plus: Pension Service Cost and Associated Prior Service Cost	$0	$0	$0	$0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$13,186,556	$2,282,800	$2,055,461	$8,463,759
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$7,429,276	$329,529	$(4,156,192)	$1,958,656
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	$0	$0	$0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$956,931	$1,350,723	$(31,998)	$199,346
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0	$0	$0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$0	$0	$0	$0
Compensation Actually Paid	$22,347,663	$5,463,353	$(172,505)	$11,765,591

Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year end and as of the date of vest. Time-vested restricted share unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year end and as of each date of vest.

Column (d). The following non-CEO named executive officers are included in the average figures shown:

2020: Joseph E. Gilliam, Chris M. Calcaterra

2021: Joseph E. Gilliam, Chris M. Calcaterra

2022: Joseph E. Gilliam, Alex R. Thurman, Tomas Navratil, Chris M. Calcaterra

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PAY VS PERFORMANCE

2023: Joseph E. Gilliam, Alex R. Thurman, Tomas Navratil

Column (e). Average “compensation actually paid” for our non-CEO Named Executive Officers in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned by or paid to our non-CEO Named Executive Officers during the applicable year. For information regarding the decisions made by our CNG Committee in regards to the non-CEO Named Executive Officers’ compensation for each fiscal year, please the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above.

Non-CEO Equity Award Adjustment
Year	2023	2022	2021	2020
Summary Compensation Table Total	$3,035,069	$2,930,016	$2,196,905	$2,161,224
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	$(2,146,240)	$(2,362,978)	$(1,199,996)	$(1,595,473)
(Minus): Change in Pension Value	$0	$0	$0	$0
Plus: Pension Service Cost and Associated Prior Service Cost	$0	$0	$0	$0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$3,565,429	$1,477,439	$861,492	$3,347,859
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	$3,013,218	$61,800	$(1,490,771)	$801,226
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	$0	$0	$0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$246,624	$271,063	$128,748	$50,103
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0	$0	$0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$0	$0	$0	$0
Compensation Actually Paid	$7,714,100	$2,377,340	$496,378	$4,764,939

Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year end and as of the date of vest. Time-based restricted share unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year end and as of each date of vest. The aggregate change in actuarial present value of accumulated benefit under pension plans reflects the amount reported for the applicable year in the Summary Compensation Table.

Column (f). For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of Glaukos Corporation for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.

Column (g):  For the relevant fiscal year, represents the cumulative TSR of the S&P 600 Health Care Sector Index ("Peer Group TSR") for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.

Column (h): Reflects “Net Income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020.

Column (i): Company-selected Measure is annual “Net Sales” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020.

Relationship between Pay and Performance. Below are graphs showing the relationship of “compensation actually paid” to our CEO and other named executive officers in 2020, 2021, 2022 and 2023 to (1) TSR of both the Company and the S&P 600 Health Care Sector Index, (2) the Company’s net income and (3) the Company’s annual net sales.

“Compensation actually paid” (“CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement (as reflected in the significant decrease to 2021 CAP and the significant increase to 2023 CAP) and varying levels of projected and actual achievement of performance goals. For a discussion of how our CNG Committee assessed the Company’s performance and our Named Executive Officers’ pay

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PAY VS PERFORMANCE

each year, see “Compensation Discussion and Analysis” in this proxy statement and in the proxy statements for 2020, 2021 and 2022.

Financial Performance Measures. Listed below are the financial and non-financial performance measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our Named Executive Officers, for 2023, to Company performance.

● Net Sales:	Financial Measure
● Operating Expenses:	Financial Measure
● Pipeline Product Development:	Non-Financial Measure

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EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three equity compensation plans: the 2011 Plan, the Existing Plan and the ESPP.

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2023.

Number of shares of
	Number of shares	Weighted-	Common Stock remaining
	of Common	average exercise	available for future issuance
	Stock to be issued	price of	under equity compensation
	upon exercise of	outstanding	plans (excluding shares
Plan category	outstanding awards	options	reflected in the first column)
Equity compensation plans approved by stockholders	6,147,058 (1)	$37.26	13,619,145 (2)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	6,147,058	$37.26	13,619,145

(1)	Of these shares, 93,059 were subject to options then outstanding under the 2011 Plan, 3,635,979 were subject to options then outstanding under the Existing Plan and 1,271,450 shares were subject to outstanding RSUs under the Existing Plan. We no longer have the authority to grant awards under the 2011 Plan. These shares do not include any shares of common stock issuable under the ESPP. We issue shares under the ESPP once every six months based on employee elections in the preceding six months. Pursuant to the terms of the ESPP, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.
(2)	Represents 10,976,454 shares available for future issuance under the Existing Plan, and 2,642,691 shares available for future issuance under the ESPP. This table does not reflect the reduction in share limit by approximately 7,963,814 shares that will take effect if shareholders approve the Restated Plan. Shares available under the Existing Plan may be used for any type of award authorized in that plan, including stock options, stock appreciation rights, and full-value awards. The number of shares available for issuance under the Existing Plan will automatically increase on the first day of each fiscal year by (i) 5% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by our Board of Directors. However, if shareholders approve the Restated Plan, this evergreen feature will no longer apply and there will no automatic share increase beginning with the 2025 fiscal year. Similarly, the number of shares available for issuance under the ESPP will automatically increase on the first day of each fiscal year by (i) 1% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by the administrator of the ESPP.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 5, 2024, by:

●	each person who we know beneficially owns more than 5% of our common stock;
●	each of our directors;
●	each of our Named Executive Officers; and
●	all of our directors and executive officers as a group.

The information below is based on 50,188,369 shares of our common stock outstanding as of April 5, 2024.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 1, 2024, and RSUs that will vest within 60 days of April 5, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options or RSUs for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Amount of
	Beneficial	% of
	Ownership	Class
>5% Stockholders
BlackRock, Inc. (1)	7,894,315	15.7
FMR LLC (2)	5,893,983	11.7
The Vanguard Group (3)	5,236,738	10.4
Brown Capital Management, LLC (4)	2,697,794	5.4
Named Executive Officers and Directors
Thomas W. Burns (5)	2,500,131	4.9
Joseph E. Gilliam (6)	189,321	*
Alex R. Thurman (7)	146,513	*
Tomas Navratil (8)	35,777	*
Mark J. Foley (9)	88,220	*
David F. Hoffmeister (10)	99,631	*
Gilbert H. Kliman, M.D. (11)	79,725	*
Marc A. Stapley (12)	73,816	*
Denice M. Torres (13)	16,531	*
Aimee S. Weisner (14)	82,508	*
Leana S. Wen, M.D. (15)	16,531	*
All executive officers and directors as a group (11 persons total) (16)	3,328,704	6.4

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)	Beneficial ownership information for BlackRock, Inc. (“BlackRock”) is as of December 31, 2023 and is based on information contained in the Schedule 13G (Amendment No. 7) filed with the SEC on January 22, 2024 by BlackRock. Such form states that BlackRock has sole voting power over 7,805,217 of the shares listed in the table above and sole dispositive power over all of the shares listed in the table above. The address for such entity is 50 Hudson Yards, New York, New York 10001.
(2)	Beneficial ownership for FMR LLC (“FMR”) is as of December 29, 2023 and is based on information contained in the Schedule 13G (Amendment No. 1) filed with the SEC on February 9, 2024 by FMR. Such form states that Abigail P. Johnson, the Director, Chairman and Chief Executive Officer of FMR, and members of the Johnson family, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR as the predominant owners of the Series B voting common shares of FMR. Such filing states that FMR has sole voting power over 5,889,438 of the shares listed in the table above and sole dispositive power, along with Abigail P. Johnson, over all of the shares listed in the table above. The address for all such entities is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Beneficial ownership for The Vanguard Group (“Vanguard”) is as of December 29, 2023 and is based on information contained in the Schedule 13G/A (Amendment No. 2) filed with the SEC on February 13, 2024 by Vanguard. Such form states that Vanguard has shared voting power over 86,409 of the shares listed in the table above, sole dispositive power over 5,101,020 of the shares listed in the table above and shared dispositive power over 135,718 of the shares listed in the table above. The address for such entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Beneficial ownership information for Brown Capital Management, LLC (“Brown”) is as of December 31, 2023 and is based on information contained in the Schedule 13G (Amendment No. 7) filed with the SEC on February 14, 2024 by Brown. Such form states that Brown has sole voting power with respect to 1,835,076 of the shares listed in the table above, and sole dispositive power with respect to all of the shares listed in the table above. The form further states that the shares listed in the table above are owned by various investment advisory clients of Brown, which is deemed to be a beneficial owner of those shares due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. The address for such entity is 1201 N. Calvert Street, Baltimore, MD 21202.
(5)	Includes (i) 1,027,416 shares issuable upon the exercise of options held by Mr. Burns that are currently exercisable or exercisable within 60 days of April 5, 2024, (ii) 238,107 shares held by the Burns Annuity Trust, of which Mr. Burns is a beneficiary and co-Trustee, (iii) 120,000 shares held by the Burns Charitable Remainder Trust, of which Mr. Burns is a beneficiary and co-Trustee, (iv) 893,932 shares held by the Burns Family Trust, of which Mr. Burns is a beneficiary and co-Trustee, (v) 100,000 shares which are held by the Thomas W. Burns Irrevocable Trust, of which Mr. Burns is a beneficiary, and (vi) 100,000 shares held by the Janet M. Burns Irrevocable Trust, of which Mr. Burns is a trustee and Mr. Burns’ spouse is a beneficiary.
(6)	Includes 163,895 shares issuable upon the exercise of options held directly by Mr. Gilliam that are currently exercisable or exercisable within 60 days of April 5, 2024. The shares listed in the table above may not reflect the transfer of economic interest in certain of those shares by Mr. Gilliam to his former spouse pursuant to a domestic relations order, as previously reported by Mr. Gilliam in Forms 4 filed with the SEC on May 9, 2019, December 21, 2020, and April 5, 2022.
(7)	Includes 115,507 shares issuable upon the exercise of options held directly by Mr. Thurman that are currently exercisable or exercisable within 60 days of April 5, 2024.
(8)	Includes 10,702 shares issuable upon the exercise of options held by Mr. Navratil that are currently exercisable or exercisable within 60 days of April 5, 2024.
(9)	Includes (i) 55,000 shares issuable upon the exercise of options held directly by Mr. Foley that are currently exercisable or exercisable within 60 days of April 5, 2024 and (ii) 3,230 shares that will be delivered to Mr. Foley upon the vesting of RSUs within 60 days of April 5, 2024.
(10)	Includes (i) 65,000 shares issuable upon the exercise of options held directly by Mr. Hoffmeister that are currently exercisable or exercisable within 60 days of April 5, 2024, (ii) 3,230 shares that will be delivered to Mr. Hoffmeister upon the vesting of RSUs within 60 days of April 5, 2024, and 29,946 shares owned by Sentinel Point Partners, Inc., a corporation of which Mr. Hoffmeister is the sole shareholder. Includes RSUs that have vested but have not yet been delivered, or will not be delivered within 60 days of April 5, 2024, pursuant to an election by Mr. Hoffmeister to defer delivery of the underlying shares until the earlier of (a) the fifth (5th) anniversary of the grant date or (b) the date of Mr. Hoffmeister’s separation from Board service, pursuant to the Company’s director compensation program.
(11)	Includes (i) 50,000 shares issuable upon the exercise of options held directly by Dr. Kliman that are currently exercisable or exercisable within 60 days of April 5, 2024, and (ii) 3,230 shares that will be delivered to Dr. Kliman upon the vesting of RSUs within 60 days of April 5, 2024. Includes RSUs that have vested but have not yet been delivered, or will not be delivered within 60 days of April 5, 2024, pursuant to an election by Dr. Kliman to defer delivery of the underlying shares until the earlier of (a) the fifth (5th) anniversary of the grant date or (b) the date of Dr. Kliman’s separation from Board service, pursuant to the Company’s director compensation program.
(12)	Includes (i) 42,500 shares issuable upon the exercise of options held directly by Mr. Stapley that are currently exercisable or exercisable within 60 days of April 5, 2024 and (ii) 3,230 shares that will be delivered to Mr. Stapley upon the vesting of RSUs within 60 days of April 5, 2024. Includes RSUs that have vested but have not yet been delivered, or will not be delivered within 60 days of April 5, 2024, pursuant to an election by Mr. Stapley to defer delivery of the underlying shares until the earlier of (a) the fifth (5th) anniversary of the grant date or (b) the date of Mr. Stapley’s separation from Board service, pursuant to the Company’s director compensation program.
(13)	Includes 3,230 shares that will be delivered to Ms. Torres upon the vesting of RSUs within 60 days of April 5, 2024.
(14)	Includes (i) 15,000 shares over which Ms. Weisner shares voting and investment power and which are held by The Saeman-Weisner Family Trust, of which Ms. Weisner and her husband are co-trustees, (ii) 2,000 shares over which Ms. Weisner shares voting and investment power and which are held by The Weisner Saeman Family Irrevocable Trust, of which Mr. Weisner and her husband are co-trustees, (iii) 55,000 shares issuable upon the exercise of options held directly by Ms. Weisner that are currently exercisable or exercisable within 60 days of April 5, 2024, and (ii) 3,230 shares that will earned by Ms. Weisner upon the vesting of RSUs within 60 days of April 5, 2024. Includes RSUs that have vested but have not yet been delivered, or will not be delivered within 60 days of April 5, 2024, pursuant to an election by Ms. Weisner to defer delivery of the underlying shares until the earlier of (a) the fifth (5th) anniversary of the grant date or (b) the date of Ms. Weisner’s separation from Board service, pursuant to the Company’s director compensation program.
(15)	Includes 3,230 RSUs that will be earned by Dr. Wen upon the vesting of RSUs within 60 days of April 5, 2024. Includes RSUs that have vested but have not yet been delivered, or will not be delivered within 60 days of April 5, 2024, pursuant to an election by Dr. Wen to defer delivery of the underlying shares until the earlier of (a) the fifth (5th) anniversary of the grant date or (b) the date of Dr. Wen’s separation from Board service, pursuant to the Company’s director compensation program.
(16)	Includes 1,607,630 shares issuable upon the exercise of options (or the vesting of RSUs) held by the executive officers and directors that are currently exercisable or exercisable within 60 days of April 5, 2024.

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REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting process, audit process and internal controls. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee. A copy of this charter is available under “Corporate Governance” on our website at http://investors.glaukos.com.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2023, is engaged to perform an independent audit of our consolidated financial statements and effectiveness of internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon, and for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the PCAOB and the SEC with respect to required Communications with the Audit Committee. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s Communications with the Audit Committee Concerning Independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2023 Annual Report on Form 10-K for filing with the SEC. The Audit Committee also appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and is seeking ratification of such selection by the Company’s stockholders at the Annual Meeting.

AUDIT COMMITTEE

David F. Hoffmeister (Chairman)
Marc A. Stapley
Aimee S. Weisner Leana S. Wen, M.D.

March 13, 2024

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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PROPOSAL 5 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 5 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

☑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. We are not required to submit the appointment of Ernst & Young LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment of Ernst & Young LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

We expect one or more representatives of Ernst & Young LLP to participate in the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed to us for the fiscal years ended December 31, 2023 and 2022 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

	2023	2022
Audit Fees(1)	$2,218,750	$1,891,125
Audit-Related Fees(2)	5,000	7,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,223,750	$1,898,125

(1)	Audit Fees represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2023 and 2022, including attestation services relating to the report on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations, and for procedures performed with respect to registration statements.
(2)	Audit-Related Fees represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees, including review of our annual proxy statement in both 2022 and 2023, and subscription to Ernst & Young LLP’s online accounting research tool in 2022.

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PROPOSAL 5 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

The Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm; the term of the general pre-approval is 12 months from the date of approval, unless the Audit Committee specifically provides for a different period. If the Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by the Audit Committee.

The Audit Committee may delegate pre-approval authority to the Chairperson of the Audit Committee. The Chairperson must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. The annual audit services, engagement terms, and fees are subject to the specific pre-approval of the Audit Committee. All services performed and related fees billed by Ernst & Young LLP during fiscal 2023 and fiscal 2022 were pre-approved by the Audit Committee pursuant to regulations of the SEC and the foregoing pre-approval policies.

Additionally, Ernst & Young LLP complies with the audit partner engagement rules in the Sarbanes-Oxley Act by rotating their lead and concurring or review partners off of service for the Company at least every five years, with a minimum time-out of five years before resuming an audit partner role. The Company received a new lead partner in 2022.

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TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Related Person Transactions

We have adopted a written related person transactions policy, which sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined prior to the beginning of our last fiscal year, includes any executive officer, director or nominee to become director, and any holder of more than 5% of our common stock, including any immediate family members of such persons. Any related person transaction may only be consummated if approved or ratified by our Audit Committee in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee for review and approval. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to whether the terms of such transaction are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must abstain from voting on the approval of the transaction but may, if so requested, participate in some or all of the Board’s discussions of the transaction.

Certain Relations and Related Person Transactions

The son of Thomas W. Burns, our Chairman and CEO, is an employee of the Company and his 2023 compensation, consisting of base salary, bonus and target long-term incentive compensation equity grant, was approximately $160,000. Additionally, Mr. Burns’ daughter became an employee of the Company in 2024, and it is anticipated that her 2024 compensation, also consisting of base salary, bonus and target long-term incentive compensation equity grant, will be approximately $170,000. The Company was not a party to any other transactions since January 1, 2023 in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our common stock had or will have a direct or indirect material interest, other than compensation arrangements.

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DELINQUENT SECTION 16(a) REPORTS

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.

Based solely on a review of Forms 3, 4 and 5 reports electronically filed with the SEC during or with respect to the 2023 fiscal year by directors, officers and greater than 10% beneficial owners of our common stock, or written representations from reporting persons that all reportable transactions were reported and no Form 5 was required to be filed with respect to fiscal 2023, we believe that during our fiscal year ended December 31, 2023, our officers, directors and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a), with the exception of the following:

●	for Mr. Navratil, a Form 4 filed on January 30, 2023 to report shares withheld by the Company on January 11, 2023 with respect to tax withholding obligations of Mr. Navratil upon vesting and delivery of shares of common stock underlying restricted stock units previously granted by the Company;
●	for Mr. Burns, a Form 4 filed on September 12, 2023 to report the transfer of shares on July 10, 2023 from his direct ownership to the Burns Family Trust, of which Mr. Burns is a beneficiary and co-trustee, for estate planning purposes; and
●	for each of Messrs. Burns and Navratil, a Form 4 filed on December 12, 2023 to report shares withheld by the Company on November 10, 2023 with respect to tax withholding obligations of each of them upon vesting and delivery of shares of common stock underlying restricted stock units previously granted by the Company.

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PROPOSALS OF STOCKHOLDERS AND DIRECTOR NOMINATIONS FOR 2024 ANNUAL MEETING

PROPOSALS OF STOCKHOLDERS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement for our 2025 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than December 17, 2024 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. If we change the date of the 2025 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 annual meeting of stockholders.

Nominations of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2025 annual meeting of stockholders or wish to present a proposal at the 2025 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no later than March 2, 2025 (the 45th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting) nor earlier than January 31, 2025 (the 75th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting. Notwithstanding the foregoing, in the event that we change the date of the 2025 annual meeting of stockholders to a date that is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2025 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2025 annual meeting of stockholders or the tenth day following the day on which public announcement of the 2025 annual meeting of stockholders is made.

Our Bylaws require that a stockholder notice must provide certain information concerning the proponent of the proposal, the nominee, and the proposal, as applicable. In accordance with our Bylaws, the foregoing deadline and informational requirements set forth in Section 2.4 of our Bylaws are also intended to apply to and satisfy the notice and information requirements set forth in Rule 14a-19 under the Exchange Act, including paragraph (b) thereunder, with respect to notice by a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 annual meeting. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.4 of our Bylaws, including providing the information required to be included in a notice required by paragraph (b) of Rule 14a-19 of the Exchange Act if a stockholder intends to nominate any person(s) for election to our Board, will not be acted upon at the 2025 annual meeting of stockholders.

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OTHER MATTERS

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095.

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ANNUAL REPORT TO STOCKHOLDERS

ANNUAL REPORT TO STOCKHOLDERS

Our 2023 Annual Report has been posted on our corporate website at http://investors.glaukos.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability, instructions on how to request a printed copy of our proxy materials and 2023 Annual Report are included in the Notice of Internet Availability. Stockholders receiving a printed copy of this Proxy Statement have also received a copy of our 2023 Annual Report. We will provide, without charge, a copy of our 2023 Annual Report for the fiscal year ended December 31, 2023 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to our Secretary the following address:

One Glaukos Way

Aliso Viejo, California 92656

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VIRTUAL ANNUAL MEETING

VIRTUAL ANNUAL MEETING

Why are you holding a Virtual Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/GKOS2024. Our Board annually considers the appropriate format of our annual meeting. The virtual meeting will allow our stockholders to attend and participate from any location around the world. We believe this format will enhance stockholder access and encourage participation and communication with our Board of Directors and management.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What are the benefits of a Virtual Annual Meeting?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

How do I attend the Virtual Annual Meeting?

You will need the control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet are posted at www.virtualshareholdermeeting.com/GKOS2024. If you do not have your control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal.

How will my questions be addressed at the Virtual Annual Meeting?

Our virtual Annual Meeting allows stockholders to submit questions and comments during the 15 minutes before the meeting and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at www.investors.glaukos.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a printed copy of this Proxy Statement and our 2023 Annual Report, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice of Internet Availability to the beneficial owners. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2023 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice of Internet Availability or a copy of the proxy materials by email will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice of Internet Availability to our stockholders and, for stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2023 Annual Report, on or about April 16, 2024.

What items of business will be voted on at the Virtual Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1.	The election of three Class III director nominees named in this Proxy Statement to serve until our 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified (“Proposal 1”);
2.	The approval of the Glaukos Corporation Amended and Restated 2015 Omnibus Incentive Compensation Plan (“Proposal 2”);
3.	The approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our Named Executive Officers (“Proposal 3”);
4.	The approval, on an advisory basis, of the compensation of our Named Executive Officers (“Proposal 4”); and
5.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024 (“Proposal 5”).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

1.	“FOR ALL” of the following director nominees named in this Proxy Statement to be elected to the Board of Directors: Thomas W. Burns, Marc A. Stapley and Dr. Leana S. Wen;
2.	“FOR” the approval of the Glaukos Corporation Amended and Restated 2015 Omnibus Incentive Compensation Plan;
3.	“ONE YEAR” for the approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our Named Executive Officers;
4.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers; and
5.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Who is entitled to vote?

Only stockholders of record at the close of business on April 5, 2024 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 50,188,369 shares of our common stock outstanding and entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting.

What is the difference between a “beneficial owner” and a “stockholder of record”?

Whether you are a “beneficial owner” or a “stockholder of record” with respect to your shares depends on how you hold your shares:

●	Beneficial Owners. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.
●	Stockholders of Record. If you hold shares directly in your name with our stock transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by the Company.

How do I vote and what are the voting deadlines?

●	Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability or voting instruction form from the broker, bank or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability or voting instruction form in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee. You may also vote your shares while participating in the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GKOS2024.
●	Stockholders of Record. If you are a stockholder of record, there are several ways to direct how your shares are voted at the Annual Meeting.

Via the Internet. You may submit a proxy over the Internet at www.proxyvote.com 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 29, 2024.

By Telephone. You may submit a proxy using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 29, 2024.

By Mail. If you received printed proxy materials, you may direct how your shares are voted at the Annual Meeting by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 29, 2024 to be voted at the Annual Meeting.

During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GKOS2024.

If you submit a proxy via the Internet or by telephone, your voting instructions authorize the proxy holders in the same manner as if you signed, dated, and returned your proxy card. If you submit a proxy via the Internet or by telephone, you do not need to return your proxy card.

Can I revoke or change my vote after I submitted my proxy?

●	Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for revoking or changing your vote.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

●	Stockholders of Record. If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:
●	signing and returning a new proxy card with a later date;
●	submitting a later-dated vote by telephone or via the Internet – only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 29, 2024, will be counted;
●	participating in the Annual Meeting live via the Internet and voting your shares electronically at the Annual Meeting; or
●	delivering a written revocation to our Corporate Secretary at the address above to be received before the voting at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock issued and outstanding on the Record Date and entitled to vote at the Annual Meeting, present or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, our Bylaws provide that the Annual Meeting may be adjourned by the chairperson of the meeting or by stockholders entitled to vote at the Annual Meeting, present or represented by proxy.

What vote is required to approve each of the proposals?

Each share of our common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, the three director nominees receiving the highest number of affirmative votes will be elected as Class III directors to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified.

For purposes of Proposal 2 (approval of the amendment and restatement of the Glaukos Corporation Amended and Restated 2015 Omnibus Incentive Compensation Plan), Proposal 4 (advisory approval of named executive officer compensation) and Proposal 5 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Approval of each of these proposals requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

For purposes of Proposal 3 (advisory approval of the frequency of future advisory votes on named executive officer compensation), you may vote ONE YEAR, TWO YEARS or THREE YEARS. In accordance with our Bylaws, approval by the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting is required to approve a preferred frequency option. However, if no frequency option receives the foregoing majority approval at the Annual Meeting, our Board will consider the option receiving the highest number of votes as the preferred frequency option of our stockholders.

Please be aware that each of Proposals 3, 4 and 5 are advisory only and are not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the advisory vote by stockholders.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voted “WITHHOLD” will not be counted in determining the outcome of a director nominee’s election. Abstentions with respect to any other proposal at the Annual Meeting will have the same effect as a vote “AGAINST” the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 5 (ratification of Ernst & Young LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine.

Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 5, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be voted on Proposal 5 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals and will not be counted in determining the outcome of those items.

Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability, this Proxy Statement and form of proxy and the 2023 Annual Report, the cost of making such materials available on the internet and the cost of soliciting proxies and holding our virtual meeting of stockholders will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. We have also retained Alliance Advisors to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $40,000 plus an amount to cover expenses. In addition, we have agreed to indemnify Alliance Advisors against certain liabilities arising out of or in connection with the engagement.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

APPENDIX A

GLAUKOS CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

1.PURPOSE OF PLAN

The purpose of this Amended and Restated 2015 Omnibus Incentive Compensation Plan (this “Plan”) of Glaukos Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

2.ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2

Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

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(b)

grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);
(d)

construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
(f)

accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

(g)

adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)

determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and
(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
3.3

Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

3.4

Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5

Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1

Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2

Aggregate Share Limit. Subject to adjustments under Section 7 and the share counting provisions in Section 4.4, as of the Amendment Date, the maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is (A) Four Million Seven Hundred Thousand (4,700,000) shares of Common Stock, plus (B) any shares of Common Stock subject to awards previously granted under this Plan that remain outstanding as of the Amendment Date (with any such outstanding awards subject to performance-based vesting conditions counted at the target performance level), plus (C) any shares of Common Stock subject to stock options or similar awards granted under the Corporation’s 2011 Stock Plan (the “2011 Plan”) that expire or otherwise terminate without having been exercised in full, plus (D) and shares of Common Stock issued pursuant to awards granted under the 2011 Plan that are forfeited to or repurchased by the Corporation (including, for the avoidance of doubt, all shares of Common Stock subject to awards granted under the 2011 Plan that are added to the Share Limit under Section 4.4).

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.
(a)	The maximum number of shares of Common Stock that may be delivered after the Amendment Date pursuant to options qualified as incentive stock options granted under this Plan is 4,700,000 shares.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

(b)

Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan and the total cash compensation during that same calendar year to that individual in his or her capacity as a non-employee director, is $750,000; provided that this limit is $1,000,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.3(b), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:
(a)

Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)

Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 15,000 shares shall be counted against the Share Limit with respect to such exercise and the 85,000 shares not issued shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.)

(c)

Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy any applicable tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any restricted stock or unit award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy any applicable tax withholding obligations related to any restricted stock or unit granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(d)

In addition, shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award granted under the 2011 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy any applicable tax withholding obligations related to any award granted under the 2011 Plan, shall be available for new awards under this Plan.

(e)

To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

(f)

In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit).

(g)	The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Sections 7 and 8.10.

4.5

No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.AWARDS

5.1

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. Except as provided in Section 8.10, the per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4. In the absence of a specified time in the award agreement, and subject to earlier termination on the normal option expiration date, (1) options will remain exercisable for 90 days following a participant’s termination of employment for reasons other than the participant’s death or disability, and (2) options will remain exercisable for 12 months following a participant’s termination of employment for death or disability.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

5.1.2Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which, except as provided in Section 8.10, base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, performance stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

5.2

Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3

Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

5.4

Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)	services rendered by the recipient of such award;
(b)	cash, check payable to the order of the Corporation, or electronic funds transfer;
(c)	notice and third party payment in such manner as may be authorized by the Administrator;
(d)	the delivery of previously owned shares of Common Stock;
(e)	by a reduction in the number of shares otherwise deliverable pursuant to the award; or
(f)

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.5

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange on the last day preceding the date in question on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on an established securities exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6	Transfer Restrictions.

5.6.1Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

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5.6.3Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award);
(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator;
(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or
(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.7

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1

General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. For participants who are an employee of the Corporation or one of its Subsidiaries, a member of the Board, or provide other services to the Corporation or one of its Subsidiaries (collectively, “Service Providers”), the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (a) medical leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3

Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

7.ADJUSTMENTS; ACCELERATION

7.1	Adjustments.
(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)

Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions – Assumption and Termination of Awards.
(a)

Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any Change in Control, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

(c)

Notwithstanding anything in this Section 7.2 to the contrary, or as otherwise provided in an award agreement, in the event of an Involuntary Termination of a participant on or within twelve (12) months following a Change in Control, each then-outstanding option and SAR held by the participant shall become fully vested, all then-outstanding shares of restricted stock held by the participant shall fully vest free of restrictions, and each other then-outstanding award held by the participant shall become payable (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level).

(i)

“Cause” means, except to the extent defined in any other agreement between the participant and the Corporation, a finding by the Board that the participant has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information of the Corporation to persons not entitled to receive such information; (iii) engaged in conduct in connection with participant’s employment or service to the Corporation, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Corporation, including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated the operating and ethics policies of the Corporation in any material way, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to the participant by the Corporation, after the participant has received notice of and failed to cure such negligence; or (vi) breached any material provision of any agreement between participant and the Corporation, including, without limitation, any confidentiality agreement.

(ii)	“Change in Control” means the consummation of any of the following events:
(A)

Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the voting power of the then outstanding securities of the Corporation; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Corporation becomes a subsidiary of another corporation and in which the shareholders of the Corporation, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(B)

A change in the effective control of the Corporation which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(C)

The consummation of (A) a merger or consolidation of the Corporation with another corporation where the shareholders of the Corporation, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (B) a sale or other disposition of all or substantially all of the assets of the Corporation; or (C) a liquidation or dissolution of the Corporation.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

(iii)

“Good Reason” means, except to the extent defined in any other agreement between the participant and the Corporation, without the participant’s consent, (i) a substantial and material diminution in the participant’s duties or responsibilities; (ii) a material reduction in base salary; or (iii) a relocation of the participant’s principal work location to a location that is more than 50 miles from the prior location. The participant may terminate his or her employment or service for Good Reason by providing the Corporation with thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Corporation within ninety (90) days of the occurrence of such event. During such thirty (30)-day notice period, the Corporation shall have a cure right (if curable), and if not cured within such period, the participant’s termination will be effective upon the expiration of such cure period.

(iv)

“Involuntary Termination” means the termination of a participant by reason of: (i) the participant’s involuntary dismissal or discharge by the Corporation, or by the acquiring or successor entity (or a direct or indirect parent or subsidiary of such successor) for reasons other than Cause; or (ii) the participant’s voluntary resignation for Good Reason.

(d)

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

(g)

The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.OTHER PROVISIONS

8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2

No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5

Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)

The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)

The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

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APPENDIX A - AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

(c)

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1Effective Date. This Plan was originally effective as of June 3, 2015 (the “Effective Date”). The amended version of this Plan was adopted by the Board on March 14, 2024 and shall become effective on the date that it is approved by the Corporation’s stockholders (the “Amendment Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Amendment Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Amendment Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

8.6.5Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

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8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13

Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14

Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

A-14  |  2024 Proxy Statement  |  Glaukos Corporation

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000643210_1 R1.0.0.6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Thomas W. Burns 02) Leana S. Wen, M.D. 03) Marc A. Stapley GLAUKOS CORPORATION ONE GLAUKOS WAY ALISO VIEJO, CA 92656 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GKOS2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. Approval of the Glaukos Corporation Amended and Restated 2015 Omnibus Incentive Compensation Plan. The Board of Directors recommends you vote 1 YEAR on proposal 3. 1 year 2 years 3 years Abstain 3. Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain 4. Approval, on an advisory basis, of the compensation of the Company's named executive officers. For Against Abstain 5. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000643210_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com GLAUKOS CORPORATION Annual Meeting of Stockholders May 30, 2024 9:00 AM, Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Alex R. Thurman and Robert L. Davis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of GLAUKOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on May 30, 2024, via the Internet at www.virtualshareholdermeeting.com/GKOS2024, and any adjournment or postponement thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY. Continued and to be signed on reverse side